Exhibit 10.15

LOAN AND SECURITY AGREEMENT

between

BUZZFEED, INC.,

as Administrative Borrower,

BUZZFEED FC, INC., BF ACQUISITION HOLDING CORP., BUZZFEED MOTION
PICTURES, INC., ET ACQUISITION SUB, INC., ET HOLDINGS ACQUISITION CORP.,
LEXLAND STUDIOS, INC., and PRODUCT LABS, INC.,

as Borrower,

the Guarantors named herein,

and

WHITE OAK COMMERCIAL FINANCE, LLC,

as Administrative Agent, Swing Lender and Lender

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

Dated as of December 30, 2020

i

SCHEDULES

Schedule 6.1(a)	Foreign Jurisdictions
Schedule 6.1(b)	Locations of Collateral and Real Property
Schedule 6.1(f)	Consents and Authorizations
Schedule 6.1(g)	Ownership; Subsidiaries
Schedule 6.1(i)	Financial Data
Schedule 6.1(k)	Joint Ventures and Partnerships
Schedule 6.1(l)	Organizational and Trade Names
Schedule 6.1(n)	Broker’s Fees
Schedule 6.1(r)	Judgments; Litigation
Schedule 6.1(x)	ERISA Plans
Schedule 6.1(y)	Intellectual Property
Schedule 6.1(z)	Labor Contracts
Schedule 6.1(dd)	Material Contracts
Schedule 6.1(gg)	Affiliate Transactions
Schedule 7.2(a)	Existing Indebtedness
Schedule 7.2(i)	Existing Liens
Schedule 7.2(k)	Existing Investments

EXHIBITS

Exhibit S-4.1(e)	Compliance Certificate
Exhibit 2.3(a)	Notice of Borrowing
Exhibit 2.12(b)	Letter of Credit Request

LOAN AND SECURITY AGREEMENT

LOAN AND SECURITY AGREEMENT, dated as of December 30, 2020, between BUZZFEED, INC., a Delaware corporation (“Administrative Borrower”), BUZZFEED FC, INC., a Delaware corporation (“BuzzFeed FC”), BF ACQUISITION HOLDING CORP., a Delaware corporation (“BF Acquisition Holding”), BUZZFEED MOTION PICTURES, INC., a Delaware corporation (“BuzzFeed Motion Pictures”), ET ACQUISITION SUB, INC., a Delaware corporation (“ET Acquisition Sub”), ET HOLDINGS ACQUISITION CORP., a Delaware corporation (“ET Holdings”), LEXLAND STUDIOS, INC., a Delaware corporation (“Lexland Studios”), and PRODUCT LABS, INC., a Delaware corporation (“Product Labs”, and together with Administrative Borrower, BuzzFeed FC, BF Acquisition Holding, BuzzFeed Motion Pictures, ET Acquisition Sub, ET Holdings, and Lexland Studios, on a joint and several basis, “Borrower”, and any reference to “Borrower” hereunder shall be deemed a reference to each of the foregoing Borrowers), the Guarantors named herein, the lenders from time to time party hereto (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter collectively as the “Lenders” and each as a “Lender”) and WHITE OAK COMMERCIAL FINANCE, LLC, a Delaware limited liability company (together with its permitted successors and assigns, in its individual capacity, “White Oak”), as administrative and collateral agent (in such capacity, and including its successors and permitted assigns in such capacity, the “Administrative Agent”) for the Lender Parties (as hereinafter defined) and as Swing Lender (as such term is hereinafter defined).

W I T N E S S E T H :

WHEREAS, the Borrower wishes to obtain a revolving credit facility;

WHEREAS, each Guarantor is willing to guaranty all of the obligations of the Borrower to the Administrative Agent and the Lenders under the Loan Documents and to grant to the Administrative Agent, for the benefit of itself and the Lenders, a security interest in all real and personal property of such Guarantor to secure such guaranty; and

WHEREAS, upon the terms and subject to the conditions set forth herein, the Lenders are willing to make loans and other extensions of credit to the Borrower in an aggregate amount not to exceed Fifty Million Dollars ($50,000,000);

NOW, THEREFORE, the Borrower, the Guarantors, Administrative Agent and the Lenders hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1.General Definitions.  As used herein, the following terms shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” has the meaning given to such term in the preamble hereto.

“Administrative Agent Account” means Wells Fargo Bank, N.A. account number 2090000511099, ABA number 121000248, or such other account as Administrative Agent may from time to time specify to Administrative Borrower in writing.

“Administrative Agent’s Liens” means Liens granted (or purported to be granted) by the Borrower and the Guarantors in favor of Administrative Agent, for the benefit of Lenders, pursuant to this Agreement or any of the other Loan Documents.

“Administrative Borrower” means Buzzfeed, Inc. in its capacity as such hereunder.

“Advance” means an advance made under a Loan.

“Advertising Agencies” any advertising agency listed on an insertion order under which the Borrower or its Subsidiaries will deliver advertisements provided by such advertising agency on behalf of an advertiser.

“Affiliate” means, as to any Person, any other Person who directly or indirectly controls, is under common control with, is controlled by or is a director, officer, manager or general partner of such Person.  As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” means this Loan and Security Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Margin” means for any day the per annum percentage set forth below when the Average Utilization for such month is as follows:

Average Utilization	Applicable Margin
greater than 85%	3.75%
greater than 50% but less than 85%	4.00%
less than 50%	4.25%

“Auditors” means a firm of independent public accountants selected by the Borrower and reasonably satisfactory to the Administrative Agent.

“Availability Reserve” means an amount equal to the sum of: (a) such reserve which Administrative Agent may establish from time to time pursuant to the express terms of this Agreement plus (b) such other reserves as Administrative Agent deems appropriate in the exercise of its Permitted Discretion.

“Average Utilization” means the amount of the average monthly outstanding Advances plus undrawn Letters of Credit, divided by the Maximum Amount.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as that title may be amended from time to time, or any successor statute.

“Borrowing” has the meaning specified in Section 2.3(a).

“Borrowing Base” has the meaning specified in Section 1.2 of the Schedule.

“Borrowing Base Certificate” has the meaning specified in Section 4.1(f) of the Schedule.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York are required or permitted by law to close.  When used in connection with any LIBOR Rate Advance, a Business Day shall also exclude any day on which commercial banks are not open for dealings in Dollar deposits in the London interbank market.

“Business Plan” means a business plan of the Borrower and its Subsidiaries, consisting of consolidated and consolidating projected balance sheets, related cash flow statements and related profit and loss statements, and availability forecasts, together with appropriate supporting details and a statement of the underlying assumptions, which covers a one-year period and which is prepared on a monthly basis.

“Capitalized Lease Obligations” means, subject to Section 1.2, any rental obligation which, under GAAP, is or will be required to be capitalized on the books of the lessee, taken at the amount thereof accounted for as Indebtedness (net of Interest Expense) in accordance with GAAP.

“Cash Equivalents” means (i) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (ii) certificates of deposit with maturities of not more than one year from the date acquired, issued by any U.S. federal or state chartered commercial bank of recognized standing which has capital and unimpaired surplus in excess of $500,000,000; or (C) any bank or its holding company that has a short-term commercial paper rating of at least A-1 or the equivalent by Standard & Poor’s Ratings Services or at least P-1 or the equivalent by Moody’s Investors Service, Inc.; (iii) repurchase agreements and reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (i) above and entered into only with commercial banks having the qualifications described in clause (ii) above or such other financial institutions with a short-term commercial paper rating of at least A-1 or the equivalent by Standard & Poor’s Ratings Services or at least P-1 or the equivalent by Moody’s Investors Service, Inc.; (iv) commercial paper issued by any Person incorporated under the laws of the United States of America or any state thereof and rated at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., in each case with maturities of not more than one year from the date acquired; (v) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $500,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (i) through (iv) above; (vi) such other investments similar to those described in clauses (i) through (v) above in liquid assets that are permitted pursuant to Administrative Borrower’s investment policy as approved by the Administrative Borrower’s board of directors; and (vii) other short term liquid investments approved in writing by the Administrative Agent.

“Closing Date” means December 30, 2020.

“Code” has the meaning specified in Section 1.3.

“Collateral” means and includes:

(a)	all cash, money and deposit accounts (other than Excluded Accounts);
(b)	all Receivables;
(c)

all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Loan Party or in which any Loan Party has an interest), computer programs, tapes, disks and documents relating to (a) and (b) above;

(d)	all negotiable instruments and other instruments for the payment of money, chattel paper, payment intangibles, supporting obligations and security agreements, relating to (a) and (b) above;
(e)

all proceeds and products of (a), (b), (c) and (d) in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, and insurance proceeds arising therefrom.

Notwithstanding the above, Collateral shall not include any Excluded Assets.

“Collateral Access Agreement” means a landlord waiver, mortgagee waiver, bailee letter or similar acknowledgment of any lessor, warehouseman, processor, or other service provider in possession of any Collateral or on whose property any Collateral is located in form and substance acceptable to Administrative Agent.

“Collateralization” and “Collateralize” each means, with respect to any Letter of Credit, the deposit by the Borrower in a cash collateral account established and controlled by or on behalf of the Administrative Agent of an amount equal to 110% of the undrawn amount of such Letter of Credit.

“Collection Account” has the meaning specified in Section 2.7.

“Collections” means all cash, funds, checks, notes, instruments, any other form of remittance tendered by account debtors in respect of payment of Receivables of the Borrower and any other payments received by the Loan Parties with respect to any Collateral.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans to Borrower pursuant to the terms hereof in an aggregate amount not exceeding the amount set forth for such Lender in Section 6 of the Schedule, as such amount may be modified from time to time pursuant to the terms hereof; provided, that no Lender’s Commitment to make Loans shall exceed such Lender’s Percentage Share of the Maximum Amount.

“Compliance Certificate” has the meaning specified in Section 4.1(e) of the Schedule.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” means any direct, indirect, contingent or non-contingent guaranty or obligation for the Indebtedness of another Person, except endorsements in the ordinary course of business.

“Control Agreement” means a control agreement, in form and substance satisfactory to the Agent, among the Borrower or one of its Subsidiaries, the Agent and the applicable depository bank with respect to the Specified Bank Accounts.

“Default” means any of the events specified in Section 9.1, whether or not any of the requirements for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Defaulting Lender” means any Lender that fails to make any advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

“Defaulting Lender Rate” means the interest rate then applicable to Loans.

“Dilution Percent” means the percent, determined on a trailing three-month basis, equal to (a) journal entry adjustments, rebates, bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Receivables (but excluding any rebates, discounts, promotions, campaign extensions, makegoods, credit memos or other dilutive items that do not modify the invoiced amounts originally reported to Administrative Agent) divided by (b) the invoiced amounts originally reported to Administrative Agent.

“Dollars” and the sign “$” means freely transferable lawful currency of the United States of America.

“Domestic Subsidiary” means each Subsidiary of a Loan Party that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Electronic Systems” shall have the meaning ascribed thereto in Section 6.1(jj) hereof.

“Eligible Agency Receivables” means Eligible Receivables that are due and owing from (i) Specified Advertising Agencies or (ii) such other Advertising Agencies acceptable to the Administrative Agent in its Permitted Discretion.

“Eligible Investment Grade Receivables” means Eligible Receivables that are:

(i)due and owing from Persons who are rated no less than BBB by Standard & Poor’s or Baa3 by Moody’s; and

(ii)either (A) outstanding less than one hundred twenty (120) days past the date of the original invoice therefor; or (B)outstanding one hundred twenty (120) days or more, but less than one hundred fifty (150) days past the date of the original invoice therefor in an amount not to exceed Three Million Dollars ($3,000,000).

“Eligible Non-Investment Grade Receivables” means Eligible Receivables that are:

(i)due and owing from Persons who are rated less than BBB by Standard & Poor’s or Baa3 by Moody’s; and

(ii)either (A) outstanding less than ninety (90) days past the date of the original invoice therefor; or (B)Eligible Agency Receivables outstanding ninety (90) days or more, but less than one hundred twenty (120) days past the date of the original invoice therefor in an amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000).

“Eligible Receivables” means and includes only those unpaid Ordinary Course Receivables, without duplication, which (i) arise out of a bona fide sale of goods or rendition of services of the kind ordinarily sold or rendered by the Borrower in the ordinary course of its business on terms acceptable to Administrative Agent in its sole discretion, (ii) are made to a Person competent to contract therefor who is not an Affiliate or an employee of the Borrower and is not controlled by an Affiliate of the Borrower, (iii) are not subject to renegotiation or redating, (iv) are free and clear of any Lien in favor of any Person other than Liens in favor of the Administrative Agent, for the benefit of itself and the Lenders, and Liens permitted under Section 7.2(i) and (v) mature as stated in the invoice or other supporting data covering such sale or services.  No Receivable (i) of any entity joining this Agreement as a Borrower pursuant to Section 7.1(s), (ii) attributable to a contract entered into by such entity joining this Agreement but invoiced by an existing Borrower, or (iii) otherwise acquired through a Permitted Acquisition, shall be an Eligible Receivable unless the Administrative Agent shall have conducted an audit and field examination of the invoicing procedures and processes and the resulting Receivables, the results of which shall be satisfactory to the Administrative Agent.  No Receivable of the Borrower shall be an Eligible Receivable (i) unless the Administrative Agent, for the benefit of itself and the Lenders, has a perfected first priority Lien thereon or (ii) unless the delivery of the goods or the rendition of the services giving rise to such Receivable has been completed.  The Administrative Agent may treat any Receivable as ineligible if:

(a)any warranty contained in this Agreement or in any other Loan Document with respect to such Receivable or in any assignment or statement of warranties or representations relating to such Receivable delivered by the Borrower to the Administrative Agent has been breached or is untrue in any material respect or the Borrower is not in compliance with all applicable laws with respect to such Receivable; or

(b)the account debtor or any Affiliate of the account debtor has disputed liability, has or has asserted a right of setoff or has made any claim with respect to any other Receivable due from such account debtor or Affiliate to the Borrower, to the extent of the amount of such dispute or claim, or the amount of such actual or asserted right of setoff, as the case may be; or

(c)the account debtor or any of its assets or any Affiliate of the account debtor or any of its assets is the subject of an Insolvency Event or, in the sole discretion of the Administrative Agent, is likely to become the subject of an Insolvency Event, unless such account debtor or Affiliate has been provided with a debtor in possession credit facility pursuant to Section 364 of the Bankruptcy Code or a similar arrangement reasonably acceptable to the Administrative Agent; or

(d)the account debtor or any Affiliate of the account debtor has called a meeting of its creditors to obtain any general financial accommodation; or

(e)the account debtor is also a supplier to or creditor of the Borrower, to the extent of the aggregate amount owed by the Borrower to the account debtor; or

(f)the sale or rendition of services is to an account debtor outside the United States of America or Canada, unless it is on letter of credit, banker’s acceptance or other terms acceptable to the Administrative Agent; or

(g)Fifty percent (50%) or more of the aggregate balance of the accounts of any account debtor and its Affiliates to the Borrower for (I) accounts due and owing from Persons who are rated no less than BBB by Standard & Poor’s or Baa3 by Moody’s are unpaid more than one hundred twenty (120) days, plus (II) accounts due and owing from Persons who are rated less than BBB by Standard & Poor’s or Baa3 by Moody’s are unpaid more than ninety (90) days past the date of the original invoices therefor; or

(h)the account debtor is the United States of America or any department, agency or instrumentality thereof, unless the Borrower assigns its right to payment under such Receivable to the Administrative Agent, for the benefit of itself and the Lenders, as collateral hereunder in full compliance with (including, without limitation, the filing of a written notice of the assignment and a copy of the assignment with, and receipt of acknowledgment thereof by, the appropriate contracting and disbursing offices pursuant to) the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727; 41 U.S.C. § 15); or

(i)it is evidenced by chattel paper or an instrument of any kind unless such instrument is duly endorsed to and in Administrative Agent’s possession; or

(j)the Borrower is unable to bring suit and enforce its remedies against the account debtor or through judicial process; or

(k)the Administrative Agent is not satisfied with the creditworthiness of the account debtor; or

(l)the account debtor or any Affiliate of the account debtor is not a Sanctioned Person; or

(m)it is owing by an account debtor to the extent the aggregate amount of Receivables owing from such account debtor and its Affiliates to the Borrower exceeds twenty five percent (25%) of the aggregate amount of Eligible Receivables; or

(n)it arises out of a sale made or services rendered by Borrower to an Affiliate of Borrower or to a Person controlled by an Affiliate of Borrower; or

(o)it arises out of a sale made on a bill-and-hold, guaranteed sale, sale on approval, consignment or any other repurchase or return basis; or

(p)it arises from COD or credit card sales or consists of finance charges; or

(q)the Administrative Agent believes, in its Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the account debtor’s inability or unwillingness to pay.

“Environmental Laws” means all federal, state and local statutes, laws (including common or case law), rulings, regulations or governmental, administrative or judicial policies, directives, orders or interpretations applicable to the business or property of a Person relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.

“Equipment” means all machinery, equipment, furniture, fixtures, leasehold improvements, conveyors, tools, materials, storage and handling equipment, hydraulic presses, cutting equipment, computer equipment and hardware, including central processing units, terminals, drives, memory units, embedded computer programs and supporting information, printers, keyboards, screens, peripherals and input or output devices, molds, dies, stamps, and other equipment of every kind and nature and wherever situated now or hereafter owned by a Person or in which a Person may have any interest as lessee or otherwise (to the extent of such interest), together with all additions and accessions thereto, all replacements and all accessories and parts therefor, all manuals, blueprints, know-how, warranties and records in connection therewith and all rights against suppliers, warrantors, manufacturers, and sellers or others in connection therewith, together with all substitutes for any of the foregoing.

“Equity Interests” of any Person means any and all shares, rights to purchase, options, warrants, general or limited partnership interests, limited liability company or member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission (or any successor thereto) under the Securities Exchange Act of 1934, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1000 et seq., amendments thereto, successor statutes, and regulations or guidelines promulgated thereunder.

“ERISA Affiliate” means any entity required to be aggregated with the Borrower under Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

“Event of Default” means the occurrence of any of the events specified in Section 9.1.

“Excluded Account” shall mean (a) any payment processing account, (b) any deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrower’s, or any of its Subsidiaries’, employees and owing within 90 days, (c) any escrow account, trust account or other fiduciary account held on behalf of third parties and (d) any deposit account exclusively used for cash deposits or pledges securing Permitted Liens.

“Excluded Asset” shall mean any (a) Excluded Account, (b) Equipment, (c) General Intangibles, including Intellectual Property, but specifically excluding payment intangibles, (d) Inventory, (e) Investment Property, (f) Equity Interests of all Subsidiaries and joint ventures, and (g) Loan Parties’ right, title and interest in and to, whether now owned or hereafter acquired and wherever located, any other assets or other property not explicitly included in clauses (a) through (e) of the definition of “Collateral”.

“Excluded Subsidiary” means any Subsidiary that is (a) a Foreign Subsidiary or (b) a FSHCO, in each case, solely to the extent that the pledge of Capital Stock of, or the provision of a guarantee by, the foregoing would reasonably be expected to result in materially adverse Tax consequences to a Loan Party, (c) a non-wholly owned Subsidiary, or (d) at the Administrative Borrower’s election, an Immaterial Subsidiary.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, amounts with respect to such

Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.9(e) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Expiration Date” means the earlier of (i) the Maturity Date and (ii) the date of termination of the Lenders’ obligations to make Loans pursuant to the terms hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any Person succeeding to the functions thereof.

“Fee Letter” means that certain letter dated as of the Closing Date between Administrative Agent and Borrower pertaining to fees payable pursuant to this Agreement.

“Financial Covenants” means the covenants set forth in Article VIII.

“Financial Statements” means, with respect to a Loan Party, the balance sheets, profit and loss statements, statements of cash flow, and statements of changes in intercompany accounts, if any, of such Loan Party for the period specified, prepared in accordance with GAAP, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes, and consistent with prior practices and, except in the case of annual audited Financial Statements, a comparison in reasonable detail to (i) the projected balance sheets, profit and loss statements, statements of cash flow and statements of changes in intercompany accounts set forth in the Business Plan for the same year-to-date and month-to-date periods and (ii) the balance sheets, profit and loss statements, statements of cash flow, and statements of changes in intercompany accounts for the same year-to-date and month-to-date periods of the immediately preceding year.

“Foreign Lender” means (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of jurisdiction other than that in which Borrower is resident for tax purposes.

“Foreign Subsidiary” means each Subsidiary of a Loan Party that is characterized as a corporation for U.S. federal income Tax purposes and is not a Domestic Subsidiary.

“FSHCO” means any direct or indirect Domestic Subsidiary substantially all of the assets of which consist of the equity and/or indebtedness treated as equity for U.S. federal income tax purposes, of one or more Foreign Subsidiaries

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified

Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

“General Intangibles” means all present and future general intangibles as defined in the Code including, without limitation, documents, certificates, patents, patent applications, copyrights (registered and unregistered), licenses, permits, franchise rights, authorizations, customer and supplier lists, rights of indemnification, contribution and subrogation, leases, computer tapes, programs, discs and software, trade secrets, computer service contracts, trademarks, trade names, service marks, service names, domain names, logos, goodwill, deposits, causes of action (including, without limitation, commercial tort claims), chooses in action, judgments, designs, blueprints, plans, know-how, drafts, acceptances, letters of credit, book accounts, deposit and other accounts and all money, balances, credits, deposits or other financial assets therein or represented thereby, credits and reserves and all forms of obligations whatsoever owing, instruments, documents of title, leasehold rights in any goods, and books, ledgers, files and records with respect to any collateral or security.

“Governing Documents” means, with respect to any Person, the certificate of incorporation and bylaws or similar organizational documents of such Person.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions thereof or pertaining thereto.

“Guarantors” means each Subsidiary party hereto and any other Persons who may hereafter guaranty payment or performance of the whole or any part of the Obligations; provided that no Excluded Subsidiary shall be required to become a Guarantor.

“Guaranty” means any guaranty of the Obligations executed by a Guarantor in favor of the Lender Parties, in form and substance satisfactory to the Administrative Agent, including the Guaranty set forth in Article XI hereof.

“Hazardous Materials” means any and all pollutants, contaminants and toxic, caustic, radioactive and hazardous materials, substances and wastes including, without limitation, petroleum or petroleum distillates, asbestos or urea formaldehyde foam insulation or asbestos containing materials, whether or not friable, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature that are regulated under any Environmental Laws.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging agreement.

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary of the Borrower that has Receivables that do not exceed five percent (5.0%) of the Eligible Receivables as set forth in the financial statements and Borrowing Base Certificate most recently delivered pursuant to Section 4.1(a) and (f) of the Schedule; provided that if all Immaterial Subsidiaries taken together in the aggregate have Receivables that exceed ten percent (10.0%) of the Eligible Receivables as set forth in the financial statements and Borrowing Base Certificate most recently delivered pursuant to Section 4.1(a) and (f) of the Schedule, then the Borrower shall designate one or more Immaterial Subsidiaries as Loan Parties as may be necessary, such that the Immaterial Subsidiaries in the aggregate have Receivables that are equal to or less than ten percent (10.0%) of the Eligible Receivables as set forth in the financial statements and Borrowing Base Certificate most recently delivered pursuant to Section 4.1(a) and (f) of the Schedule.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indebtedness” means, with respect to any Person, as of the date of determination thereof (without duplication of the same obligation under any other clause hereof), (i) all obligations of such Person for borrowed money of any kind or nature, including funded and unfunded debt, (ii) all obligations of such Person under Hedging Agreements (measured as all payments such Person would have to make in the event of an early termination of a Hedging Agreement calculated as of the date Indebtedness of such Person is being determined hereunder) or arrangements therefor, regardless of whether the same is evidenced by any note, debenture, bond or other instrument, (iii) all obligations of such Person to pay the deferred purchase price of property or services (other than current trade accounts payable under normal trade terms, accrued expenses and which are incurred in the ordinary course of business that are not overdue for a period greater than six months or that are contested in good faith by appropriate proceedings and deferred compensation), (iv) all obligations of such Person to acquire or for the acquisition or use of any fixed asset, including Capitalized Lease Obligations (other than, in any such case, any portion thereof representing interest or deemed interest or payments in respect of taxes, insurance, maintenance or service), or improvements which are payable over a period longer than one year, regardless of the term thereof or the Person or Persons to whom the same are payable, (v) the then outstanding amount of withdrawal or termination liability incurred under ERISA, (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right to be secured) a Lien on any asset of such Person whether or not the Indebtedness is assumed by such Person, (vii) all Indebtedness of others to the extent guaranteed by such Person, (viii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreements in the event of default are limited to repossession or sale of such property), (ix) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and (x) all reimbursement or other obligations of such Person in respect of letters of credit, bankers acceptances, surety bonds, performance bonds or similar instruments issued or accepted by banks or other financial institutions for the account of such Person, whether or not matured.

“Insolvency Event” means, with respect to any Person, the occurrence of any of the following:  (i) such Person shall be adjudicated insolvent or bankrupt or institutes proceedings to be adjudicated insolvent or bankrupt, or shall generally fail to pay or admit in writing its inability to pay its debts as they become due, (ii) such Person shall seek dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, (iii) such Person shall make a general assignment for the benefit of its creditors, or consent to or acquiesce in the appointment of a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business, (iv) such Person shall file a voluntary petition under any bankruptcy, insolvency or similar law, (v) such Person shall take any corporate or similar act in furtherance of any of the foregoing, or (vi) such Person, or a substantial portion of its property, assets or business, shall become the subject of an involuntary proceeding or petition for (A) its dissolution or reorganization or (B) the appointment of a receiver, trustee, custodian or liquidator, and (I) such proceeding shall not be dismissed or stayed within sixty days or (II) such receiver, trustee, custodian or liquidator shall be appointed; provided, however, that the Lenders shall have no obligation to make any Advance or cause to be issued any Letter of Credit during the pendency of any sixty-day period described in clause (I).

“Intellectual Property” means any and all licenses, patents, patent registrations, copyrights, copyright registrations, trademarks, trademark registrations, trade secrets and customer lists.

“Interest Expense” means, for any period, all interest with respect to Indebtedness (including, without limitation, the interest component of Capitalized Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) determined in accordance with GAAP.

“Internal Revenue Code” means the Internal Revenue Code of 1986, any amendments thereto, any successor statute and any regulations and guidelines promulgated thereunder.

“Internal Revenue Service” or “IRS” means the United States Internal Revenue Service and any successor agency.

“Inventory” means all present and future goods intended for sale, lease or other disposition including, without limitation, all raw materials, work in process, finished goods and other retail inventory, goods in the possession of outside processors or other third parties, consigned goods (to the extent of the consignee’s interest therein), materials and supplies of any kind, nature or description which are or might be used in connection with the manufacture, packing, shipping, advertising, selling or finishing of any such goods, all documents of title or documents representing the same and all records, files and writings with respect thereto.

“Investment” in any Person means, as of the date of determination thereof, (i) any payment or contribution, or commitment to make a payment or contribution, by a Person including, without limitation, property contributed or committed to be contributed by such Person for or in connection with its acquisition of any stock, bonds, notes, debentures, partnership or other ownership interest or any other security of the Person in whom such Investment is made or (ii) any loan, advance or other extension of credit or guaranty of or other surety obligation for any Indebtedness of such Person in whom the Investment is made.  In determining the aggregate amount of Investments outstanding at any particular time, (i) a guaranty (or other surety obligation) shall be valued at not less than the principal outstanding amount of the primary obligation; (ii) returns of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution) shall be deducted; (iii) earnings, whether as dividends, interest or otherwise, shall not be deducted; and (iv) decreases in the market value shall not be deducted unless such decreases are computed in accordance with GAAP.

“Investment Property” means all present and future investment property, including without limitation, all (i) securities, whether certificated or uncertificated, and including stocks, bonds, debentures, notes, bills, certificates, warrants, options, rights and shares, (ii) security entitlements, (iii) securities accounts, (iv) commodity contracts, (v) commodity accounts and (vi) dividends and other distributions in respect of any of the foregoing.

“Lender” and “Lenders” have the respective meanings set forth in the preamble hereto and shall include the Swing Lender and any other Person made a party to this Agreement in accordance with the provisions of Section 10.2.

“Lender Parties” means, collectively, Administrative Agent, Swing Lender and each Lender.

“Letter of Credit Agreement” means the collective reference to any and all agreements from time to time entered into by the Administrative Agent and a bank acceptable to the Administrative Agent (each, an “issuing bank”) pursuant to which an issuing bank issues Letters of Credit for the account of the Borrower in accordance with the terms of this Agreement.

“Letter of Credit Sub-Line” means the amount set forth in Section 1.3 of the Schedule.

“Letters of Credit” means all letters of credit issued for the account of the Borrower under Section 2.12, and all amendments, renewals, extensions or replacements thereof.

“Liabilities” of a Person as of the date of determination thereof means the liabilities of such Person on such date as determined in accordance with GAAP.  Liabilities to Affiliates of such Person shall be treated as Liabilities except where eliminated by consolidation in financial statements prepared in accordance with GAAP or as otherwise provided herein.

“LIBOR Rate”, for any day, means the greater of (a) three-quarters of one percent (0.75%) or (b) the rate for 1 month U.S. dollar deposits in the London interbank market as published in the Money Rates section of the Wall Street Journal (or in any successor section of the Wall Street Journal or any successor service, providing rate quotations comparable to those currently provided in the Money Rates section of the Wall Street Journal, as determined by Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as of 11:00 a.m. London time, on the second London business day before the relevant interest period begins (or if not so reported, then a reasonably equivalent rate, as determined by Administrative Agent from another recognized source or interbank).

“LIBOR Rate Advance” means an Advance that bears interest as provided in Section 2.1(a) of the Schedule.

“Lien” means any lien, claim, charge, pledge, security interest, assignment, hypothecation, deed of trust, mortgage, lease, conditional sale, retention of title or other preferential arrangement having substantially the same economic effect as any of the foregoing, whether voluntary or imposed by law.

“Loan Account” has the meaning specified in Section 2.6.

“Loan Documents” means this Agreement and all documents and instruments to be delivered by the Borrower or any of its Affiliates or any other Loan Party under or in connection with this Agreement, as each of the same may be amended, supplemented or otherwise modified from time to time, including, without limitation, each Guaranty, each Power of Attorney, the Subordination Agreement, the Letter of Credit Agreement and any Control Agreement.

“Loan Party” means the Borrower and each Guarantor and any other Person who becomes a party to this Agreement pursuant to a joinder agreement.

“Loans” means the loans and financial accommodations made by the Lender Parties hereunder or under the Letter of Credit Agreement including, without limitation, the Revolving Credit Loans.

“Lockbox” means a postal box rented in Administrative Agent’s name or its designee to be used for collection of remittances received in payment of Receivables.

“Material Adverse Effect” means (i) a material adverse effect on the business, operations, results of operations, assets, liabilities or financial condition of a Loan Party, (ii) the impairment of (A) a Loan Party’s ability to perform its obligations under the Loan Documents to which it is a party or (B) the ability of the Lender Parties to enforce the Obligations or realize upon the Collateral, (iii) a material adverse effect on the value of the Collateral or the amount that the Lender Parties would be likely to receive in the liquidation of the Collateral, or (iv) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties of the Loan Documents to which they are a party.

“Material Contract” means any contract or other arrangement to which a Loan Party is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, including without limitation, any agreements with customers accounting for twenty-five percent (25%) or more of sales.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any Loan Party in a principal amount exceeding $1,000,000 or in an aggregate principal amount exceeding $5,000,000.  For purposes of this definition, the “principal amount” of the obligations of any Loan Party in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” shall have the meaning set forth in Section 5 of the Schedule.

“Maximum Amount” means the amount set forth in Section 1.1 of the Schedule.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate has contributed within the past six years or with respect to which the Borrower or any ERISA Affiliate may incur any liability.

“Negotiable Document” shall mean a document that is “negotiable” within the meaning of Article 7 of the Uniform Commercial Code.

“Net Cash Proceeds” means, the aggregate cash proceeds received by any Loan Party in respect of any voluntary arms length sale or other disposition of assets of such Loan Party pursuant to Section 7.2(e)(xii), in each case net of (without duplication) (A) the amount required to repay any Indebtedness (other than the Loans) under Capitalized Lease Obligations (including any premium related thereto) incurred with respect to, or secured by a Lien permitted by Section 7.2(i) on, any assets of a Loan Party that are sold or otherwise disposed of in connection with such asset sale, (B) the reasonable out-of-pocket expenses incurred in effecting such sale or other disposition, (C) amounts provided as a reserve against any liabilities under any indemnification obligations or purchase price adjustment associated with such sale or other disposition, (D) any taxes reasonably attributable to such asset sale and reasonably estimated by such Loan Party to be actually payable), and (E) the amount required to be prepaid in accordance with Section 2.5(b)(ii)(A), being one hundred percent (100%) of any Eligible Receivables sold or disposed; provided that, if (x) the Administrative Borrower shall deliver a certificate of a Responsible Officer to the Administrative Agent within seven (7) Business Days thereof setting forth Loan Party’s intent to reinvest the remaining proceeds in productive assets of a kind then used or usable in the business of the Administrative Borrower and its Subsidiaries within 210 days of receipt of such proceeds and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 210 day period, at which time such proceeds shall be deemed to be Net Cash Proceeds.

“Notice of Borrowing” has the meaning specified in Section 2.3(a).

“Obligations” means and includes all loans (including the Loans), advances (including the Advances), debts, liabilities, obligations, covenants and duties owing by the Loan Parties to any Lender Party of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, which may arise under, out of, or in connection with, this Agreement, the other Loan Documents or any other agreement executed in connection herewith or therewith.  The term includes, without limitation, all interest (including interest accruing on or after an Insolvency Event, whether or not such interest constitutes an allowed claim), charges, expenses, commitment, facility, closing and collateral management fees, letter of credit fees, cash management and other fees, interest, charges, expenses, fees, attorneys’ fees and disbursements, and any other sum chargeable to any of the Loan Parties under this Agreement, the other Loan Documents, any lease agreement or any other agreement executed in connection herewith or therewith.

“Ordinary Course Receivables” means Receivables arising from the sale of Inventory or rendition of services in the ordinary course of Borrower’s business as conducted on the Closing Date.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant Register” has the meaning given to such term in Section 10.3.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA (other than a Multiemployer Plan) which the Borrower or any ERISA Affiliate sponsors or maintains, or to which it makes, is making, or is obligated to make contributions, or, in the case of a multiple employer plan (as described in Section 4064(a) of ERISA), has made contributions at any time during the immediately preceding five plan years.

“Percentage Share” means, with respect to any Lender, (a) unless otherwise specifically set forth therein, when used in any request for Loans or when no Loans are outstanding hereunder, the percentage set forth opposite such Lender’s name on Section 6 of the Schedule and (b) when used otherwise, the percentage obtained by dividing (i) the sum of the unpaid principal balance of such Lender’s Loans at the time in question by (ii) the sum of the aggregate unpaid principal balance of all Loans at such time.

“Permitted Acquisition” means (1) the Specified Acquisition, and (2) the acquisition of all or substantially all of the Equity Interests or property (or a business unit, line of business or division) of another Person so long as:

(a)no Default or Event of Default has occurred and is continuing or would exist after giving effect to such transaction;

(b)the business acquired in connection with the acquisition is not engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Closing Date and any business activities that are substantially similar, related, or incidental thereto or a line of business the Borrower determines in its reasonable business judgment will not have a Material Adverse Effect on the Loan Parties’ businesses;

(c)the Administrative Borrower shall have delivered to the Administrative Agent (i) at least fifteen (15) Business Days prior to such proposed acquisition all other relevant legal and financial information available to the Administrative Borrower with respect to such acquired assets reasonably requested by Administrative Agent, including the aggregate consideration for such acquisition and (ii) once in substantially final form, but in no event less than five (5) Business Days prior to closing of the acquisition, (A) a copy of the purchase agreement related to the Permitted Acquisition (and any related documents reasonably requested by the Administrative Agent) and (B) financial statements of the Person whose Equity Interests or assets are being acquired, including any audited financial statements, in each case to the extent available to the Administrative Borrower;

(d)as soon as available, the Borrower shall provide the Administrative Agent with a due diligence package relating to the acquisition, including to the extent available, forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired;

(e)Borrower, shall, to the extent required under Section 7.1(s), take all actions required to be taken with respect to any newly acquired or formed Subsidiary of the Borrower or a Loan Party in the timeframes required thereunder;

(f)no Loan Party shall, as a result of or in connection with any such acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could have a Material Adverse Effect; and

(g)if such acquisition involves a merger or a consolidation involving the Borrower or any other Loan Party, the Borrower or such Loan Party, as applicable, shall be the surviving entity.

“Permitted Discretion” means a determination made in good faith and in the exercise of commercially reasonable discretion consistent with the customs and practices of other secured asset-based lenders in connection with loan transactions similar to the transaction under this Agreement and the other Loan Documents.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and be continuing (unless such enforcement, collection, levy or foreclosure is being contested by the applicable Loan Party in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP):  (i) Liens created hereunder and by the Security Documents; (ii) Liens existing on the Closing Date and listed on Schedule 7.2(i); (iii) Liens securing Indebtedness permitted by Section 7.2(a)(iv) incurred to finance the acquisition of fixed or capital assets, provided that (A) such Liens shall be created substantially simultaneously with the acquisition of such assets, (B) such Liens do not at any time encumber any assets other than the assets financed by such Indebtedness, (C) such Liens are not modified to secure other Indebtedness and the amount of Indebtedness secured thereby is not increased and (D) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original purchase price of such assets; (iv) Liens for taxes, assessments and other governmental charges or levies or the claims or demands of landlords, carriers, warehousemen, mechanics, laborers, materialmen and other like Persons arising by operation of law in the ordinary course of business for sums which are not yet due and payable; (v) deposits or pledges (other than Liens on Receivables of a Loan Party) to secure the payment of worker’s compensation, unemployment insurance or other social security benefits or obligations, public or statutory obligations, surety or appeal bonds, bid or performance bonds, leases (other than Indebtedness), surety, stay, customers, indemnity or other obligations of a like nature incurred in the ordinary course of business; (vi) inchoate Liens arising under ERISA to secure current service pension liabilities as they are incurred under the provisions of employee benefit plans from time to time in effect; (vii) judgment Liens that have not otherwise resulted in an Event of Default; (viii) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached; (ix) Liens for Taxes, assessments or other governmental charges or levies not yet due and payable, or the non-payment of which is permitted under this Agreement; (x) Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary; (xi) any interest or title of a lessor, licensor, sublicensor or sublessor under any lease, license, sublicense or sublease entered into by any such Loan Party or Subsidiary in the ordinary course of its business and covering only the assets so leased, or subleased; (xii) leases, subleases, and non-exclusive licenses or sublicenses, in each case, granted in the ordinary course of business, and licenses and sublicenses that may be exclusive that are limited in scope and geography, in each case, for such consideration as is deemed to be fair by Borrower in the ordinary course of business; (xiii) precautionary Uniform Commercial Code filings made by a lessor pursuant to an operating lease of a Loan Party entered into in the ordinary course of business; (xiv) Liens of sellers of goods to such Person arising under Article II of the Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold or securing only the unpaid purchase price of such goods and related expenses to the extent such Indebtedness is permitted hereunder; (xv) Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto; (xvi) Liens securing Subordinated Debt that are subject to an intercreditor agreement in form and substance satisfactory to the Administrative Agent; (xvii) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary; provided that (A) such Liens only encumber the assets of such Person, (B) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (C) such Lien does not extend to or cover any other assets or property of such Person (other than proceeds or products thereof) and (D) such Lien does not cover Collateral, but covers only specific property of such Person and is not a “blanket” Lien on any category or type of property; (xviii) Liens solely on any cash collateral provided in respect of letter of credit facilities issued or bank guarantees in each case, including any letters of credit issued to secure amounts owing under such bank guarantees or any letters of credit issued under a Letter of Credit Agreement; (xix) Liens solely on any cash collateral provided in respect of cash management or treasury management services; and (xx) other Liens not on borrowed money with respect to which the aggregate amount of the obligations secured thereby does not exceed $500,000 at any time outstanding.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, joint stock company, association, corporation, institution, entity, party or government (including any division, agency or department thereof) or any other legal entity, whether acting in an individual, fiduciary or other capacity, and, as applicable, the successors, heirs and assigns of each.

“Plan” means any employee benefit plan, as defined in Section 3(3) of ERISA, maintained or contributed to by the Borrower or any ERISA Affiliate or with respect to which any of them may incur liability even if such plan is not covered by ERISA pursuant to Section 4(b)(4) thereof.

“Power of Attorney” means the irrevocable power of attorney executed by each Borrower authorizing Administrative Agent as its attorney-in-fact to act on Borrower’s behalf, in form and substance acceptable to Administrative Agent.

“Prohibited Transaction” has the meaning specified in Section 6.1(x)(v).

“Property” means any real property leased or controlled by any Loan Party or any Subsidiary of any Loan Party.

“Qualification” or “Qualified” means, with respect to any report of independent public accountants covering Financial Statements, a material qualification to such report (i) resulting from a limitation on the scope of examination of such Financial Statements or the underlying data, (ii) as to the capability of the Borrower or any other Loan Party to continue operations as a “going concern” for any reason other than the maturity of the Revolving Credit Loans pursuant to this Agreement, or (iii) which could be eliminated by changes in Financial Statements or notes thereto covered by such report (such as by the creation of or increase in a reserve or a decrease in the carrying value of assets) and which if so eliminated by the making of any such change and after giving effect thereto would result in a Default or an Event of Default.

“Receivables” means all present and future accounts, contracts, contract rights, promissory notes, chattel paper, tax refunds, rights to receive tax refunds, rights to receive payments under bonds and insurance policies (including, without limitation, claims under health care insurance policies), insurance proceeds, royalties, claims against third parties of every kind or nature, and rights to receive payments under letters of credit, together with all supporting obligations and all right, title, security and guaranties with respect to any of the foregoing, including any right of stoppage in transit.

“Recipient” means any of (a) the Administrative Agent, (b) the Swing Lender or (c) any Lender, as applicable and “Recipients” means all of the foregoing collectively.

“Register” has the meaning given to such term in Section 10.2(a).

“Reportable Event” means any of the events described in Section 4043 of ERISA and the regulations thereunder, other than a reportable event for which the thirty-day notice requirement to the PBGC has been waived.

“Required Lenders” means (a) Administrative Agent and (b) Lenders whose aggregate Percentage Shares equal or exceed fifty-one percent (51%); provided, however, at any time there are two (2) or more Lenders, Required Lenders must include at least two (2) Lenders.

“Requirement of Law” means (i) the Governing Documents, (ii) any law, treaty, rule, regulation, order or determination of an arbitrator, court or other Governmental Authority or (iii) any franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, or other right or approval binding on a Loan Party or any of its property.

“Responsible Officer” means the president, the chief executive officer, the chief financial officer or the chief operating officer of Administrative Borrower.

“Revolving Credit Loans” has the meaning specified in Section 2.1(a).

“Sanctioned Person” has the meaning specified in Section 6.1(hh).

“Schedule” means the Schedule to Loan and Security Agreement attached hereto and incorporated herein by reference.

“Securities Account” has the meaning specified in Section 8-501 of the Code.

“Security Documents” means this Agreement, any Control Agreement and any other agreement delivered in connection herewith which purports to grant a Lien in favor of the Administrative Agent, for the benefit of itself and the Lenders, to secure all or any of the Obligations.

“Settlement Date” has the meaning specified in Section 2.10(a).

“Solvent” means, when used with respect to any Person, that as of the date as to which such Person’s solvency is to be measured:

(i)

the fair saleable value of its assets is in excess of (A) the total amount of its liabilities (including contingent, subordinated, absolute, fixed, matured, unmatured, liquidated and unliquidated liabilities) and (B) the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured;

(ii)	it has sufficient capital to conduct its business; and
(iii)	it is able to meet its debts as they mature.

“Subordinated Debt” means Indebtedness incurred by a Loan Party or its Subsidiary that is subordinated to all of such Loan Party’s and/or such Subsidiary’s now or hereafter indebtedness to Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to the Administrative Agent entered into between the Administrative Agent and the other creditor), on terms acceptable to the Administrative Agent.

“Specified Acquisition” mean the acquisition by Administrative Borrower, directly or indirectly, of one hundred percent (100%) of the Equity Interests of THEHUFFINGTONPOST.COM, INC., a Delaware corporation, THEHUFFINGTONPOST HOLDINGS, LLC, a Delaware limited liability company, and each of their respective Subsidiaries (collectively, the “Targets”); so long as:

(a)the Borrower has undertaken a review of the Targets and their principals and a Responsible Officer shall certify to Administrative Agent compliance with Section 6.1(hh) hereof;

(b)Borrower shall, to the extent required under Section 7.1(s), take all actions required to be taken with respect to any newly acquired or formed Subsidiary of the Borrower or a Loan Party in the timeframes required thunder; and

(c)no Loan Party shall, as a result of or in connection with such acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could have a Material Adverse Effect.

“Specified Advertising Agencies” means WPP, Omnicom, Publicis, Interpublic, Dentsu, Horizon Media, Havas and, in each case, any Subsidiary of the foregoing.

“Specified Bank Accounts” has the meaning given to such term in Section 7.1(t).

“Subsidiary” means, as to any Person, a corporation or other entity in which that Person directly or indirectly owns or controls the shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body, or to appoint the majority of the managers of, such corporation or other entity.

“Suppressed Availability” means, as of any date of determination, the amount, if any, by which the Borrowing Base on such date exceeds the Maximum Amount.

“Swing Lender” means White Oak or any successor Lender in such capacity.

“Swing Loan” has the meaning specified therefor in Section 2.3(a) hereof.

“Swing Loan Sublimit” means Five Million Dollars ($5,000,000).

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (i) a Reportable Event with respect to any Pension Plan or Multiemployer Plan; (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA); (iii) the providing of notice of intent to terminate a Pension Plan in a distress termination (as described in Section 4041(c) of ERISA); (iv) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan; (v) any event or condition that is reasonably likely (A) to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan, or (B) to result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal, within the meaning of Sections 4203 and 4205 of ERISA, of the Borrower or any ERISA Affiliate from a Multiemployer Plan.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Borrowing Base or (ii) the Maximum Amount minus the aggregate undrawn amount of all outstanding Letters of Credit, minus (b) the sum of the outstanding amount of Advances.

“Unrestricted Cash” means the aggregate balances of deposits maintained by the Loan Parties in depository accounts subject to Control Agreements, duly executed by the applicable Loan Party and the depository bank, less cash held in cash collateral accounts for Collateralization of Letters of Credit.

SECTION 1.2.Accounting Terms and Determinations.  Unless otherwise defined or specified herein, all accounting terms used in this Agreement shall be construed in accordance with GAAP, applied on a basis consistent in all material respects with the Financial Statements delivered to the Lender Parties on or before the Closing Date.  All accounting determinations for purposes of determining compliance with Article VIII shall be made in accordance with GAAP as in effect on the Closing Date and applied on a basis consistent in all material respects with the audited Financial Statements delivered to the Lender Parties on or before the Closing Date.  The Financial Statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.  If GAAP shall change from the basis used in preparing the audited Financial Statements delivered to the Lender Parties on or before the Closing Date, the Compliance Certificates required to be delivered pursuant to Section 4.1(e) of the Schedule shall include calculations setting forth the adjustments necessary to demonstrate how the Borrower is in compliance with the Financial Covenants based upon GAAP as in effect on the Closing Date.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”.  Notwithstanding any changes in GAAP (or the effectiveness thereof) after the Closing Date (including, without limitation, as a result of the adoption or implementation of Accounting Standards Codification 842 to the Loan Parties and their Subsidiaries), any lease of the Loan Parties and their Subsidiaries that would be characterized as an operating lease under GAAP in effect on the Closing Date (whether such lease is entered into before or after the Closing Date) shall not constitute Indebtedness, Attributable Indebtedness or a Capitalized Lease Obligation under this Agreement or any other Loan Document as a result of such changes in GAAP.

SECTION 1.3.Other Terms; Headings.  Unless otherwise defined herein, terms used herein that are defined in the Uniform Commercial Code, from time to time in effect in the State of New York (the “Code”), shall have the meanings given in the Code.  An Event of

Default shall “continue” or be “continuing” unless and until such Event of Default has been waived or cured within any grace period specified therefor under Section 9.1.  The headings and the Table of Contents are for convenience only and shall not affect the meaning or construction of any provision of this Agreement.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein or in any other Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II.

THE CREDIT FACILITIES

SECTION 2.1.The Revolving Credit Loans.

(a)The Lenders agree, at the Borrower’s request to the Lenders, subject to Section 2.5 and the other terms and conditions of this Agreement, to make revolving credit loans (the “Revolving Credit Loans”) to the Borrower, from time to time from the Closing Date to but excluding the Expiration Date. In no event shall the aggregate principal amount of Revolving Credit Loans at any one time outstanding which, when combined with the aggregate undrawn amount of all unexpired Letters of Credit, for each Lender exceed the lesser of each Lender’s Percentage Share of (i) the Borrowing Base or (ii) the Maximum Amount.

(b)The Agent at any time in the exercise of its Permitted Discretion, may (i) establish and increase or decrease reserves against Eligible Receivables, (ii) reduce the advance rates against Eligible Investment Grade Receivables and Eligible Non-Investment Grade Receivables, or thereafter increase such advance rates to any level equal to or below the advance rates in effect on the Closing Date and (iii) impose additional restrictions (or eliminate the same) to the standards of eligibility set forth in the definitions of “Eligible Receivables”, “Eligible Investment Grade Receivables” and “Eligible Non-Investment Grade Receivables”.

(c)The Revolving Credit Loans shall be payable in full, with all interest accrued thereon, on the Expiration Date.  The Borrower may borrow, repay and reborrow Revolving Credit Loans, in whole or in part, in accordance with the terms hereof.

SECTION 2.2.Reserved.

SECTION 2.3.Procedure for Borrowing; Notices of Borrowing.

(a)Each borrowing of a Revolving Credit Loan (each, a “Borrowing”) shall be made on notice, given not later than 11:00 a.m. (New York time) on the date of the proposed Borrowing, by the Administrative Borrower to the Agent. Each such notice of a Borrowing shall be by telephone, confirmed immediately in a writing (electronically or otherwise as permitted hereunder), substantially in the form of Exhibit 2.3(a) (a “Notice of Borrowing”), specifying therein the requested (i) date of such Borrowing and (ii) principal amount of such Borrowing. Each Notice of Borrowing shall be irrevocable and binding on the Borrower.  In the case of a Notice of Borrowing (other than the initial Revolving Credit Loan, which may not be funded through a Swing Loan) and so long as the aggregate outstanding amount of Swing Loans at such time does not exceed the Swing Loan Sublimit, after giving effect to the amount of collections or payments applied to Swing Loans since the last Settlement Date plus the amount of the current requested Revolving Credit Loans, Swing Lender shall make Revolving Credit Loans in the amount of such borrowing (any such advance made solely by Swing Lender pursuant to this Section 2.3(a) being referred to as a “Swing Loan” and such advances being referred to collectively as “Swing Loans”)  on the requested funding date applicable thereto (in lieu of any Revolving Credit Loan that otherwise may be made by Lenders pursuant to such request) by transferring immediately available funds to the Designated Account; provided, however, upon the request from Borrower, the Swing Lender may advance a Swing Loan to the Borrower on the same day as the request therefor is made so long as such request is received by Swing Lender prior to 11:00 a.m. (New York time).  Each Swing Loan shall be deemed to be a Revolving Credit Loan hereunder and shall be subject to all the terms and conditions applicable to other advances of Revolving Credit Loans, except that all payments on any Swing Loan shall be payable to Swing Lender solely for its own account.  Subject to the provisions of Section 2.3(f)(i), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender reasonably believes that (i) one or more of the applicable conditions precedent set forth in Article V will not be satisfied or waived on the requested funding date, or (ii) the requested borrowing would exceed the Undrawn Availability on such funding date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Article V have been satisfied or waived on the funding date applicable thereto prior to making any Swing Loan.  The Swing Loans shall be secured by the Administrative Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Credit Loans.

(b)Promptly after receipt of a Notice of Borrowing pursuant to Section 2.3(a), and in any event not later than 1:00 p.m. (New York time), on the Business Day such Notice of Borrowing was received by Administrative Agent, and in the event that Swing Lender is not obligated to make a Swing Loan (with respect to a request for a borrowing of a Revolving Credit Loan), Administrative Agent shall notify Lenders, by electronic mail, telephone, or other similar form of transmission, of the requested Borrowing.  Each Lender shall make the amount of such Lender’s Percentage Share of the requested borrowing available to Administrative Agent in immediately available funds, to an account designated by Administrative Agent, not later than 10:00 a.m. (New York time) on the funding date applicable thereto.  After Administrative Agent’s receipt of the proceeds thereof, Administrative Agent shall make the proceeds thereof available to Borrower on the applicable funding date by transferring immediately available funds equal to such proceeds received by Administrative Agent to the Designated Account; provided, however, that, subject to the provisions of Section 2.3(f)(i), Administrative Agent shall not be required to request any Lender to make, and no Lender shall have the obligation to make, any advance if (1) one or more of the applicable conditions precedent set forth in Article V will not be satisfied on the requested funding date for the applicable Borrowing unless such condition has been waived, or (2) with respect to a request for a Revolving Credit Loan, the requested borrowing would exceed the Undrawn Availability on such funding date or, after giving effect thereto, cause the aggregate principal amount outstanding of the Revolving Credit Loans plus the aggregate undrawn amount of all unexpired Letters of Credit to exceed the Revolving Credit Limit. Agent shall make such Borrowing by transferring immediately available funds to the Designated Account, provided, however, any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent and the Lenders, or with respect to any other Obligation, which shall become due, shall be deemed a request for a Revolving Credit Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement, or any other agreement with Lender and such request shall be irrevocable.

(c)Each Borrower shall have the full benefit of and access to each Loan made hereunder.  Each Borrower (other than BuzzFeed, Inc.) hereby designates and appoints BuzzFeed, Inc. to act as Administrative Borrower for and on behalf of it for purposes of requesting Loans, requesting Letters of Credit and for all other purposes hereunder and under the other Loan Documents for which Administrative Borrower acts from time to time.  The agency relationship established pursuant to this Section 2.3(c) is for administrative convenience only and such agency relationship shall not extend to any matter outside the scope of the Loan Documents.

(d)Each Borrower hereby agrees that the Obligations under this Agreement and the other Loan Documents are joint and several obligations of each Borrower.

(e)Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the Obligations and the Liens granted by Borrower to secure the Obligations not constitute a “Fraudulent Conveyance” (as defined below).  Consequently, the Lender Parties and Borrower agree that if the Obligations of a Borrower, or any Liens granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the Obligations of such Borrower and the Liens securing such Obligations shall, to the fullest extent permitted by Applicable Law, be valid and enforceable only to the maximum extent that would not cause such Obligations or such Liens to constitute a Fraudulent Conveyance, and the Obligations of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly.  For purposes hereof, “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

(f)(i)Unless Administrative Agent receives notice from a Lender prior to 11:00 a.m. (New York time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Administrative Agent for the account of Borrower the amount of that Lender’s Percentage Share of such Borrowing, Administrative Agent may assume that each Lender has made or will make such amount available to Administrative Agent in immediately available funds on the respective funding date and Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount.  If any Lender shall not have made its full amount available to Administrative Agent in immediately available funds and if Administrative Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such funding date make such amount available to Administrative Agent, together with interest at the Defaulting Lender Rate for each day during such period.  A notice submitted by Administrative Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error.  If such amount is so made available, such payment to Administrative Agent shall constitute such Lender’s advance on the date of Borrowing for all purposes of this Agreement.  If such amount is not made available to Administrative Agent on the Business Day following the funding date, Administrative Agent will notify Borrower of such failure to fund and, upon demand by Administrative Agent, Borrower shall pay such amount to Administrative Agent for Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Credit Loan composing such Borrowing.  The failure of any Lender to make any advance on any funding date shall not relieve any other Lender of any obligation hereunder to make an advance on such funding date, but no Lender shall be responsible for the failure of any other Lender to make the advance to be made by such other Lender on any funding date.

(ii)  Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Administrative Agent for such Defaulting Lender’s benefit, and, in the absence of such transfer to a Defaulting Lender, Administrative Agent shall transfer any such payments to each other non-defaulting Lender Party ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender’s advance was funded by the other Lender Parties) or, if so directed by Borrower and if no Default or Event of Default has occurred and is continuing (and to the extent such Defaulting Lender’s advance was not funded by the Lender Parties), retain same to be re-advanced to Borrower as if such Defaulting Lender had made advances to Borrower. Subject to the foregoing, Administrative Agent may hold and, in its Permitted Discretion, re-lend to Borrower for the account of a Defaulting Lender the amount of all such payments received and retained by Administrative Agent for the account of such Defaulting Lender.  Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, a Defaulting Lender shall be deemed not to be a “Lender” and such Defaulting Lender’s Percentage Share shall be deemed to be zero.  This Section shall remain effective with respect to a Defaulting Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Borrower shall have waived such Defaulting Lender’s default in writing, or (z) such Defaulting Lender makes its Percentage Share of the applicable advance and pays to Administrative Agent all amounts owing by such Defaulting Lender in respect thereof.  The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by a Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Administrative Agent or to the Lenders other than a Defaulting Lender.  Any such failure to fund by a Defaulting Lender shall constitute a material breach by such Defaulting Lender of this

Agreement and shall entitle Borrower at its option, upon written notice to Administrative Agent by Administrative Borrower, and without prejudice to any rights Borrower may have against such Defaulting Lender as a result of such Defaulting Lender’s breach of this Agreement, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Administrative Agent.  In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder.

(iii)  Notwithstanding anything herein relating to the Lenders making funds available to the Administrative Agent and provisions relating to Defaulting Lenders, so long as the Administrative Agent is the sole Lender hereunder, subject to the terms and conditions set forth herein (including, without limitation, any condition precedent to the making of any Revolving Credit Loan), Administrative Agent shall fund the proceeds of such requested Revolving Credit Loan into the Designated Account on the applicable funding date.

(g)If at any time the Lender determines (which determination shall be conclusive absent manifest error) that (i) adequate and reasonable means do not exist for ascertaining the LIBOR Rate or (ii) the supervisor for the administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over the Lender has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans, then the Lender shall (in consultation with the Borrower) select an alternate index rate to the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for loans in the United States of America of the type evidenced by this Agreement at such time and may, in consultation with the Borrower (but without any necessity to obtain the consent of the Borrower), make such amendments to this Agreement as the Lender determines appropriate to reflect such alternate index rate of interest and such other related changes to this Agreement as may be applicable. Until an alternate index rate of interest shall be determined in accordance with this clause (b), if any Borrowing Notice requests a LIBOR Rate Advance, such Borrowing shall be made at an interest rate equal to the Applicable Margin plus the rate of interest which is identified as the “Prime Rate” and normally published in the Money Rates section of The Wall Street Journal (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as Lender may select). If such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

SECTION 2.4.Application of Proceeds.  The proceeds of the Revolving Credit Loans shall be used by the Borrower for its general working capital purposes, for expenses incurred by the Borrower in connection herewith and for other purposes not prohibited under this Agreement.

SECTION 2.5.Maximum Amount; Mandatory Prepayments; Optional Prepayments.

(a)In no event shall the sum of the aggregate outstanding principal balances of the Revolving Credit Loans and the aggregate undrawn amount of all unexpired Letters of Credit exceed the lesser of (i) the Borrowing Base and (ii) the Maximum Amount.

(b)In addition to any prepayment required as a result of an Event of Default hereunder, the Loans shall be subject to mandatory prepayment as follows:

(i)immediately upon discovery by or notice to the Administrative Borrower that any of the lending limits set forth in Section 2.1(a) or Section 2.5(a) has been exceeded, the Borrower shall pay the Administrative Agent, for the benefit of itself and the Lenders, an amount sufficient to reduce the outstanding balances of the Loans, Collateralize outstanding Letters of Credit, or any combination thereof, to the applicable maximum allowed amount, and such amount shall become due and payable by the Borrower without the necessity of a demand by the Administrative Agent;

(ii)(A)immediately upon consummation of a sale or other disposition of Eligible Receivables owned by a Loan Party or the sale or other disposition of the Equity Interests of a Subsidiary whose assets are included in Eligible Receivables, in an amount equal to one hundred percent (100%) of the Eligible Receivables so sold or disposed, or (B) within ten (10) Business Days after the receipt of all other Net Cash Proceeds, the outstanding principal amount of the Loans shall be prepaid by an amount equal to 100% of all Net Cash Proceeds which shall be applied to the outstanding principal amount of the Swing Loan and then the principal amount of the Revolving Credit Loans; and

(iii)the entire outstanding principal amount of the Loans, together with all accrued and unpaid interest thereon and all fees, costs and expenses payable by the Borrower hereunder, shall become due and payable on the Expiration Date.

SECTION 2.6.Maintenance of Loan Account; Statements of Account.  The Administrative Agent shall maintain an account on its books in the name of the Administrative Borrower (the “Loan Account”) in which the Borrower will be charged with all Loans and Advances made by the Lender Parties to the Borrower or for the Borrower’s account, including the Swing Loan, the Revolving Credit Loans, interest, fees, expenses and any other Obligations.  The Loan Account will be credited with all amounts received by the Administrative Agent from the Borrower or for the Borrower’s account, including, as set forth below, all amounts received in the Administrative Agent Account or the Collection Account.  The Administrative Agent shall send the Administrative Borrower a monthly statement reflecting the activity in the Loan Account.  Each such statement shall be an account stated and shall be final, conclusive and binding on the Borrower, absent manifest error.

SECTION 2.7.Collection of Receivables.  From and after the Closing Date, all Collections by the Borrowers shall be made directly to or deposited into any of the Borrower’s Accounts that are subject to a Control Agreement.  Following the occurrence of an Event of Default beyond applicable cure period, if any, (i) the Administrative Agent shall establish and maintain a collection account (the “Collection Account”) for the deposit of remittances received in the Lockbox and receipt of remittances received electronically in payment of Receivables, (ii) all invoices evidencing Receivables shall be marked payable to the Borrower at the Lockbox, or if payments are made electronically, payable to the Collection Account, (iii) all Collections and other amounts received by the Loan Parties from any account debtor, in addition to all other cash received by the Loan Parties from any other source, shall upon receipt be forwarded to the Lockbox in the form received or deposited into the Collection Account, (iv) the Loan Parties will not commingle any Collections with any of their other funds or property, but will segregate them from their other assets and will hold them in trust and for the account and as the property of the Administrative Agent, for the benefit of itself and the Lender, (v) upon Administrative Agent’s request, the Borrower and other Loan Parties shall endorse any Collections upon the request of the Administrative agent, and (vi) the Administrative Agent will credit all such payments to the Loan Account, conditional upon final collection; credit will be given only for cleared funds received prior to 2:00 p.m. (New York time) by the Administrative Agent in the Collection Account; provided, however, that for purposes of calculating interest due to the Lender Parties, credit will be given to collections on the Settlement Date.  In all cases, the Loan Account will be credited only with the net amounts actually received in payment of its Receivables.  The Administrative Agent may apply all amounts received by it from the Lockbox or in the Collection Account to such of the Obligations and in such order as it may elect in its sole and absolute discretion.

SECTION 2.8.Term.  The term of this Agreement shall be for a period from the Closing Date to but not including Maturity Date unless sooner terminated in accordance with the terms of this Agreement.  Notwithstanding the foregoing, the Borrower shall have no right to terminate this Agreement at any time that any principal of or interest on any of the Loans is outstanding, except upon prepayment of all Obligations and the satisfaction of all other conditions set forth in the Loan Documents with respect thereto.

SECTION 2.9.Payment Procedures.

(a)The Borrower hereby authorizes the Administrative Agent, for the benefit of itself and the Lenders, to charge the Loan Account with the amount of all principal, interest, fees, expenses and other payments to be made hereunder and under the other Loan Documents.  The Administrative Agent may, but shall not be obligated to, discharge the Borrower’s payment obligations hereunder by so charging the Loan Account.

(b)All payments to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 2:00 p.m. (New York time) on the due date thereof to the Administrative Agent Account. Any payment received by Administrative Agent later than 2:00 p.m. shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(c)Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest due hereunder.

SECTION 2.10.Settlement of Swing Loans. It is agreed that each Lender’s funded portion of the Revolving Credit Loans is intended by the Lenders to equal, at all times, such Lender’s Percentage Share of the outstanding Loans. Such agreement notwithstanding, Administrative Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Credit Loans and the Swing Loans shall take place on a periodic basis in accordance with the following provisions:

(a)Administrative Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Administrative Agent on behalf of Swing Lender, with respect to the outstanding Swing Loans, as to each by notifying the Lenders by electronic mail, telephone, or other similar form of transmission, of such requested Settlement, no later than 1:00 p.m. (New York time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”).  Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Credit Loans (including, without limitation, Swing Loans) for the period since the prior Settlement Date.  Subject to the terms and conditions contained herein:  (y) if a Lender’s balance of the Revolving Credit Loans (including Swing Loans) exceeds such Lender’s Percentage Share of the Revolving Credit Loans (including Swing Loans) as of a Settlement Date, then Administrative Agent shall, by no later than 1:00 p.m. (New York time) on the Settlement Date, transfer in immediately available funds to a deposit account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Percentage Share of the Revolving Credit Loans (including Swing Loans), and (z) if a Lender’s balance of the Revolving Credit Loans (including Swing Loans) is less than such Lender’s Percentage Share of the Revolving Credit Loans (including Swing Loans) as of a Settlement Date, such Lender shall no later than 1:00 p.m. (New York time) on the Settlement Date transfer in immediately available funds to the account designated by the Administrative Agent, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Percentage Share of the Revolving Credit Loans (including Swing Loans).  Such amounts made available to Administrative Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans and, together with the portion of such Swing Loans representing Swing Lender’s Percentage Share thereof, shall constitute advances of such Lenders.  If any such amount is not made available to Administrative Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Administrative Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(b)In determining whether a Lender’s balance of the Revolving Credit Loans (including Swing Loans) is less than, equal to, or greater than such Lender’s Percentage Share as of a Settlement Date, Administrative Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Administrative Agent with respect to principal, interest and fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral.

(c)Between Settlement Dates, Administrative Agent, to the extent Swing Loans are outstanding, may pay over to Administrative Agent or Swing Lender, as applicable, any collections or payments received by Administrative Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Swing Loans.

SECTION 2.11.Application. All payments not relating to amounts due on Loans (including interest) or specific fees, and all proceeds of Accounts or other Collateral received and applied by Administrative Agent during any time when no Event of Default has occurred and is continuing, shall be applied first, to pay to Administrative Agent and/or Lenders any Lender Expenses then due; second, to interest due and payable on any outstanding Swing Loans; third, to interest due and payable on the Revolving Loans; fourth, to principal of the Swing Loans; fifth, to principal of the Revolving Loans; sixth, to the payment of any other outstanding Obligations then due and payable, in such manner and order as Administrative Agent determines in its discretion; and seventh, to the Borrower by deposit in the Designated Account.  At any time that an Event of Default has occurred and is continuing, all payments and collections received by Administrative Agent and all proceeds of Collateral shall be applied, first, to pay to Administrative Agent and/or Lenders any Lender Expenses then due; second, to interest due and payable on any outstanding Swing Loans; third, to interest due and payable in respect of the remaining Obligations; fourth, on a pro rata basis, to pay or prepay principal of the Loans (including the Swing Loans), in such manner and order as Administrative Agent determines in its discretion; and fifth, to the payment of any other Obligations, in such manner and order as Administrative Agent determines in its discretion.  Administrative Agent shall have the continuing right, to the fullest extent permitted by Applicable Law, to apply and reverse and reapply any application, subject to the terms of this Agreement.

SECTION 2.12.Letters of Credit.

(a)The Administrative Agent, upon the request of the Borrower, shall cause an issuing bank to issue for the account of the Borrower Letters of Credit of a tenor and containing terms acceptable to the Administrative Agent and the issuer of such Letter of Credit, in a maximum aggregate face amount outstanding at any time not to exceed the Letter of Credit Sub-Line, provided that (i) the Administrative Agent shall have no obligation to cause to be issued any Letter of Credit with an expiration date after the Expiration Date and (ii) if a Letter of Credit is issued with an expiration date after the Expiration Date, the Borrower shall Collateralize such Letter of Credit in full immediately.  The term of any Letter of Credit shall not exceed three hundred sixty (360) days from the date of issuance, subject to renewal in accordance with the terms thereof, but in no event to a date beyond the Expiration Date.  All Letters of Credit shall be subject to the limitations set forth in Section 2.5, and a sum equal to the aggregate amount of all outstanding Letters of Credit shall be included in calculating outstanding amounts for purposes of determining compliance with Section 2.5. Upon each drawing or payment under a Letter of Credit, the amount of such drawing or payment for all purposes under this Agreement shall become and be deemed to be, without any further action on the part of any Person, shall constitute a request by Borrower for a Swing Loan (which Swing Loan shall not be subject to (x) the Swing Loan Sublimit if such Swing Loan would cause the Swing Loan Sublimit to be exceeded or (y) Article V) in the amount of such drawing and Swing Lender shall automatically disburse such Swing Loan in reimbursement to the issuing bank (i) on the same date of such drawing if made prior to 1:00 p.m. (New York time), and (ii) on the next succeeding Business Day if made on or after 1:00 p.m. (New York time).  a Revolving Credit Loan made by the Lenders on the date of such drawing or payment (but without any requirement for compliance with the conditions precedent to the making of Revolving Credit Loans contained in this Agreement).

(b)Whenever the Borrower desires the issuance of a Letter of Credit, the Administrative Borrower shall deliver to the Administrative Agent a written notice no later than 12:00 Noon (New York time) at least ten (10) Business Days  in advance of the proposed date of issuance of a letter of credit request substantially in the form attached as Exhibit 2.12(b) (a “Letter of Credit Request”).  The transmittal by the Administrative Borrower of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with and will not violate any of the requirements of this Section 2.12.  Prior to the date of issuance of each Letter of Credit, the Administrative Borrower shall provide to the Administrative Agent a precise description of the documents and the text of any certificate to be presented by the beneficiary of such Letter of Credit which, if presented by such beneficiary on or prior to the expiration date of such Letter of Credit, would require the issuing bank to make payment under such Letter of Credit.  The Administrative Agent, in its reasonable judgment, may require changes in any such documents and certificates.  No Letter of Credit shall require payment against a conforming draft to be made thereunder prior to the second Business Day after the date on which such draft is presented.

(c)Upon any request for a drawing under any Letter of Credit by the beneficiary thereof, (i) the Administrative Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent for a Revolving Credit Loan on the date on which such drawing is honored in an amount equal to the amount of such drawing and (ii) without regard to satisfaction of the applicable conditions specified in Section 5.2 and the other terms and conditions of borrowings contained herein, the Lender Parties shall, on the date of such drawing, make a Swing Loan or Revolving Credit Loan, as determined by the Administrative Agent, in the amount of such drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the issuing bank for the amount of such drawing or payment.

(d)As between the Borrower and the Administrative Agent, the Borrower assumes all risks of the acts and omissions of the Administrative Agent and the issuing bank (other than for the gross negligence or willful misconduct of the Administrative Agent or such issuing bank) or misuse of the Letters of Credit by the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, the Administrative Agent shall not be responsible (i) for the accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under such Letters of Credit even if it should in fact prove to be in any or all respects invalid, inaccurate, fraudulent or forged, (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy or otherwise, whether or not they be in cipher, (iv) for errors in interpretation of technical terms, (v) for any loss or delay in the transmission or otherwise of any document required to make a drawing under any such Letter of Credit, or of the proceeds thereof, (vi) for the misapplication by the beneficiary of any such Letter of Credit, of the proceeds of any drawing honored under such Letter of Credit, and (vii) for any consequences arising from causes beyond the control of the issuing bank or the Administrative Agent, provided that the foregoing shall not release the Administrative Agent or the issuing bank for any liability for its gross negligence or willful misconduct.  None of the above shall affect, impair, or prevent the vesting of any of the Administrative Agent’s rights or powers hereunder.  Any action taken or omitted to be taken by the Administrative Agent under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct of the Administrative Agent, shall not create any liability of the Administrative Agent to the Borrower.

(e)The obligations of the Borrower to reimburse the Lender Parties for drawings honored under the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:  (i) any lack of validity or enforceability of this Agreement, any Letter of Credit, any Letter of Credit Agreement or any other agreement or instrument relating thereto; (ii) the existence of any claim, setoff, defense or other right which the Borrower or any Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), the Lender Parties or any other Person, whether in connection with this Agreement, the other Loan Documents, the transactions contemplated herein or therein or any unrelated transaction; (iii) any draft, demand, certificate or other documents presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect; (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (v) failure of any drawing under a Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of any drawing; or (vi) that a Default or Event of Default shall have occurred and be continuing.

(f)In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the Agent shall not be required to have the issuing bank issue or arrange for such Letter of Credit to the extent the Agent has not otherwise entered into arrangements reasonably satisfactory to it to eliminate the issuing bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrower cash collateralizing such Defaulting Lender’s Percentage Share of the Letter of Credit in accordance with Section 9.2(c).

(g)Agent irrevocably agrees to grant and hereby grants to each Lender, and to induce issuing bank to issue Letters of Credit hereunder, each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from issuing bank, on the terms and conditions hereinafter stated and for such Lender’s own account and risk, an undivided interest equal to such Lender’s Percentage Share of issuing bank’s obligations and rights under each Letter of Credit issued hereunder and the amount of each draw on a Letter of Credit paid by issuing bank thereunder.  Each Lender unconditionally and irrevocably agrees that, if a draw on a Letter of Credit is paid under any Letter of Credit for which an issuing bank is not reimbursed in full by Borrower in accordance with the terms of this Agreement (including any reimbursement by means of concurrent Swing Loan), such Lender shall (in all circumstances and without set-off or counterclaim) pay to Administrative Agent, for the benefit of the issuing bank, on demand, in immediately available funds, such Lender’s Percentage Share of such draw on a Letter of Credit (or any portion thereof which has not been reimbursed by Borrower), which such amounts shall be deemed to be a Revolving Credit Loan advance hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 2.3 or Article V) and shall bear interest at the then applicable rate to Revolving Credit Loans.  Each Lender’s obligation to pay Administrative Agent pursuant to the terms of this subsection is irrevocable and unconditional.

ARTICLE III.

SECURITY

SECTION 3.1.General.  To secure the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all of the Obligations, each Loan Party hereby grants to the Administrative Agent, for the benefit of itself and the Lenders, a first priority lien on and security interest in (subject only to Permitted Liens on Collateral other than Receivables) all of its right, title and interest in and to all the Collateral and all other personal property, wherever located, whether now owned or hereafter acquired, and all additions and accessions thereto and substitutions and replacements therefor and improvements thereon, and all proceeds (whether in the form of cash or other property) and products thereof including, without limitation, all proceeds of insurance covering the same and all tort claims in connection therewith, whether or not such Collateral is subject to Article 9 of the Code. This Agreement shall constitute a security agreement for purposes of the Code.

SECTION 3.2.[Reserved].

SECTION 3.3.Recourse to Security.  Recourse to security shall not be required for any Obligation hereunder and each Loan Party hereby waives any requirement that the Administrative Agent exhaust any right or take any action against any of the Collateral before proceeding to enforce the Obligations against the Borrower.

SECTION 3.4.[Reserved].

SECTION 3.5.Special Provisions Relating to Receivables.

(a)Invoices, Etc.  On the Administrative Agent’s request therefor, each Loan Party shall furnish to the Administrative Agent copies of invoices to customers, insertion orders and shipping and delivery receipts thereof.  On the Administrative Agent’s request therefor, each Loan Party shall deliver to the Administrative Agent (i) the originals of all letters of credit, notes, and instruments in its favor, (ii) such endorsements or assignments related thereto as the Administrative Agent may reasonably request and (iii) the written consent of the issuer of any letter of credit to the assignment of the proceeds of such letter of credit by the applicable Loan Party to the Administrative Agent, for the benefit of itself and the Lenders.

(b)Records, Collections, Etc.  From and after the date that the sum of Unrestricted Cash, Undrawn Availability and Suppressed Availability is Thirty Million Dollars ($30,000,000) or lower and Undrawn Availability is less than fifteen percent (15%) of the Borrowing Base for more than five (5) consecutive Business Days, until such time as either (x) the sum of Borrower’s Unrestricted Cash, Undrawn Availability and Suppressed Availability has exceeded $30,000,000 or (y) Undrawn Availability has exceeded 15% of the Borrowing Base, in each case, for thirty (30) consecutive days, each Loan Party (i) shall promptly report to the Administrative Agent a description of all customer credits given which reduce the invoiced amounts originally reported to Administrative Agent, in each case with a value in excess of $250,000, (ii) shall not, without the Administrative Agent’s prior written consent, settle or adjust any dispute or claim, or grant any discount (except ordinary trade discounts), credit or allowance which either individually or in the aggregate exceeds three percent (3%) of the then outstanding Eligible Receivables, and (iii) where any Loan Party sells goods or services to a customer which also sells goods or services to such Loan Party or which customer may have other claims against the Loan Party, such Loan Party shall so advise the Administrative Agent immediately of any such amount in excess of three percent (3%) of the then outstanding Eligible Receivables.  Upon the occurrence and during the continuance of an Event of Default or at any time that the Lender Parties believe that fraud has occurred, the Administrative Agent may (i) settle or adjust disputes or claims directly with account debtors for amounts and upon terms which it considers advisable and (ii) notify account debtors on the Loan Parties’ Receivables that such Receivables have been assigned to the Administrative Agent, for the benefit of itself and the Lenders, and that payments in respect thereof shall be made directly to the Administrative Agent, for the benefit of itself and the Lenders.  Where any Loan Party receives collateral of any kind or nature by reason of transactions between itself and its customers or account debtors, such Loan Party will hold the same on the Administrative Agent’s behalf, subject to the Administrative Agent’s instructions, and as property forming part of such Loan Party’s Receivables  Each Loan Party hereby irrevocably authorizes and appoints the Administrative Agent, or any Person the Administrative Agent may designate, as its attorney-in-fact, at the Borrower’s sole cost and expense, to exercise, if an Event of Default has occurred and is continuing or the Administrative Agent believes that fraud has occurred, all of the following powers, which being coupled with an interest, shall be irrevocable until all of the Obligations have been indefeasibly paid and satisfied in full in cash:  (A) to receive, take, endorse, sign, assign and deliver, all in the name of the Administrative Agent, for the benefit of itself and the Lenders, or the Borrower, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral; (B) to receive, open and dispose of all mail addressed to any Loan Party and to notify postal authorities to change the address for delivery thereof to such address as the Administrative Agent may designate; and (C) to take or bring, in the name of the Administrative Agent, for the benefit of itself and the Lenders, or any Loan Party, all steps, actions, suits or proceedings deemed by the Administrative Agent necessary or desirable to enforce or effect collection of such Loan Party’s Receivables or file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any obligor of such Loan Party.  Each Loan Party shall maintain a record of its electronic chattel paper that identifies the Administrative Agent, for the benefit of itself and the Lenders, as the assignee thereof and otherwise in a manner such that the Administrative Agent has control over such chattel paper for purposes of the Code.

SECTION 3.6.[Reserved].

SECTION 3.7.Continuation of Liens, Etc.  Each Loan Party shall defend the Collateral against all claims and demands of all Persons at any time claiming any interest therein, other than claims relating to Permitted Liens.  Each Loan Party agrees to comply in all material respects with the requirements of all state and federal laws to grant to the Administrative Agent, for the benefit of itself and the Lenders, valid and perfected first priority security interests (subject only to Permitted Liens on Collateral other than Receivables) in the Collateral and shall obtain a Control Agreement from any depository bank at which the Specified Bank Accounts are maintained as required pursuant to Section 7.1(t)).  The Administrative Agent is hereby authorized by the Loan Parties to sign any Loan Party’s name on any document or instrument as may be necessary or desirable to establish and maintain the Liens covering the Collateral and the priority and continued perfection thereof or file any financing or continuation statements or similar documents or instruments covering the Collateral whether or not such Loan Party’s signature appears thereon.  Each Loan Party agrees, from time to time, at the Administrative Agent’s request, to file notices of Liens, financing statements, similar documents or instruments, and amendments, renewals and continuations thereof, and cooperate with the Lender Parties’ representatives, in connection with the continued perfection (and the priority status thereof) and protection of the Collateral and the Administrative Agent, for the benefit of itself and the Lenders, Liens thereon.  Each Loan Party agrees that the Administrative Agent may file a UCC financing statement describing the security interest as “all assets” or similar works in a financing statement.

SECTION 3.8.Power of Attorney.  In addition to all of the powers granted to the Lender Parties in this Article III, each Loan Party hereby appoints and constitutes the Administrative Agent, for the benefit of itself and the Lenders, as such Loan Party’s attorney-in-fact to sign such Loan Party’s name on any of the documents, instruments and other items described in Section 3.7, to make any filings under the Uniform Commercial Code covering any of the Collateral, to request at any time from customers indebted on its Receivables verification of information concerning such Receivables and the amount owing thereon and, upon the occurrence and during the continuance of an Event of Default, (i) to convey any item of Collateral to any purchaser thereof and (ii) to make any payment or take any act necessary or desirable to protect or preserve any Collateral.  The Administrative Agent’s authority hereunder shall include, without limitation, the authority to execute and give receipt for any certificate of ownership or any document, to transfer title to any item of Collateral and to take any other actions arising from or incident to the powers granted to the Lender Parties under this Agreement.  This power of attorney is coupled with an interest and is irrevocable.

ARTICLE IV.

INTEREST, FEES AND EXPENSES

SECTION 4.1.Interest.  The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Percentage Share, interest on the Loans, payable monthly in arrears on the first day of each month, commencing with the month immediately following the Closing Date, and on the Expiration Date, at the rate per annum set forth in Section 2.1 of the Schedule.  For interest computation purposes, the daily outstanding Loans shall not be less than Fifteen Million Dollars ($15,000,000). In the event of any change in any interest rate, the interest rate shall change as of the date of such change; provided, that, any Applicable Margin” reduction due to an increase in Average Utilization (as set forth in the definition of Applicable Margin) shall be effective only after Administrative Borrower notifies Administrative Agent in writing of such increased Average Utilization and Administrative Agent’s verification thereof.

SECTION 4.2.Interest and Letter of Credit Fees After Event of Default.  From the date of occurrence of any Event of Default until the earlier of the date upon which (i) all Obligations shall have been paid and satisfied in full and all Letters of Credit have expired or been terminated or (ii) such Event of Default shall have been waived, interest on the Loans shall be payable on demand at a rate per annum equal to the rate that would be otherwise applicable thereto under Section 4.1 plus up to an additional two percent (2%) and the letter of credit fee pursuant to Section 4.4(b) shall be payable at the rate that would otherwise apply under Section 4.4(b) plus up to an additional two percent (2%).

SECTION 4.3.[Reserved].

SECTION 4.4.Unused Line Fee; Letter of Credit Fees.

(a)The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Percentage Share, on the first day of each month, commencing with the month immediately following the Closing Date, and on the Expiration Date, in arrears, an unused line fee at the rate per annum set forth in Section 2.3 of the Schedule of the difference, if positive, between (i) the Maximum Amount and (ii) the average daily aggregate outstanding amount of the Revolving Credit Loans plus the average daily aggregate undrawn amount of all unexpired Letters of Credit during the immediately preceding month or portion thereof.

(b)The Borrower shall promptly pay to the Administrative Agent all fees charged to the Lender Parties by any issuer of a Letter of Credit which relate directly to the opening, amending or drawing under Letters of Credit.  In addition, the Borrower shall pay to the Administrative Agent, for the benefit of itself and the Lenders, on the first day of each month, commencing with the month immediately following the Closing Date, and on the Expiration Date, in arrears, the applicable Letter of Credit Guaranty Fee set forth in Section 2.6 of the Schedule on the daily average of the amount of the Letters of Credit outstanding during the preceding month or during the interim period ending on the Expiration Date, as the case may be.

SECTION 4.5.Fee Letter.  Borrower shall pay to Administrative Agent the fees provided for in the Fee Letter in accordance with the terms of this Agreement and the Fee Letter.

SECTION 4.6.Early Termination Fee.  The Borrower shall have the right to terminate this Agreement at any time on ten (10) Business Days’ prior written notice by Administrative Borrower to the Administrative Agent, provided that, on the date of such termination, all Obligations, including all amounts required for the Collateralization of Letters of Credit and interest, fees and expenses payable to the date of such termination, shall be paid in full.  If (a) the Administrative Borrower gives such notice to terminate or (b)(i) the Loans are paid in full or substantially in full and (ii) the Lender Parties’ obligation to make Loans or to cause Letters of Credit to be issued is terminated, including as a result of the Lender Parties terminating, in accordance with Section 9.2(b), such obligation, the Borrower shall pay a fee to the Administrative Agent, for the account of each Lender, in accordance with its Percentage Share, in an amount equal to the applicable amount set forth in Section 2.7 of the Schedule.

SECTION 4.7.Calculations.  All calculations of interest and fees hereunder shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days elapsed in the period for which such interest or fees are payable.  Each determination by the Administrative Agent of an interest rate, fee or other payment hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 4.8.Indemnification in Certain Events.   If, after the Closing Date, (i) any change in or in the interpretation of any law or regulation is introduced including, without limitation, with respect to reserve requirements, applicable to the Lender Parties or any other banking or financial institution from which the Lender Parties borrow funds or obtains credit, (ii) the Lender Parties comply with any future guideline or request from any central bank or other Governmental Authority or (iii) the Lender Parties determine that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or the Lender Parties comply with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on the Lender Parties’ capital as a consequence of its obligations hereunder to a level below that which the Lender Parties could have achieved but for such adoption, change or compliance (taking into consideration the Lender Parties’ policies as the case may be with respect to capital adequacy) by an amount deemed by the Administrative Agent to be material, and any of the foregoing events described in clauses (i), (ii) and (iii) increases the cost to the Lender Parties of funding or maintaining the Loans, or reduces the amount receivable in respect thereof by the Lender Parties, then the Borrower shall, upon demand, pay to the Lender Parties additional amounts sufficient to indemnify the Lender Parties against such increase in cost or reduction in amount receivable. Notwithstanding anything herein to the contrary, for all purposes under this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall, in either case, be deemed to have gone into effect after the Closing Date, regardless of the date enacted, adopted or issued.

SECTION 4.9.Taxes.

(a)Any and all payments by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future Indemnified Taxes.  If the Borrower shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder or under any Loan to or for the benefit of the Lender Parties, (A) the sum payable shall be increased as may be necessary so that after making all required deductions of Indemnified Taxes (including deductions of Indemnified Taxes applicable to additional sums payable under this Section 4.9) the Lender Parties receive an amount equal to the sum it would have received had no such deductions been made, (B) the Borrower shall make such deductions and (C) the Borrower shall pay the full amount so deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)In addition, the Borrower agrees to pay any Other Taxes arise at any time or from time to time (i) from any payment made under any and all Loan Documents, or (ii) from the execution or delivery by the Borrower of, or from the filing or recording or maintenance of, or otherwise with respect to the exercise by the Lender Parties of its rights under, any and all Loan Documents.

(c)The Borrower indemnifies the Lender Parties for the full amount of Indemnified Taxes imposed on or with respect to amounts payable hereunder, any liability (including penalties, interest and expenses) arising solely therefrom or with respect thereto.

(d)Within thirty days after the date of any payment of Indemnified Taxes, the Borrower will, upon request, furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof.

(e)(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Administrative Borrower and the Administrative Agent, at the time or times reasonably requested by the Administrative Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Administrative Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Administrative Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Administrative Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)Without limiting the generality of the foregoing, in the event that the Administrative Borrower is a U.S. Person,

(A)any Lender that is a U.S. Person shall deliver to the Administrative Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed originals of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest with respect to interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Administrative Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Recipient under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Administrative Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this clause (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such refund had never been paid.  This clause shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 4.9 shall survive the indefeasible payment in full of the Obligations.

ARTICLE V.

CONDITIONS OF LENDING

SECTION 5.1.Conditions to Initial Loans or Letters of Credit.  The obligation of the Lenders to make the initial Loan(s) or to cause to be issued the initial Letter(s) of Credit is subject to the satisfaction of the following conditions prior to or concurrent with such initial Loan(s) or Letter(s) of Credit:

(a)The Administrative Agent shall have received the following, each dated the date of the initial Loan or as of an earlier date acceptable to the Administrative Agent, in form and substance satisfactory to the Administrative Agent and its counsel:

(i)acknowledgment copies of Uniform Commercial Code financing statements (naming the Administrative Agent, for the benefit of itself and the Lenders, as secured party and the Loan Parties as debtors and containing a description of the applicable Collateral) and duly authorized release or termination statements, duly filed (or an authorization from all required Persons to file release or termination statements) in all jurisdictions that the Administrative Agent deems necessary or desirable to perfect and protect the Liens created hereunder and under the Security Documents;

(ii)[Reserved];

(iii)[Reserved];

(iv)completed requests for information, dated on or before the date of the initial Loan or Letter of Credit, listing all effective financing statements filed in the jurisdictions referred to in clause (i) above and in all other jurisdictions that the Administrative Agent deems necessary or desirable to confirm the priority of the Liens created hereunder and under the Security Documents, that name each of the Loan Parties as debtor, together with copies of such financing statements;

(v)a solvency certificate of the chief financial officer of each of the Loan Parties;

(vi)[Reserved];

(vii)a Borrowing Base Certificate, duly executed by the Administrative Borrower’s chief financial officer or another authorized signatory acceptable to Administrative Agent;

(viii)(A) the audited Financial Statements for the fiscal year ended December 31, 2019, together with an unqualified audit report issued by the Auditors, and unaudited Financial Statements for the nine-month period ended September 30, 2020, certified by the Administrative Borrower’s chief financial officer, (B) a pro forma consolidated and consolidating balance sheet of the Administrative Borrower and its Subsidiaries, after giving effect to the consummation of the transactions contemplated hereby reflecting a satisfactory tangible net worth of each of the Administrative Borrower and its Subsidiaries and otherwise in form and substance satisfactory to the Administrative Agent and (C) a certificate executed by the Administrative Borrower’s chief financial officer certifying that since December 31, 2019, (I) there has been no change, occurrence, development or event which has had or could reasonably be expected to have a Material Adverse Effect, (II) all data, reports and information (other than projections and budgets) heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to the Administrative Agent for purposes of or in connection with this Agreement or any other Loan Document, or any transaction contemplated hereby or thereby, are true and accurate in all material respects as of the date or certification thereof and are not incomplete by omitting to state any material fact necessary to make such data, reports and information not misleading at such time, and (III) all projections and budgets heretofore furnished to the Administrative Agent or the Auditors for purposes of or in connection with this Agreement or any other Loan Document, or any transaction contemplated hereby or thereby, have been prepared in good faith based on assumptions believed by the Borrower to be reasonable at the time of preparation;

(ix)an opinion of counsel for each Loan Party covering such matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require, which such counsel is hereby requested by the Borrower on behalf of all the Loan Parties to provide;

(x)certified copies of all policies of insurance required by this Agreement and the other Loan Documents, together with lender loss payee and additional insured endorsements for all such policies naming the Administrative Agent, for the benefit of itself and the Lenders, as lender loss payee and an additional insured;

(xi)[Reserved];

(xii)copies of the Governing Documents of each Loan Party and a copy of the resolutions of the Board of Directors (or similar evidence of authorization) of each Loan Party authorizing the execution, delivery and performance of this Agreement, the other Loan Documents to which such Loan Party is or is to be a party, and the transactions contemplated hereby and thereby, attached to which is a certificate of the Secretary or an Assistant Secretary of such Loan Party certifying (A) that such copies of the Governing Documents and resolutions (or similar evidence of authorization) relating to such Loan Party are true, complete and accurate copies thereof, have not been amended or modified since the date of such certificate and are in full force and effect, (B) the incumbency, names and true signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and (C) that attached thereto is a list of all persons authorized to execute and deliver Notices of Borrowing on behalf of the Administrative Borrower;

(xiii)a certified copy of a certificate of the Secretary of State of the state of incorporation of each Loan Party, dated within fifteen days of the Closing Date, listing the certificate of incorporation of such Loan Party and each amendment thereto on file in such official’s office and certifying that (A) such amendments are the only amendments to such certificate of incorporation on file in that office, (B) such Loan Party has paid all franchise taxes to the date of such certificate and (C) such Loan Party is in good standing in that jurisdiction;

(xiv)a good standing certificate from the Secretary of State of each state in which each Loan Party is qualified as a foreign corporation where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect, each dated within fifteen days of the Closing Date;

(xv)[Reserved];

(xvi)a Control Agreement for each Specified Bank Account as required pursuant to Section 7.1(t) hereof, duly executed by the applicable Loan Party and the depository bank party thereto; and

(xvii) such other agreements, instruments, documents and evidence as the Administrative Agent deems necessary in its sole and absolute discretion in connection with the transactions contemplated hereby.

(b)There shall be no pending or, to the knowledge of the Loan Parties (including after due inquiry upon any notice thereof), threatened litigation, proceeding, inquiry or other action (i) seeking an injunction or other restraining order, damages or other relief with respect to the transactions contemplated by this Agreement or the other Loan Documents or (ii) which affects or could affect the business, prospects, operations, assets, liabilities or condition (financial or otherwise) of any Loan Party, except, in the case of clause (ii), where such litigation, proceeding, inquiry or other action could not reasonably be expected to have a Material Adverse Effect.

(c)The Loan Parties shall have paid (i) all documented out-of-pocket fees and expenses of the Administrative Agent in connection with the negotiation, preparation, execution and delivery of the Loan Documents (including, without limitation, all of the Administrative Agent’s examination, audit, appraisal and travel expenses and the fees and expenses of counsel to the Administrative Agent) and (ii) all other fees referred to in the Fee Letter and this Agreement that are required to be paid on the Closing Date.

(d)All financing and termination statements under the Code specified in Section 5.1(a)(i) shall have been filed or authorized to be filed and all consents or authorizations specified in Schedule 6.1(f) shall have been obtained.

(e)No change, occurrence, event or development or event involving a prospective change that could reasonably be expected to have a Material Adverse Effect shall have occurred and be continuing.

(f)[Reserved].

(g)The Loan Parties shall be in compliance with all Requirements of Law and Material Contracts, other than such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

(h)The Liens in favor of the Administrative Agent, for the benefit of itself and the Lenders, shall have been duly perfected and shall constitute first priority Liens (subject only to Permitted Liens on Collateral other than Receivables), and the Collateral shall be free and clear of all Liens other than Liens in favor of the Administrative Agent, for the benefit of itself and the Lenders, and Permitted Liens.

(i)After giving effect to all Revolving Credit Loans to be made and all Letters of Credit to be issued on the Closing Date, Borrower shall have Undrawn Availability of at least $20,000,000.

SECTION 5.2.Conditions Precedent to Each Loan and Each Letter of Credit.  The obligation of the Lender Parties to make any Loan or to cause to be issued any Letter of Credit is subject to the satisfaction of the following conditions precedent:

(a)all representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Loan or Letter of Credit as if then made, other than representations and warranties that expressly relate solely to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date;

(b)no Default or Event of Default shall have occurred and be continuing or would result from the making of the requested Loan or the issuance of the requested Letter of Credit as of the date of such request; and

(c)no Material Adverse Effect shall have occurred.

SECTION 5.3.Conditions Subsequent. Without limitation of the discretionary nature of each Loan hereunder, each of the Loans to be made by Lender shall be subject to the fulfillment (to the satisfaction of Lender) of each of the following conditions as of the date set forth therein:

(a)Within sixty (60) days of closing the Specified Acquisition, the Administrative Borrower shall provide to Administrative Agent an updated Business Plan for the remainder of 2021 after giving effect to the Specified Acquisition, prepared on a monthly basis, accompanied by a certificate executed by the Administrative Borrower’s chief financial officer certifying to the Lender Parties that the Business Plan has been prepared in good faith on the basis of assumptions which were believed to be reasonable in the context of the conditions existing on the date thereof, and represents, as of the date thereof, the Borrower’s good faith estimate of its future financial performance.

(b)Within ninety (90) days of the Closing Date, Borrower shall deliver, or cause to be delivered, a duly executed Collateral Access Agreement for the Loan Parties’ chief executive office located at 111 East 18th Street, New York, NY 10003.

(c)Within thirty (30) days of the Closing Date, Borrower shall deliver, or cause to be delivered, lender loss payee and additional insured endorsements for all such policies of insurance required by this Agreement, naming the Administrative Agent, for the benefit of itself and the Lenders, as lender loss payee and an additional insured thereunder.

(d)Within five (5) Business Days of the Closing Date, Borrower shall deliver original signatures to this Agreement and the other Loan Documents to Administrative Agent’s counsel.

(e)Within sixty (60) days of the Closing Date, Administrative Borrower shall (i) provide proof satisfactory to Administrative Agent in its Permitted Discretion, that Administrative Borrower has formally and timely disputed the IRS Notice of Intent to Levy dated March 23, 2020, in the amount of $43,507.52 and (ii) shall, upon final determination of such dispute, pay any taxes, interest and penalties that are due and owing and, if applicable, obtain and file a Certificate of Discharge of Federal Tax Lien or any other discharges or releases with respect to any IRS liens.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

SECTION 6.1.Representations and Warranties of the Loan Parties; Reliance by the Lender Parties.  Each Loan Party represents and warrants as follows:

(a)Organization, Good Standing and Qualification.  Each Loan Party (i) is an entity duly organized, validly existing and in good standing under the laws of the state of its jurisdiction of organization, (ii) has the requisite power and authority to own its properties and assets and to transact the businesses in which it presently is, or proposes to be, engaged and (iii) is duly qualified, authorized to do business and in good standing in each jurisdiction where it presently is, or proposes to be, engaged in business, except to the extent that the failure to so qualify or be in good standing could not reasonably be expected to have a Material Adverse Effect.  Schedule 6.1(a) specifies the jurisdiction in which each Loan Party is organized and all the jurisdictions in which each Loan Party is qualified to do business as a foreign entity as of the Closing Date.

(b)Locations of Offices, Records and Collateral.  The address of the principal place of business and chief executive office of each Loan Party is, and the books and records of each Loan Party and records of its Receivables are maintained exclusively in the possession of each Loan Party at, the address of each Loan Party specified in Schedule 6.1(b).  There is no location at which any Loan Party maintains any Collateral having a value in excess of $250,000 other than the locations specified in Schedule 6.1(b).  Schedule 6.1(b) specifies all real property owned or leased by the Loan Parties, and indicates whether each location specified therein is leased or owned by any Loan Party.

(c)Authority.  Each Loan Party has the requisite power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party.  All necessary organizational action for the execution, delivery and performance by each

Loan Party of the Loan Documents to which it is a party (including the consent of holders of Equity Interests where required) has been taken.

(d)Enforceability.  This Agreement is and, when executed and delivered, each other Loan Document to which each Loan Party is a party, will be, the legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity.

(e)No Conflict.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party do not and will not contravene (i) any of the Governing Documents of such Loan Party, (ii) any Requirement of Law or (iii) any Material Contract and will not result in the imposition of any Liens upon any of its properties except in favor of the Administrative Agent, for the benefit of itself and the Lenders.

(f)Consents and Filings.  No consent, authorization or approval of, or filing with or other act by, any holder of Equity Interests of any Loan Party or any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby or thereby or the continuing operations of a Loan Party following such consummation, except (i) those that have been obtained or made and are specified in Schedule 6.1(f) and (ii) the filing of financing and termination statements under the Code.

(g)Ownership; Subsidiaries.  The Equity Interests of the Administrative Borrower’s Subsidiaries is owned by the Persons and in the amounts specified in Schedule 6.1(g).  Schedule 6.1(g) sets forth the exact correct legal name of each of the Administrative Borrower and the Subsidiaries of the Administrative Borrower, in each case as specified in the public record of the jurisdiction of its organization.

(h)Solvency.  The Loan Parties and their Subsidiaries, taken as a whole, are Solvent and will be Solvent upon the completion of all transactions contemplated to occur on or before the Closing Date (including, without limitation, the Loans to be made and the Letters of Credit to be issued on the Closing Date).

(i)Financial Data.  Each Loan Party has provided to the Lender Parties complete and accurate copies of its annual audited Financial Statements for the fiscal year ended December 31, 2019, and unaudited Financial Statements for the nine-month period ended September 30, 2020.  Such Financial Statements have been prepared in accordance with GAAP, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes, consistently applied throughout the periods involved and fairly present the financial position, results of operations and cash flows of such Loan Party and its Subsidiaries for each of the periods covered.  Except as specified in Schedule 6.1(i), each Loan Party and its Subsidiaries have no material Contingent Obligation or material liability for taxes, unrealized losses, unusual forward or long-term commitments or long-term leases, which is not reflected in such Financial Statements or the footnotes thereto.  During the period from December 31, 2019 to and including the date hereof, there has been no sale, transfer or other disposition by any Loan

Party or any of its Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the financial condition of such Loan Party and its Subsidiaries at December 31, 2019.  Since December 31, 2019, (i) there has been no change, occurrence, development or event which has had or could reasonably be expected to have a Material Adverse Effect and (ii) none of the Equity Interests of any Loan Party have been redeemed, retired, purchased or otherwise acquired for value by such Loan Party.

(j)Accuracy and Completeness of Information.  All data, reports and information heretofore, contemporaneously or hereafter furnished by or on behalf of each Loan Party to the Lender Parties or its representatives or the Auditors (whether provided orally, by hard copy or by such Loan Party submitting computer generated files to Lender Parties or a third party service company acting on behalf of Lender Parties) are or will be true and accurate in all material respects as of the date or certification of such data, reports and information and are not and will not be incomplete by omitting to state any material fact necessary to make such data, reports and information not misleading at such time.  There are no facts now known to any Responsible Officer of any Loan Party which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect and which have not been specified herein, in the Financial Statements, or any certificate, opinion or other written statement previously furnished by any Loan Party to the Lender Parties.

(k)No Joint Ventures or Partnerships.  Except as specified in Schedule 6.1(k), no Loan Party is engaged in any joint venture or partnership with any other Person.

(l)Organizational and Trade Name.  During the past year, no Loan Party has been known by or used any other organizational, trade or fictitious name except for its name as set forth in the introductory paragraph and on the signature page of this Agreement, which is the exact correct legal name of such Loan Party, or as set forth on Schedule 6.1(l).

(m)No Actual or Pending Material Modification of Business.  There exists no actual or, to the best of each Loan Party’s knowledge (including after due inquiry upon any notice thereof), threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of such Loan Party with any customer or group of customers which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(n)No Broker’s or Finder’s Fees.  Except as set forth on Schedule 6.1(n), no broker or finder brought about the obtaining, making or closing of the Loans or financial accommodations afforded hereunder or in connection herewith by the Lender Parties.  Except as set forth on Schedule 6.1(n), no broker’s or finder’s fees or commissions will be payable by any Loan Party to any Person in connection with the transactions contemplated by this Agreement.

(o)Investment Company.  No Loan Party is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.  Neither the making of any Loans, the issuance of any Letters of Credit or the application of the proceeds or repayment thereof by the Borrower or the beneficiary of any Letter of Credit, nor the consummation of the other transactions contemplated by this Agreement or the other Loan Documents, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(p)Margin Stock.  No Loan Party owns any “margin stock” as that term is defined in Regulation U of the Federal Reserve Board.

(q)Taxes and Tax Returns.

(i)Each Loan Party has properly completed and timely filed all material income tax returns it is required to file (giving effect to any applicable extensions).  The information filed is complete and accurate in all material respects.  All deductions taken in such income tax returns are appropriate and in accordance with applicable laws and regulations, except deductions that may have been disallowed but are being challenged in good faith and for which adequate reserves have been established in accordance with GAAP.

(ii)All federal, state and material local taxes, assessments, fees and other governmental charges for periods beginning prior to the date hereof have been timely paid (or, if not yet due, adequate reserves therefor have been established) by it or such liability does not exceed $50,000.

(iii)No deficiencies for taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority against the Borrower and no tax Liens have been filed with respect thereto.  To Borrower’s knowledge, there are no pending or threatened audits, investigations or claims for or relating to any liability of any Loan Party for taxes and there are no matters under discussion with any Governmental Authority which could result in an additional liability for taxes.  The federal income tax returns of each Loan Party have never been audited by the Internal Revenue Service.  No extension of a statute of limitations relating to taxes, assessments, fees or other governmental charges is in effect with respect to the Loan Parties.

(iv)No Loan Party is a party to, or has obligations under, any written tax sharing agreement or agreement regarding payments in lieu of taxes other than with respect to subsidiaries.

(r)No Judgments or Litigation.  Except as specified in Schedule 6.1(r), no judgments, orders, writs or decrees are outstanding against any Loan Party, nor is there now pending or, to the knowledge of any Loan Party (including after due inquiry upon any notice thereof), threatened litigation, contested claim, investigation, arbitration, or governmental proceeding by or against such Loan Party that (i) individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, any other Loan Document or the consummation of the transactions contemplated hereby or thereby.

(s)Title to Property.  Each Loan Party has (i) valid leasehold interests in all of its Property and (ii) good and marketable title to or licenses to use all of its other property, in each case free and clear of all Liens, other than Permitted Liens.

(t)No Other Indebtedness.  On the Closing Date and after giving effect to the transactions contemplated hereby, no Borrower has any Indebtedness other than Permitted Indebtedness.

(u)Investments; Contracts.  No Loan Party (i) has committed to make any Investment other than Permitted Investments; (ii) is a party to any indenture, agreement, contract, instrument or lease, or subject to any charter, bylaw or other organizational or similar restriction or any injunction, order, restriction or decree, which could materially and adversely affect its business, operations, assets or financial condition; (iii) is a party to any “take or pay” contract as to which it is the purchaser; which could reasonably be expected to have a Material Adverse Effect and (iv) has any material contingent or long-term liability, including any management contracts, which could reasonably be expected to have a Material Adverse Effect.

(v)Compliance with Laws.  On the Closing Date, after giving effect to the transactions contemplated hereby, no Loan Party is in default under any term of any Requirement of Law other than any default which, when taken together with all other similar defaults, could reasonably be expected to have a Material Adverse Effect.

(w)Rights in Collateral; Priority of Liens.  All of the Collateral of each Loan Party is owned or leased by it free and clear of any and all Liens in favor of third parties, other than Liens in favor of the Administrative Agent, for the benefit of itself and the Lenders, and Permitted Liens.  Upon the proper filing of the financing and termination statements specified in Section 5.1(a)(i), the Liens granted by each Loan Party pursuant to the Loan Documents constitute valid, enforceable and perfected first priority Liens on the Collateral (subject only to Permitted Liens on Collateral other than Receivables).

(x)ERISA.

(i)No Loan Party or any ERISA Affiliate maintains or contributes to any Plan, other than those specified in Schedule 6.1(x).

(ii)Each Loan Party and each ERISA Affiliate have fulfilled all contribution obligations for each Plan (including obligations related to the minimum funding standards of ERISA and the Internal Revenue Code), and no application for a funding waiver or an extension of any amortization period pursuant to Sections 303 and 304 of ERISA or Section 412 of the Internal Revenue Code has been made with respect to any Plan.

(iii)No Termination Event has occurred nor has any other event occurred that is likely to result in a Termination Event.  No Loan Party or any ERISA Affiliate, nor any fiduciary of any Plan, is subject to any direct or indirect liability with respect to any Plan under any Requirement of Law or agreement, except for ordinary funding obligations which are not past due.

(iv)No Loan Party or any ERISA Affiliate is required to or reasonably expects to be required to provide security to any Plan under Section 307 of ERISA or Section 401(a)(29) of the Internal Revenue Code.

(v)Each Loan Party and each ERISA Affiliate are in compliance in all material respects with all applicable provisions of ERISA and the Internal Revenue Code with respect to all Plans.  There has been no prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code (a “Prohibited Transaction”) with respect to any Plan or any Multiemployer Plan.  Each Loan Party and each ERISA Affiliate have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or any Requirement of Law pertaining thereto.  With respect to each Plan and Multiemployer Plan, each Loan Party and each ERISA Affiliate have not incurred any liability to the PBGC and have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA other than for payments of premiums in the ordinary course of business.

(vi)Each Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS and no event has occurred which would cause the loss of such qualification.

(vii)The aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Pension Plan, determined on a plan termination basis, as disclosed in, and as of the date of, the most recent actuarial report for such Pension Plan, does not exceed the aggregate fair market value of the assets of such Pension Plan as of such date.

(viii)No Loan Party or any ERISA Affiliate has incurred or reasonably expects to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in any such liability) under Section 4201 or 4243 of ERISA with respect to any Multiemployer Plan.

(ix)To the extent that any Plan is funded with insurance, each Loan Party and all ERISA Affiliates have paid when due all premiums required to be paid.  To the extent that any Plan is funded other than with insurance, each Loan Party and all ERISA Affiliates have made when due all contributions required to be paid.

(y)Intellectual Property.  Set forth on Schedule 6.1(y) is a complete and accurate list of all patents, trademarks, service marks, and copyrights owned by a Loan Party, showing as of the date hereof the jurisdiction in which registered, the registration number, the date of registration and the expiration date.  Each Loan Party owns or licenses all Intellectual Property, which is necessary or advisable for the operation of its business as presently conducted or proposed to be conducted.  To Borrower’s knowledge, no Loan Party has infringed any patent, trademark, service mark, trade name, copyright, license or other right owned by any other Person by the sale or use of any product, process, method, substance, part or other material presently contemplated to be sold or used, where such sale or use could reasonably be expected to have a

Material Adverse Effect and no claim or litigation is pending, or, to any Loan Party’s knowledge, threatened against any Loan Party that contests its right to sell or use any such product, process, method, substance, part or other material, in each case, other than any copyright claims which could not reasonably be expected to have a Material Adverse Effect.

(z)Labor Matters.  Schedule 6.1(z) accurately sets forth all labor contracts to which each Loan Party is a party as of the Closing Date, and their dates of expiration.  There are no existing or threatened strikes, lockouts or other disputes relating to any collective bargaining or similar agreement to which any Loan Party is a party which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(aa)Compliance with Environmental Laws.  (i) No Loan Party is the subject of any judicial or administrative proceeding or investigation relating to the violation of any Environmental Law or asserting potential liability arising from the release or disposal by any Person of any Hazardous Materials, (ii) no Loan Party has filed with or received from any Governmental Authority or other Person any notice, order, stipulation or directive under any Environmental Law, nor is it aware of any pending discussions within any Governmental Authority, concerning the treatment, storage, disposal, spill or release or threatened release of any Hazardous Materials at, on, beneath or adjacent to Property owned or leased by it, or the release or threatened release at any other location of any Hazardous Material generated, used, stored, treated, transported or released by or on behalf of any Loan Party, (iii) each Loan Party has disposed of all its waste in accordance with all applicable laws and it has not improperly stored or disposed of any waste at, on, beneath or adjacent to any of its Property and none of its Property contains any waste fill, (iv) the Loan Parties have no knowledge of any contingent liability for any release of any Hazardous Materials, and there has been no spill or release of any Hazardous Materials at any of their Property in violation of Environmental Laws, (v) to the knowledge of each Loan Party, all of its Property (including, without limitation, its Equipment) is free, and has at all times been free, of Hazardous Materials and underground storage tanks and (vi) to the knowledge of each Loan Party, none of its Property has ever been used as a waste disposal site, whether registered or unregistered.

(bb)Licenses and Permits.  Each Loan Party has obtained and holds in full force and effect all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary or advisable for the operation of its business as presently conducted and as proposed to be conducted, except where the failure to possess any of the foregoing (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

(cc)Government Regulation.  No Loan Party is subject to regulation under the Energy Policy Act of 2005, Federal Power Act, the Interstate Commerce Act or any other Requirement of Law that limits its ability to incur Indebtedness or consummate the transactions contemplated by this Agreement and the other Loan Documents.

(dd)Material Contracts.  Set forth on Schedule 6.1(dd) is a complete and accurate list of all Material Contracts of the Loan Parties, showing as of the date hereof the parties, and, to the extent permitted under any applicable confidentiality obligations under such contract that prohibit disclosure to the Administrative Agent, a general summary of the subject matter thereof and the termination or maturity date thereof. Each such contract has been duly authorized, executed and delivered by the applicable Loan Party and each other party thereto.  Except as specified in Schedule 6.1(dd), each Material Contract of each Loan Party is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and there exists no default under such contract by any party thereto.

(ee)Business and Properties.  No business of any Loan Party is affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect.

(ff)Business Plan.  The Business Plan and the Financial Statements delivered to the Lender Parties on the Closing Date were prepared in good faith on the basis of assumptions which were fair in the context of the conditions existing at the time of delivery thereof, and, with respect to the Business Plan, represented, at the time of delivery, the Borrower’s best estimate of its future financial performance.

(gg)Affiliate Transactions.  Except as specified in Schedule 6.1(gg), no Loan Party is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of any Loan Party is a party except (i) in the ordinary course of and pursuant to the reasonable requirements of the business of such Loan Party (including intercompany revenue reimbursement agreements), (ii) upon fair and reasonable terms no less favorable to such Loan Party than it could obtain in a comparable arm’s-length transaction with an unaffiliated Person, (iii) customary indemnifications of non-officer directors of the Loan Parties and their respective Subsidiaries, (iv) reimbursement of reasonable out-of-pocket expenses of independent board members, members or managers, as applicable, (v) transactions in respect of transfer pricing, cost plus and cost sharing arrangements in the ordinary course of business and (vi) bona fide capital raises.

(hh)Compliance with Anti-Terrorism Laws.  Each Loan Party is and will remain in full compliance with all laws and regulations applicable to it including, without limitation, (i) ensuring that no Person who owns a controlling interest in or otherwise controls any Loan Party is or shall be (A) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, or any other similar list maintained by the OFAC under any authorizing statute, Executive Order or regulation or (B) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any similar Executive Order (a “Sanctioned Person”) and (ii) compliance with all applicable Bank Secrecy Act (“BSA”) laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations.  Each Loan Party acknowledges that the Lenders has notified it that the Lenders are required, under the USA Patriot Act, 31 U.S.C. §5318 (the “Patriot Act”), to obtain, verify and record information that identifies the Borrower and the other Loan Parties including, without limitation, the name and address of the Borrower and the other Loan Parties and such other information that will allow the Lenders to identify the Borrower and the other Loan Parties in accordance with the Patriot Act. The Loan Parties shall not, directly or indirectly, use any Letter of Credit or Revolving Credit Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Revolving Credit Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Revolving Credit Loan, is a Sanctioned Person; or (ii) in any manner that would result in a violation of any economic or financial sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority by any Person (including any Lender Party or other individual or entity participating in any transaction); or (iii) for any purpose that would breach the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act 2010 or similar law in any jurisdiction.

(ii)Common Enterprise.  The successful operation and condition of each of the Borrowers is dependent on the continued successful performance of the functions of the group of Borrowers as a whole and the successful operation of each of the Borrowers is dependent on the successful performance and operation of each other Borrower.  Each Borrower expects to derive benefit (and its board of directors, manager(s), general partner(s) or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Borrowers and (ii) the credit extended by the Lender Parties to the Borrower hereunder, both in their separate capacities and as members of the group of companies.  Each Borrower has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Borrower is within its purpose, will be of direct and indirect benefit to such Borrower, is in its best interest and necessary or convenient to the conduct, promotion or attainment of the business of such Borrower, its wholly owned direct or indirect Subsidiaries and/or its direct or indirect parent.  Each Guarantor has determined that execution, delivery and performance of this Agreement and any other Loan Document to which it is a party (including without limitation, its Guaranty Agreement) is within its purpose, will be of direct and indirect benefit to such Guarantor, is in its best interest and is necessary or convenient to the conduct, promotion, or attainment of the business of such Guarantor.

(jj)Electronic Systems.  The Borrower maintains with third party providers, NetSuite and Egnyte or any additional or replacement third party provider (“Providers”), its books and records, accounting systems, and other compliance and governance systems (the “Electronic Systems”).  Borrower’s contracts with the Providers are in full force and effect, each are binding upon and enforceable against all parties thereto in accordance with their terms, Borrower is current in its payment obligations under its agreements with the Providers and there exists no default under such contract by any party thereto.

All representations and warranties made by any of the Loan Parties in this Agreement and in each other Loan Document to which it is a party shall survive the execution and delivery hereof and thereof and the closing of the transactions contemplated hereby and thereby.  Each Loan Party acknowledges and confirms that the Lender Parties are relying on such representations and warranties without independent inquiry in entering into this Agreement.

ARTICLE VII.

COVENANTS OF THE LOAN PARTIES

SECTION 7.1.Affirmative Covenants.  Until termination of the Lender Parties’ obligation to make any Loan or to cause to be issued any Letter of Credit under this Agreement, payment and satisfaction of all Obligations in full, and termination, Collateralization or expiration of all Letters of Credit:

(a)Organizational Existence.  Each Loan Party shall, and shall cause each of its Subsidiaries to, (i) maintain its organizational existence, (ii) maintain in full force and effect all material licenses, bonds, franchises, leases, trademarks, qualifications and authorizations to do business, and all material patents, contracts and other rights necessary or advisable to the profitable conduct of its businesses, and (iii) continue in the same lines of business as presently conducted by it.

(b)Maintenance of Property.  Each Loan Party shall, and shall cause each of its Subsidiaries to, keep all property useful and necessary to its business in good working order and condition (ordinary wear and tear excepted) in accordance with its past operating practices.

(c)Affiliate Transactions.  Each Loan Party shall, and shall cause each of its Subsidiaries to, conduct transactions with any of its Affiliates on an arm’s-length basis or other basis no less favorable to such Loan Party or such Subsidiary than would apply in a transaction with a non-Affiliate and which are approved by the board of directors (or similar governing body) of such Loan Party or such Subsidiary, other than (i) in the ordinary course of and pursuant to the reasonable requirements of the business of such Loan Party (including intercompany revenue reimbursement agreements), (ii) customary indemnifications of non-officer directors of the Loan Parties and their respective Subsidiaries, (iii) reimbursement of reasonable out-of-pocket expenses of independent board members, members or managers, as applicable, (iv) transactions in respect of transfer pricing, cost plus and cost sharing arrangements in the ordinary course of business and (v) bona fide capital raises.

(d)Taxes.  Each Loan Party shall, and shall cause each of its Subsidiaries to, pay, when due, (i) all tax assessments, and other governmental charges and levies imposed against it or any of its property in excess of $50,000 and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that, unless such tax assessment, charge, levy or claim has become a Lien on any of the property of such Loan Party or such Subsidiary, it need not be paid if it is being contested in good faith, by appropriate proceedings diligently conducted and an adequate reserve or other appropriate provision shall have been established therefor as required in accordance with GAAP.

(e)Requirements of Law.  Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law applicable to it, including, without limitation, all applicable federal, state, local or foreign laws and regulations, including, without limitation, those relating to environmental and employee matters (including the collection, payment and deposit of employees’ income, unemployment, Social Security and Medicare hospital insurance taxes) and with respect to pension liabilities, provided that such Loan Party shall not be deemed in violation hereof if such Loan Party’s or such Subsidiary’s failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

(f)Insurance.

(i)(A) Keep all its insurable properties and properties in which such Loan Party has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Loan Party’s including business interruption insurance, directors and officers liability insurance and cybersecurity insurance; (B) maintain crime and/or fidelity insurance in such amounts as is customary in the case of companies engaged in businesses similar to such Loan Party insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Loan Party either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (C) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (D) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Loan Party is engaged in business; (E) furnish Administrative Agent with (1) copies of all policies and evidence of the maintenance of such policies within thirty (30) days following the renewal date; provided that on or before the renewal date Borrower provides Administrative Agent evidence that the renewal policy is bound and in full force and effect, and (2) appropriate lender loss payee endorsements in form and substance satisfactory to Administrative Agent, naming Administrative Agent, for the benefit of itself and the Lenders, as an additional insured and mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage referred to in clauses (A) through (C) above, and providing (x) that all proceeds thereunder shall be payable to Administrative Agent, for the benefit of itself and the Lenders, (y) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (z) that such policy and lender loss payee clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to Administrative Agent (or in the case of non-payment, at least ten (10) days prior written notice).  In the event of any loss thereunder, following the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right to direct the carriers named therein and the applicable Loan Party to make payment for such loss to Administrative Agent, for the benefit of itself and the Lenders, and not to such Loan Party and Administrative Agent jointly.  If any insurance losses are paid by check, draft or other instrument payable to any Loan Party and Administrative Agent jointly, Administrative Agent may endorse such Loan Party’s name thereon and following the occurrence and during the continuance of an Event of Default, do such other things as Administrative Agent may deem advisable to reduce the same to cash.

(ii)Following the occurrence and during the continuance of an Event of Default, Administrative Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in Sections 7.1(f)(i)(A), and (C) and

(D) above.  All loss recoveries received by Administrative Agent, for the benefit of itself and the Lenders, following the occurrence and during the continuance of an Event of Default under any such insurance may be applied to the Obligations, in such order as Administrative Agent in its sole discretion shall determine.  Any surplus shall be paid by Administrative Agent to Loan Parties or applied as may be otherwise required by law.  Any deficiency thereon shall be paid by Loan Parties to Administrative Agent, for the benefit of itself and the Lenders, on demand.  If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Administrative Agent, if Administrative Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Loan Party, which payments shall be charged to the Loan Account and constitute part of the Obligations.

(g)Books and Records; Inspections.  Each Loan Party shall, and shall cause each of its Subsidiaries to, (i) maintain books and records (including computer records and programs) of account pertaining to the assets, liabilities and financial transactions of such Loan Party and its Subsidiaries in such detail, form and scope as is consistent with good business practice, which shall exclude the assets, liabilities and financial transactions of all direct and indirect holders of Equity Interests, Subsidiaries and other Affiliates of such Loan Party and (ii) provide the Lender Parties and its agents access to the premises of such Loan Party and its Subsidiaries at any time and from time to time, during normal business hours and upon reasonable notice under the circumstances, and at any time after the occurrence and during the continuance of a Default or Event of Default, for the purposes of (A) inspecting and verifying the Collateral, (B) inspecting and copying (at the Borrower’s expense) any and all records pertaining thereto, and (C) discussing the affairs, finances and business of such Loan Party and its Subsidiaries with any officer, employee or director thereof or with the Auditors, all of whom are hereby authorized to disclose to the Lender Parties all financial statements, work papers, and other information relating to such affairs, finances or business (such activities a “Field Exam”).  The Borrower shall reimburse the Lender Parties for the reasonable travel and related expenses of the Lender Parties’ employees or, at the Lender Parties’ option, of such outside accountants or examiners as may be retained by the Administrative Agent conduct Field Exams on a regular basis or for a special inspection if the Lender Parties deem the same appropriate.  If the Lender Parties’ own employees are used, the Borrower shall also pay such reasonable per diem allowance as the Lender Parties may from time to time establish, or, if outside examiners or accountants are used, the Borrower shall also pay the Lender Parties such sum as the Lender Parties may be obligated to pay as fees therefor.  Administrative Agent may engage an appraiser to provide Lender Parties with appraisals or updates thereof with respect to the Loan Parties’ assets, prepared on a basis satisfactory to the Administrative Agent (“Appraisals”).  The Borrower shall reimburse the Administrative Agent for the reasonable expenses of such appraisals or updates.  All such Obligations may be charged to the Loan Account or any other account of the Borrower with the Administrative Agent.  The Borrower hereby authorizes the Lender Parties to communicate directly with the Auditors to disclose to the Lender Parties any and all financial information regarding any of the Loan Parties including, without limitation, matters relating to any audit and copies of any letters, memoranda or other correspondence related to the business, financial condition or other affairs of any of the Loan Parties; provided that absent the existence of an Event of Default (a) the Lender Parties shall provide at least three (3) Business Days advance written notice to the Administrative Borrower and (b) the Lender

Parties shall copy or otherwise include the Borrower on any such communication.  Notwithstanding anything to the contrary contained herein, absent the existence of an Event of Default, no more than three (3) Field Exams shall be conducted during any one (1) calendar year at Borrower’s expense.

(h)Notification Requirements.  Administrative Borrower shall timely give the Administrative Agent the following notices and other documents:

(i)Notice of Defaults.  Promptly, and in any event within five (5) Business Days after becoming aware of the occurrence of a Default or Event of Default, a certificate of a Responsible Officer specifying the nature thereof and the Borrower’s proposed response thereto, each in reasonable detail.

(ii)Proceedings or Changes.  Promptly, and in any event within five (5) Business Days after such Loan Party becomes aware of (A) any proceeding including, without limitation, any proceeding the subject of which is based in whole or in part on a commercial tort claim being instituted or threatened to be instituted by or against a Loan Party or any of its Subsidiaries in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign) involving a sum in excess of $1,000,000 and together with the sum involved in all other similar proceedings, in excess of $5,000,000 in the aggregate, (B) any order, judgment or decree involving a sum in excess of $1,000,000 and together with all other orders, judgments or decrees, in excess of $5,000,000 in the aggregate, being entered against a Loan Party or any of its Subsidiaries or any of their respective property or assets, (C) any notice or correspondence issued to any Loan Party or Subsidiary thereof by a Governmental Authority warning, threatening or advising of the commencement of any investigation involving such Loan Party or Subsidiary or any of its property or assets, (D) any change, development or event which has had or could reasonably be expected to have a Material Adverse Effect, (E) the cessation of the business relationships of such Loan Party with any customers of such Loan Party whose purchases have accounted for more than 25% in the aggregate of the sales of such Loan Party in any year since the fiscal year ended December 31, 2019, or the receipt by such Loan Party of any notice (which shall be written or subject to the knowledge of senior management) of an intention to terminate any such relationship, (F) [reserved], (G) a change in the location of any Collateral from the locations specified in Schedule 6.1(b) or (H) a proposed or actual change of the name, identity, organizational structure or jurisdiction of organization of any Loan Party or Subsidiary thereof, a written statement describing such proceeding, order, judgment, decree, change, development or event and any action being taken by such Loan Party or any of its Subsidiaries with respect thereto.

(iii)ERISA Notices.

(A)Promptly, and in any event within ten Business Days after a Termination Event has occurred, a written statement of a Responsible Officer describing such Termination Event and any action that is being taken with respect thereto by such Loan Party or any ERISA Affiliate, and any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC;

(B)promptly, and in any event within three Business Days after the filing thereof with the Internal Revenue Service, a copy of each funding waiver request filed with respect to any Plan subject to the funding requirements of Section 412 of the Internal Revenue Code and all communications received by such Loan Party or any ERISA Affiliate with respect to such request;

(C)promptly, and in any event within three Business Days after receipt by such Loan Party or any ERISA Affiliate of the PBGC’s intention to terminate a Pension Plan or to have a trustee appointed to administer a Pension Plan, a copy of each such notice;

(D)promptly, and in any event within three Business Days after the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

(1)any Prohibited Transaction which could subject such Loan Party or any ERISA Affiliate to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, or any trust created thereunder,

(2)any cessation of operations (by such Loan Party or any ERISA Affiliate) at a facility in the circumstances described in Section 4062(e) of ERISA,

(3)a failure by such Loan Party or any ERISA Affiliate to make a payment to a Plan required to avoid imposition of a Lien under Section 302(f) of ERISA or Section 412(n) of the Internal Revenue Code,

(4)the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA or Section 401(a)(29) of the Internal Revenue Code, or

(5)any change in the actuarial assumptions or funding methods used for any Plan where the effect of such change is to increase materially or reduce materially the unfunded benefit liability or obligation to make periodic contributions;

(E)promptly upon the request of the Administrative Agent, each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by such Loan Party or any ERISA Affiliate, and schedules showing the amounts contributed to each Pension Plan by or on behalf of such Loan Party or any ERISA Affiliate in which any of its personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by such Loan Party or any ERISA Affiliate with the Internal Revenue Service with respect to each such Plan;

(F)promptly upon the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the Internal Revenue Service in connection with the termination of any Plan, and copies of any standard termination notice or distress termination notice filed with the PBGC in connection with the termination of any Pension Plan;

(G)promptly, and in any event within three Business Days after receipt thereof by such Loan Party or any ERISA Affiliate, notice and demand for payment of withdrawal liability under Section 4201 of ERISA with respect to a Multiemployer Plan;

(H)promptly, and in any event within three Business Days after receipt thereof by such Loan Party or any ERISA Affiliate, notice by the Department of Labor of any penalty, audit or investigation or purported violation of ERISA with respect to a Plan;

(I)promptly, and in any event within three Business Days after receipt thereof by such Loan Party or any ERISA Affiliate, notice by the Internal Revenue Service or the Treasury Department of any income tax deficiency or delinquency, excise tax penalty, audit or investigation with respect to a Plan; and

(J)promptly, and in any event within three Business Days after receipt thereof by such Loan Party or any ERISA Affiliate, notice of any administrative or judicial complaint, or the entry of a judgment, award or settlement agreement, in either case with respect to a Plan that could reasonably be expected to have a Material Adverse Effect.

(iv)Material Contracts.  Promptly, and in any event within ten (10) Business Days after any Material Contract is terminated or amended in any material respect, a written statement describing such event, with copies of amendments or new contracts, and an explanation of any actions being taken with respect thereto.

(v)[Reserved].

(i)Casualty Loss.  Administrative Borrower shall, and shall cause each Loan Party and each of their Subsidiaries to, (i) provide written notice to the Administrative Agent,

within ten (10) Business Days, of any material damage to, the destruction of or any other material loss to any asset or property owned or used by such Loan Party or any of its Subsidiaries other than any such asset or property with a net book value less than $1,000,000 individually or $5,000,000 in the aggregate, or any condemnation, confiscation or other taking, in whole or in part, or any event that otherwise diminishes so as to render impracticable or unreasonable the use of such asset or property owned or used by such Loan Party or any of its Subsidiaries together with a statement of the amount of the damage, destruction, loss or diminution in value (a “Casualty Loss”) and (ii) diligently file and prosecute its claim for any award or payment in connection with a Casualty Loss.

(j)Qualify to Transact Business.  Each Loan Party shall, and shall cause each of its Subsidiaries to, qualify to transact business as a foreign corporation, limited partnership or limited liability company, as the case may be, in each jurisdiction where the nature or extent of its business or the ownership of its property requires it to be so qualified or authorized and where failure to qualify or be authorized could reasonably be expected to have a Material Adverse Effect.

(k)Financial Reporting.  Administrative Borrower shall deliver to the Lender Parties (a) on a timely basis, the financial statements and other information listed in Section 4.1 of the Schedule, (b) notice of the occurrence of any Default or Event of Default immediately upon knowledge thereof and (c) promptly after the request by the Lender Parties therefor, such additional financial statements and other related data and information as to the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Borrower or any other Loan Party as the Lender Parties may from time to time reasonably request.

(l)Payment of Liabilities.  Each Loan Party shall, and shall cause each of its Subsidiaries to, pay and discharge, in the ordinary course of business, all obligations and liabilities (including, without limitation, tax liabilities and other governmental charges), except where the same may be contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto have been established in accordance with GAAP.

(m)ERISA.  Each Loan Party shall, and shall cause each of its ERISA Affiliates to, (i) maintain each Plan intended to qualify under Section 401(a) of the Internal Revenue Code so as to satisfy the qualification requirements thereof, (ii) contribute, or require that contributions be made, in a timely manner (A) to each Plan in amounts sufficient (I) to satisfy the minimum funding requirements of Section 302 of ERISA or Section 412 of the Internal Revenue Code, if applicable, (II) to satisfy any other Requirements of Law and (III) to satisfy the terms and conditions of each such Plan, and (B) to each Foreign Plan in amounts sufficient to satisfy the minimum funding requirements of any applicable law or regulation, without any application for a waiver from any such funding requirements, (iii) cause each Plan or Foreign Plan to comply in all material respects with applicable law (including all applicable statutes, orders, rules and regulations) and (iv) pay in a timely manner, in all material respects, all required premiums to the PBGC.

As used in this Section 7.1(m), “Foreign Plan” means a plan that provides retirement or health benefits and that is maintained, or otherwise contributed to, by any Loan Party for the benefit of employees outside the United States of America.

(n)Environmental Matters.  Each Loan Party shall, and shall cause each of its Subsidiaries to, conduct its business so as to comply in all material respects with all applicable Environmental Laws including, without limitation, compliance in all material respects with the terms and conditions of all permits and governmental authorizations.

(o)Trademarks.  Except as permitted pursuant to Section 7.2(e)(vii), each Loan Party shall, and shall cause each of its Subsidiaries to, do and cause to be done all commercially reasonable things necessary to preserve and keep in full force and effect all of its material registrations of trademarks, service marks and other marks, trade names and other trade rights.

(p)Solvency.  The Loan Parties and their Subsidiaries, taken as a whole, shall be and remain Solvent at all times.

(q)Billing Practices.  Each Loan Party shall ensure that its billing practices are consistent in all material respects with all requirements of their respective account debtors so that the account debtor has no basis to assert a dispute, chargeback, discount or setoff against the Receivables owing from such account debtor.

(r)[Reserved].

(s)Subsidiaries.  In the event that a direct or indirect Subsidiary (other than an Excluded Subsidiary) of any Loan Party is created or acquired, otherwise comes into existence or ceases to be an Excluded Subsidiary or Immaterial Subsidiary (in each instance, in compliance with the terms of this Agreement), then, within fifteen (15) Business Days, such Subsidiary shall become party to this Agreement through a joinder agreement in form and substance acceptable to Administrative Agent.  In connection therewith, the Administrative Agent and the Lenders shall receive all documentation and other information regarding such newly created or acquired Subsidiary as may be required to comply with applicable “know your customer” rules and regulations, including the Patriot Act.  Upon completion thereof, each such Subsidiary (i) shall become a Borrower hereunder and thereupon shall have the rights, benefits, duties and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of Lenders, in any property of such Person which constitutes Collateral and shall execute and deliver to Administrative Agent such other documents, instruments and agreements as reasonably required by Administrative Agent in order to perfect such Liens.

(t)Bank Accounts.  At all times, the Loan Parties shall maintain the following checking, savings or other deposit accounts at the banks or other financial institutions noted below, in each instance subject to a Control Agreement in favor of Agent, for the ratable benefit of the Lenders:

(i)Silicon Valley Bank, account number 3303209150, with a minimum balance at all times equal to or exceeding $25,000,000, subject at all times to a “fully blocked” Control Agreement in favor of Administrative Agent;

(ii)Silicon Valley Bank, account number 3300900188, utilized as Borrower’s collection account for its Receivables, subject at all times to a “springing” Control Agreement in favor of Administrative Agent; or

(iii)any replacements of the foregoing following the prior written consent of the Administrative Agent and provided that such replacement accounts are subject to Control Agreements in favor of the Administrative Agent.

The accounts specified in the foregoing clauses (i) through (ii) are collectively referred to as the “Specified Bank Accounts”.

(u)Electronic Systems.  At all times, the Loan Parties shall timely pay all payment obligations under any contract for Electronic Systems and shall at all times maintain the Electronic Systems, as set forth in Section 6.1(jj), provided, that, Loan Parties may implement new and/or replacement Electronic Systems upon no less than ten (10) days’ prior written notice to Administrative Agent.

(v)Sarbanes-Oxley Compliance. As soon as it is legally required to do so, the Loan Parties shall take all actions necessary to obtain and thereafter maintain compliance with each applicable provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder and related or similar rules and regulations promulgated by any other Governmental Authority, including, without limitation maintaining hard copies of all financial records at the location set forth in Section 7.2(x).

SECTION 7.2.Negative Covenants.  Until termination of the Lender Parties’ obligation to make any Loan or to cause to be issued any Letter of Credit under this Agreement, payment and satisfaction of all Obligations in full, and termination, Collateralization or expiration of all Letters of Credit:

(a)Indebtedness.  No Loan Party will, nor will it permit any of its Subsidiaries to, directly or indirectly, at any time create, incur, assume or suffer to exist any Indebtedness other than (collectively, “Permitted Indebtedness”):

(i)Indebtedness under the Loan Documents;

(ii)Indebtedness existing on the Closing Date and listed on Schedule 7.2(a);

(iii)endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

(iv)Indebtedness (including Capitalized Lease Obligations) incurred solely to finance the acquisition of fixed or capital assets in an aggregate principal amount not to exceed at any time outstanding, $500,000 in the aggregate;

(v)Indebtedness of (a) any Loan Party owing to a Loan Party, (b) any non-Loan Party owing to a non-Loan Party, (c) any non-Loan Party owing to any Loan Party, and (d) any Loan Party owing to a non-Loan Party; provided, that, that Indebtedness of any Loan Party owing to any non-Loan Party shall be unsecured and shall be subordinated to the Obligations;

(vi)hedging obligations entered into in the Borrower’s or any of its Subsidiaries’ ordinary course of business for the purpose of hedging currency risks or interest rate risks (but not for speculative purposes);

(vii)non-recourse Indebtedness incurred by the Borrower or any of its Subsidiaries to finance the payment of insurance premiums of such Person;

(viii)Subordinated Debt;

(ix)Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(x)[reserved];

(xi)Indebtedness arising from customary cash management and treasury services (including, without limitation, merchant services, direct deposit of payroll, check cashing services, overdraft facilities, foreign exchange services, controlled disbursement services, automated clearinghouse transactions, any direct debit scheme or arrangement, and interstate depository network services), employee credit card programs and the honoring of check, draft of similar instrument against insufficient funds or from the endorsement of instruments for collection, in each case, in the ordinary course of business and not representing Indebtedness for borrowed money;

(xii)Indebtedness consisting of corporate credit card obligations incurred in the ordinary course of business;

(xiii)Indebtedness to trade creditors incurred in the ordinary course of business;

(xiv)Indebtedness with respect to insurance premiums, performance bonds, surety bonds, banker acceptances, bank guarantees or other indemnities or similar obligations incurred in the ordinary course of business;

(xv)Guarantees with respect to Indebtedness permitted under this Section 7.2(a); and

(xvi)other Indebtedness in an amount not to exceed $500,000 at any time outstanding, so long as after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred or is continuing.

(b)Contingent Obligations.  Except as specified in Schedule 6.1(i), no Loan Party will, directly or indirectly, incur, assume, or suffer to exist any Contingent Obligation, excluding indemnities given in connection with this Agreement or the other Loan Documents in favor of the Lender Parties, other than Permitted Indebtedness.

(c)Organizational Changes, Etc.  No Loan Party will, nor will it permit any of its Subsidiaries to, directly or indirectly, merge or consolidate with any Person or amend, alter or modify (i) its Governing Documents, (ii) without prior written notice, its legal name, mailing address, chief executive office or principal places of business, or (iii) structure, in each case, in a manner which could reasonably be expected to have a Material Adverse Effect, or modify its status or existence, or liquidate or dissolve itself (or suffer any liquidation or dissolution).

(d)Change in Nature of Business.  No Loan Party will, nor will it permit any of its Subsidiaries to, at any time make any material change in the nature of its business as carried on at the date hereof or enter into any new line of business, other than businesses that are reasonably related to, incidental to, or extensions of the business carried out at the date hereof.

(e)Sales, Etc. of Assets.  No Loan Party will, nor will it permit any of its Subsidiaries to, directly or indirectly, in any fiscal year, sell, transfer or otherwise dispose of any of its assets, or grant any option or other right to purchase or otherwise acquire any of its assets, other than (i)  damaged, obsolete or worn out assets, and scrap, in each case disposed of in the ordinary course of business, (ii) Permitted Liens, Cash Equivalents and Permitted Investments, (iii) sales and licenses of products and licenses of non-exclusive intellectual property in the ordinary course of business to bona fide non-Affiliated third parties, (iv) non-exclusive licenses and sublicenses to bona fide non-Affiliated third parties for the use of the property of the Borrower or its Subsidiaries in the ordinary course of business, (v) leases or subleases of property of the Borrower or its Subsidiaries in the ordinary course of business, (vi) dispositions or discounting of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business and exclusive of factoring or similar arrangements, (vii) any abandonment, failure to renew, or other disposition in the ordinary course of business of Intellectual Property that is not material to the conduct of the business of any Loan Party or any Subsidiary of such Loan Party, (viii) deposits of copies of source code and release of such copies of source code pursuant to escrow arrangements entered into in the ordinary course of business and consistent with past practices, provided that any such deposit does not result in the permanent transfer of ownership of such source code, (ix) sales of Inventory in the ordinary course of business, (x) dispositions between or among Foreign Subsidiaries, (xi) dispositions between or among Loan Parties, and (xii) any sale, transfer or other disposition or series of related sales, transfers or other dispositions having a value not in excess of $5,000,000.

(f)Use of Proceeds.  No Loan Party will (i) use any portion of the proceeds of any Loan in violation of Section 2.4 or for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board) in any manner which violates the provisions of Regulation T, U or X of the Federal Reserve Board or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Agreement or (ii) take, or permit any Person acting on its behalf to take, any action which could reasonably be expected to cause this Agreement or any other Loan Document to violate any regulation of the Federal Reserve Board.

(g)Cancellation of Debt.  No Loan Party will, nor will it permit any of its Subsidiaries to, cancel any liability or debt owed to it, except for consideration in the ordinary course of business.

(h)Transactions with Affiliates.  No Loan Party will, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate, except (i) transactions in the ordinary course of business, on an arm’s-length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate, (ii) the payment of reasonable compensation and benefits in the ordinary course of business to members, officers and employees for services actually rendered to the Borrower, including reimbursement of expenses, (iii) customary indemnification arrangements with officers, directors and managers of Borrower (iv) transactions in respect of transfer pricing, cost plus and cost sharing arrangements in the ordinary course of business and (v) bona fide capital raises.

(i)Liens, Etc.  No Loan Party will, nor will it permit any of its Subsidiaries to, directly or indirectly, at any time create, incur, assume or suffer to exist any Lien on or with respect to any assets, other than Permitted Liens.

(j)Dividends, Stock Redemptions, Distributions, Etc.  No Loan Party will, nor will it permit any of its Subsidiaries to, directly or indirectly, pay any dividends or distributions on, purchase, redeem or retire any Equity Interests, or make any payment on account of or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of its Equity Interests, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of such Loan Party or any of its Subsidiaries, except that a Subsidiary may (i) pay dividends or make distributions to such Loan Party or to another Subsidiary of such Loan Party, (ii) pay dividends solely in the form of Equity Interests of such Loan Party or Subsidiary, (iii) the payment of cash in lieu of fractional shares in connection with the exercise of warrants or options or the conversion of debt securities, (iv) purchases or withholding of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or the vesting of restricted stock units or in connection with the satisfaction of withholding tax obligations, (v) repurchases of stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase, in an amount not to exceed $1,000,000 per fiscal year.

(k)Investments.  No Loan Party will, nor will it permit any of its Subsidiaries to, directly or indirectly, at any time make or hold any Investment in any Person (whether in cash, securities or other property of any kind) other than (collectively, “Permitted Investments”): (i) Investments in Cash Equivalents so long as the Administrative Agent, for the benefit of itself and the Lenders, has a perfected, first priority Lien on such Cash Equivalents (subject only to Permitted Liens), (ii) Investments existing on the Closing Date and listed on Schedule 7.2(k), (iii) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business, (iv) Investments (A) by any Loan Party in any other Loan Party (B) by any non-Loan Party in any other non-Loan Party or any Loan Party and (C) Investments by any Loan

Party in any non-Loan Party, (v) Investments (A) constituting accounts arising, (B) constituting trade debt or credit granted, (C) constituting deposits made, in connection with the purchase price of goods or services, in each case in the ordinary course of business or (D) received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent deemed prudent by the Person receiving such Investment and to the extent reasonably necessary in order to prevent or limit losses or in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, suppliers or customers arising in the ordinary course of business; (vi) Investments consisting of any deferred portion of the sales price received in connection with any disposition or sale of assets, (vii) the maintenance of deposit accounts in the ordinary course of business, (viii) Investments consisting of (A) travel advances and employee relocation loans in the ordinary course of business, and (B) loans to employees, officers or directors, (ix) Investments accepted in connection with Dispositions or other sale of assets, (x) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of and Loan Party or any Subsidiary of any Loan Party; (xi) Permitted Acquisitions, (xii) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the licensing of technology,  the development of technology or the providing of technical support; and (xiii) other Investments in an amount at any time outstanding not to exceed $1,000,000, subject to no Default or Event of Default shall have occurred or is continuing.

(l)[Reserved].

(m)Fiscal Year.  No Loan Party will, nor will it permit any of its Subsidiaries to, change its fiscal year from a year ending December 31st.

(n)Accounting Changes.  No Loan Party will, nor will it permit any of its Subsidiaries to, at any time make or permit any change in accounting policies or reporting practices, except as required by GAAP or recommended by such Loan Party’s or such Subsidiary’s accounting advisors in applying principles, standards or procedures issued by the Financial Accounting Standards Board.

(o)Reserved.

(p)No Prohibited Transactions Under ERISA.  No Loan Party will, nor will it permit any of its ERISA Affiliates to, directly or indirectly:

(i)Engage in any Prohibited Transaction which could reasonably be expected to result in a civil penalty or excise tax described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

(ii)permit to exist with respect to any Pension Plan any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived;

(iii)terminate any Pension Plan where such event would result in any liability of such Loan Party or any ERISA Affiliate under Title IV of ERISA;

(iv)fail to make any required contribution or payment to any Multiemployer Plan;

(v)fail to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

(vi)amend a Pension Plan resulting in an increase in current liability for the plan year such that such Loan Party or any ERISA Affiliate is required to provide security to such Plan under Section 307 of ERISA or Section 401(a)(29) of the Internal Revenue Code;

(vii)withdraw from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA; or

(viii)take any action that would cause the imposition of an excise tax under Section 4978 or Section 4979A of the Internal Revenue Code.

(q)Unusual Terms of Sale.  No Loan Party will, nor will it permit any of its Subsidiaries to, sell goods or products or render services on extended or on a progress billing or bill and hold basis, or on any other unusual terms.

(r)Prepayments.  No Loan Party will, nor will it permit any of its Subsidiaries to, at any time make any prepayment of any Subordinated Debt.

(s)[Reserved].

(t)[Reserved].

(u)Acquisition of Stock or Assets.  No Loan Party will, nor will it permit any of its Subsidiaries to, acquire or commit or agree to acquire any stock, securities or assets of any other Person other than Permitted Investments (including Permitted Acquisitions), Equipment and Inventory acquired in the ordinary course of business.

(v)[Reserved].

(w)Negative Pledge.  No Loan Party will, nor will it permit any of its Subsidiaries to, enter into or suffer to exist any agreement (other than in favor of the Administrative Agent, for the benefit of itself and the Lenders) prohibiting or conditioning the creation or assumption of any Lien upon the Collateral.

(x)Location of Books and Records. Subject to post-closing delivery of the applicable Collateral Access Agreement as set forth in Section 5.3(b), no Loan Party will maintain its books and records at any location other than 111 East 18th Street, New York, NY

10003 unless it (i) gives the Administrative Agent at least thirty (30) days prior written notice thereof, (ii) delivers or causes to be delivered to Administrative Agent all documents that Administrative Agent reasonably requests in connection therewith, and, in the case of any leased location, delivers to Administrative Agent a Collateral Access Agreement satisfactory to Administrative Agent in its Permitted Discretion, signed by the owner of such location, and (iii) takes all other actions that Administrative Agent requests, in its Permitted Discretion, in connection therewith.

ARTICLE VIII.

FINANCIAL COVENANTS

Until termination of the Lender Parties’ obligations to make any Loan or to cause to be issued any Letters of Credit under this Agreement, payment and satisfaction of all Obligations in full, and termination, Collateralization or expiration of all Letters of Credit, the Borrower agrees to comply with the financial covenants set forth in Section 4.2 of the Schedule.

ARTICLE IX.

EVENTS OF DEFAULT

SECTION 9.1.Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default”:

(a)the Borrower shall fail to pay any principal, interest, fees, expenses or other Obligations when payable, whether at stated maturity, by acceleration, or otherwise; or

(b)any Loan Party shall (i) default in the performance or observance of any agreement, covenant, condition, provision or term contained in Section 2.4, 2.5, 2.7, 7.1(a)(i), 7.1(c), 7.1(f), 7.1(g)(ii), 7.1(h), 7.1(i), 7.1(k), 7.1(p), 7.1(q), 7.2, Article VIII or 10.1 hereof; or (ii) default in the performance or observance of any agreement, covenant, condition, provision or term contained in this Agreement or any other Loan Document (other than those referred to in Sections 9.1(a) and (b)(i)) and such default continues for a period of twenty (20) days;1 or

(c)any Loan Party shall dissolve, wind up or otherwise cease to conduct its business; or

(d)any Loan Party shall become the subject of an Insolvency Event; or

(e)(i) any Loan Party shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness when due (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise), or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders (or a trustee or agent on behalf of such holder or holders) to declare any Material Indebtedness to be due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or

[1]	NTD: Twenty days is the maximum WOCF will extend this cure provision. This was originally 10 in WOCF’s original draft and was increased as a compromise.

(f)any representation or warranty made by any Loan Party under or in connection with any Loan Document or amendment or waiver thereof, or in any Financial Statement, report, document or certificate delivered in connection therewith, shall prove to have been incorrect in any material respect when made or deemed made; or

(g)any judgment or order for the payment of money which, when taken together with all other judgments and orders rendered against the Loan Parties taken together, exceeds $1,000,000 individually or $5,000,000 in the aggregate shall be rendered against the Loan Parties and shall not be stayed, vacated, bonded or discharged within forty five (45) days; or

(h)(i) any Person or group becomes the beneficial owner, directly or indirectly, of 50.1% or more of the Equity Interests of Administrative Borrower; or (ii) less than 100% in the aggregate of the shares of the voting Equity Interests of the Borrower (other than Administrative Borrower or any director shares) shall be directly or indirectly owned or controlled by the Administrative Borrower, or subject to any contractual, judicial or statutory Lien other than a contractual Lien in favor of the Administrative Agent, for the benefit of itself and the Lenders, or (iii) Jonah Peretti shall cease to be the Chief Executive Officer of the Administrative Borrower unless (x) Administrative Borrower is in compliance with the requirements of Section 6.1(hh) prior to and after appointing any replacement Chief Executive Officer, and (y) (1) (A) Administrative Borrower provides all credit and criminal reports and searches that are obtained by the Administrative Borrower consistent with commercially reasonable corporate practices in connection with appointing a new Chief Executive Officer and (B) following Administrative Agent’s review of such reports and searches, such replacement Chief Executive Officer, based solely on the individual’s character and not competency, is acceptable to Administrative Agent in its Permitted Discretion or (2) the Administrative Borrower’s Board of Directors unanimously approves the replacement Chief Executive Officer. In the event Borrower is in in Default pursuant to this Section 9.1(h)(iii), and further provided there are no other Events of Default, Administrative Borrower shall have ninety (90) days to secure replacement financing of its Obligations hereunder; or

(i)During any period of twelve (12) consecutive months, (i) a majority of the members of the board of directors (or similar governing body) of the Administrative Borrower shall not consist of Persons (A) who were members of such board (or similar governing body) on the first day of such period, (B) whose election or nomination to that Board or similar governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or similar governing body or (C) whose election or nomination to that board or other similar governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (ii) the occurrence of any change in control or similar event with respect to Administrative Borrower as defined or described under any indenture or agreement in respect of Indebtedness in excess of $1,000,000 to which the Administrative Borrower is a party which is not waived pursuant to the terms thereof; or

(j)any covenant, agreement or obligation of a Loan Party contained in or evidenced by any of the Loan Documents shall cease to be enforceable, or shall be determined to be unenforceable, in accordance with its terms; the Borrower or any other Loan Party shall deny or disaffirm its obligations under any of the Loan Documents or any Liens granted in connection therewith or shall otherwise challenge any of its obligations under any of the Loan Documents; or any Liens granted on any of the Collateral shall be determined to be void, voidable or invalid, are subordinated or are not given the priority contemplated by this Agreement or any other Loan Document; or

(k)a Security Document shall for any reason cease to create a valid and perfected first priority Lien on the Collateral purported to be covered thereby (subject only to Permitted Liens on Collateral other than Receivables); or

(l)the Auditors for the Loan Parties shall deliver a Qualified opinion on any Financial Statement; or

(m)[Reserved]; or

(n)the occurrence of any event or condition that, in the Administrative Agent’s judgment, could be expected to have a Material Adverse Effect.

SECTION 9.2.Acceleration, Termination and Cash Collateralization.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may take any or all of the following actions, without prejudice to the rights of the Lender Parties to enforce their claims against the Loan Parties:

(a)Acceleration.  To declare all Obligations immediately due and payable (except with respect to any Event of Default with respect to a Loan Party specified in Section 9.1(d), in which case all Obligations shall automatically become immediately due and payable) without presentment, demand, protest or any other action or obligation of the Lender Parties.

(b)Termination of Commitment.  To declare the Lender Parties’ obligation to make Advances and to cause the issuance of Letters of Credit hereunder immediately terminated (except with respect to any Event of Default with respect to a Loan Party set forth in Section 9.1(d), in which case such obligation shall automatically terminate) and, at all times thereafter, any Loan made by the Lender Parties and the issuance of any Letter of Credit shall be in the Administrative Agent’s sole and absolute discretion.  Notwithstanding any such termination, until all Obligations shall have been fully and indefeasibly paid and satisfied, the Administrative Agent, for the benefit of itself and the Lenders, shall retain all rights under guaranties and all security in existing and future Receivables, Inventory, General Intangibles, Investment Property and Equipment of the Loan Parties and all other Collateral held by it hereunder and under the Security Documents, and the Loan Parties shall continue to turn over all Collections to the Administrative Agent.

(c)Cash Collateralization.  With respect to all Letters of Credit outstanding at the time of the acceleration of the Obligations under Section 9.2(a) or otherwise at any time after the Expiration Date, the Borrower shall at such time deposit in a cash collateral account established by or on behalf of the Administrative Agent, for the benefit of itself and the Lenders, an amount equal to 110% of the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be under the sole dominion and control of the Administrative Agent, for the benefit of itself and the Lenders, and applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the balance, if any, in such cash collateral account, after all such Letters of Credit shall have expired or been fully drawn upon shall be applied to repay the other Obligations.  After all such Letters of Credit shall have expired or been fully drawn upon and all Obligations shall have been satisfied, the balance, if any, in such cash collateral account shall be returned to the Borrower or to such other Person as may be lawfully entitled thereto.

SECTION 9.3.Other Remedies.

(a)Upon the occurrence and during the continuance of an Event of Default, the Lender Parties shall have all rights and remedies with respect to the Obligations and the Collateral under applicable law and the Loan Documents, and the Administrative Agent, for the benefit of itself and the Lenders, may do any or all of the following:

(i)remove for copying all documents, instruments, files and records (including the copying of any computer records) relating to any Loan Party’s Receivables or use (at the expense of the Borrower) such supplies or space of any Loan Party at such Loan Party’s places of business necessary to administer, enforce and collect such Receivables including, without limitation, any supporting obligations;

(ii)accelerate or extend the time of payment, compromise, issue credits, or bring suit on any Loan Party’s Receivables (in the name of such Loan Party or the Administrative Agent, for the benefit of itself and the Lenders) and otherwise administer and collect such Receivables;

(iii)sell, assign and deliver any Loan Party’s Receivables with or without advertisement, at public or private sale, for cash, on credit or otherwise, subject to applicable law; and

(iv)foreclose the security interests created pursuant to the Loan Documents by any available procedure, or take possession of any or all of the Collateral, without judicial process and enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same.

(b)The Administrative Agent, for the benefit of itself and the Lenders, may bid or become a purchaser at any sale, free from any right of redemption, which right is expressly waived by each Loan Party.  If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days’ notice shall constitute reasonable notification.  Each Loan Party will assemble the Collateral and make it available at such locations as the Administrative Agent may specify, whether at the premises of such Loan Party or elsewhere, and will make available to the Administrative Agent the premises and facilities of such Loan Party for the purpose of the Administrative Agent’s taking possession of or removing the Collateral or putting the Collateral in saleable form.  The Administrative Agent may sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable.  The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Each Loan Party hereby grants the Administrative Agent a license to enter and occupy any of such Loan Party’s leased or owned premises and facilities, without charge, to exercise any of the Administrative Agent’s rights or remedies.

SECTION 9.4.License for Use of Software and Other Intellectual Property.  Each Loan Party hereby grants to the Administrative Agent a license or other right to use, without charge, all computer software programs, data bases, processes, trademarks, tradenames, copyrights, labels, trade secrets, service marks, advertising materials and other rights, assets and materials used by such Loan Party in connection with its businesses or in connection with the Collateral.

SECTION 9.5.No Marshalling; Deficiencies; Remedies Cumulative.  The Lender Parties shall have no obligation to marshal any Collateral or to seek recourse against or satisfaction of any of the Obligations from one source before seeking recourse against or satisfaction from another source.  The net cash proceeds resulting from the Lender Parties’ exercise of any of the foregoing rights to liquidate all or substantially all of the Collateral, including any and all Collections (after deducting all of the Lender Parties’ expenses related thereto), shall be applied by the Lender Parties to such of the Obligations and in such order as the Administrative Agent shall elect in its sole and absolute discretion, whether due or to become due.  The Loan Parties shall remain liable to the Lender Parties for any deficiencies, and the Administrative Agent in turn agrees to remit to the applicable Loan Party or its successor or assign any surplus resulting therefrom.  All of the Lender Parties’ remedies under the Loan Documents shall be cumulative, may be exercised simultaneously against any Collateral and any Loan Party or in such order and with respect to such Collateral or such Loan Party as the Administrative Agent may deem desirable, and are not intended to be exhaustive.

SECTION 9.6.Waivers.  Except as may be otherwise specifically provided herein or in any other Loan Document, each Loan Party hereby waives any right to a judicial or other hearing with respect to any action or prejudgment remedy or proceeding by the Administrative Agent, for the benefit of itself and the Lenders, to take possession, exercise control over, or dispose of any item of Collateral in any instance (regardless of where the same may be located) where such action is permitted under the terms of this Agreement or any other Loan Document or by applicable law or of the time, place or terms of sale in connection with the exercise of the Lender Parties’ rights hereunder and also waives any bonds, security or sureties required by any statute, rule or other law as an incident to any taking of possession by the Administrative Agent of any Collateral.  Each Loan Party also waives any damages (direct, consequential or otherwise) occasioned by the enforcement of the Lender Parties’ rights under this Agreement or any other Loan Document including the taking of possession of any Collateral or the giving of notice to any account debtor or the collection of any Receivable of such Loan Party.  Each Loan Party also consents that the Administrative Agent may enter upon any premises owned by or leased to it without obligations to pay rent or for use and occupancy, through self-help, without judicial process and without having first obtained an order of any court.  These waivers and all other waivers provided for in this Agreement and the other Loan Documents have been negotiated by the parties, and each Loan Party acknowledges that it has been represented by counsel of its own choice, has consulted such counsel with respect to its rights hereunder and has freely and voluntarily entered into this Agreement and the other Loan Documents as the result of arm’s-length negotiations.

SECTION 9.7.Further Rights of the Lender Parties.

(a)Further Assurances.  Each Loan Party shall do all things and shall execute and deliver all documents and instruments reasonably requested by the Administrative Agent to protect or perfect any Lien (and the priority thereof) of the Administrative Agent, for the benefit of itself and the Lenders, on the Collateral.  The Administrative Agent is authorized to describe the Collateral covered by any financing statement filed by it under the Code as “all assets” or “all personal property” of each of the Loan Parties or by using a similar supergeneric description.

(b)Insurance; Etc.  If any Loan Party shall fail to purchase or maintain insurance (where applicable), or to pay any tax, assessment, governmental charge or levy, except as the same may be otherwise permitted hereunder or which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, or if any Lien prohibited hereby shall not be paid in full and discharged or if any Loan Party shall fail to perform or comply with any other covenant, promise or obligation to the Lender Parties hereunder or under any other Loan Document, the Administrative Agent may (but shall not be required to) perform, pay, satisfy, discharge or bond the same for the account of the Loan Parties, and all amounts so paid by the Administrative Agent shall constitute part of the Obligations.

SECTION 9.8.Interest and Letter of Credit Fees After Event of Default.  Each Loan Party agrees and acknowledges that the additional interest and fees that may be charged under Section 4.2 (a) are an inducement to the Lender Parties to make Advances and to cause Letters of Credit to be issued hereunder and that the Lender Parties would not consummate the transactions contemplated by this Agreement without the inclusion of such provisions, (b) are fair and reasonable estimates of the Lender Parties’ costs of administering the credit facility upon an Event of Default, and (c) are intended to estimate the Lender Parties’ increased risks upon an Event of Default.

SECTION 9.9.Access to Electronic Systems. Upon the occurrence and during the continuance of an Event of Default under Section 9.1(a) or following the acceleration of all Obligations as set forth in Section 9.2(a), Administrative Agent (i) shall be provided with view access to all of Borrower’s Electronic Systems (ii) Borrower shall, immediately upon Administrative Agent’s request therefor, provide Administrative Agent with access to such Electronic Systems, including, without limitation, by providing all required credentials for access thereto, and (iii) if such access is not provided by Borrower, Administrative Agent may exercise its rights under the Power of Attorney to issue notice to each Provider of Electronic Systems and obtain view access to Borrower’s Electronic Systems, including all required login credentials, directly from such Provider.

ARTICLE X.

ASSIGNMENTS AND PARTICIPATIONS

SECTION 10.1.Assignments by Loan Parties. No Loan Party shall assign this Agreement or any right or obligation hereunder without the prior written consent of the Administrative Agent.

SECTION 10.2.Assignments by Lenders. A Lender may at any time sell, assign, delegate or otherwise transfer all or part of the rights and duties of such Lender under this Agreement and the other Loan Documents to any of the following Persons (an “Assignee”), in each case subject to any applicable consent requirements specified herein:  (i) any Lender or any Affiliate of a Lender or (ii) any other Person with the prior written consent of the Administrative Borrower (which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Administrative Borrower shall be deemed to have given its consent unless Administrative Borrower shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after notice thereof has actually been delivered by the Administrative Agent or the assigning Lender to Administrative Borrower); provided that, the consent of Administrative Borrower shall not be required under this sub-clause (ii) if an Event of Default has occurred and is continuing or for any such sale, assignment or transfer in connection with a sale of all or substantially all of the assets of a Lender or all or substantially all of the loans or asset based loans of a Lender.  Notwithstanding anything to the contrary contained herein, the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender or an Affiliate of a Lender.  Each Loan Party hereby authorizes each Lender to disseminate, subject to a written confidentiality agreement with any Assignee or prospective Assignee on terms substantially similar to the confidentiality terms hereunder, any information it has pertaining to the Obligations, including without limitation, complete and current credit information on the Loan Parties and any of their principals to any Assignee or prospective Assignee.  Each Loan Party hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower and each other Loan Party to the Assignee and that the Assignee shall be considered to be a Lender hereunder.

(a)Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Administrative Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(b)Except as otherwise provided herein, a Lender shall, as between Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, delegation or other transfer of all or any part of the Loans or other Obligations owed to such

Lender.  Such Lender may furnish any information concerning Loan Parties from time to time to Assignees and participants and to any Affiliate of such Lender or its parent company.

(c)Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, a Lender may pledge, or grant a security interest in, all or any portion of its rights and other obligations under or relating to Loans under this Agreement and the other Loan Documents to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve lender; provided that, no such pledge or grant of a security interest shall release the transferor Lender from any of its obligations hereunder or under any other Loan Document.

SECTION 10.3.Participations. Each Lender shall have the right at any time to sell one or more participant rights to any Person (other than to Borrower, any other Loan Party or any Loan Party’s Affiliates or Subsidiaries) in all or any part of its Commitments, Loans or in any other Obligation.  The holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder or under the other Loan Documents except with respect to any amendment, modification or waiver that would extend the final scheduled maturity of any Loan in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof).  Borrower agrees that each participant shall be entitled to the benefits of Sections 4.8 and 4.9 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.2; provided that such participant shall not be entitled to receive any greater payment under Sections 4.8 and 4.9, with respect to any participation, than such participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Applicable Law that occurs after the participant acquired the applicable participation.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

ARTICLE XI.

GUARANTY

SECTION 11.1.Guaranty.  Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees: (a) the full and prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter until the Obligations are indefeasibly paid in full and all of Lender Parties’ Commitments to lend are terminated, of all of the indebtedness, liabilities and obligations of every kind and nature of Borrower to Lender Parties, however created, arising or evidenced whether direct or indirect, absolute or contingent, joint or several, now or hereafter existing, or due or to become due, and however owned, held or acquired by Lender Parties, whether through discount, overdraft, purchase, direct loan or as collateral or otherwise, including, without limitation, all Obligations and any interest that may accrue on any judgment against Guarantor in respect of any of the guaranteed obligations hereunder at the lesser of (i) the rate of interest after an Event of Default set forth in Section 4.2 of the Loan Agreement  and (ii) the maximum interest rate permitted by applicable law; (b) the prompt, full and complete performance of all of Borrower’s Obligations under each and every covenant contained in the Loan Documents; and (c) the full and prompt payment of any Enforcement Costs (as defined in Section 11.16 hereof).

SECTION 11.2.Taxes.  All Taxes in respect of this Guaranty or any amounts payable or paid under this Guaranty shall be paid by Guarantor when due and in any event prior to the date on which penalties attach thereto. Each Guarantor will indemnify the Lender Parties against and in respect of all such Taxes. Without limiting the generality of the foregoing, if any Taxes or amounts in respect thereof must be deducted or withheld from any amounts payable or paid by any Guarantor hereunder, such Guarantor shall pay such additional amounts as may be necessary to ensure that each Lender Parties receives a net amount equal to the full amount which it would have received had payment (including any additional amounts payable under this subsection 11.2) not been made subject to such Taxes. Within thirty (30) days of each payment by any Guarantor hereunder of Taxes or in respect of Taxes, such Guarantor shall deliver to Administrative Agent satisfactory evidence (including originals, or certified copies, of all relevant receipts) that such Taxes have been duly remitted to the appropriate authority or authorities

SECTION 11.3.Waivers.   Each Guarantor hereby absolutely, unconditionally and irrevocably waives (a) promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder, (b) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Obligations and any other notice with respect to the Obligations, (c) any requirement that Lender Parties protect, secure, perfect or insure any security interest or Lien or any property subject thereto or exhaust any right or take any action against any other Loan Party, or any Person or any Collateral, (d) any other action, event or precondition to the enforcement hereof or the performance by each such Guarantor of the Obligations, and (e) any defense arising by any lack of capacity or authority or any other defense of any Loan Party or any notice, demand or defense by reason of cessation from any cause of Obligations other than payment and performance in full of the Obligations by the Loan Parties and any defense that any other guarantee or security was or was to be obtained by Lender Parties.

SECTION 11.4.No Defense.  No invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any Loan Document or any other agreement or instrument relating thereto, or of all or any part of the Obligations or of any collateral security therefor shall affect, impair or be a defense hereunder.

SECTION 11.5.Guaranty of Payment.   The Guaranty hereunder is one of payment and performance, not collection, and the obligations of each Guarantor hereunder are independent of the Obligations of the other Loan Parties, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce the terms and conditions of this Section 11.5, irrespective of whether any action is brought against any other Loan Party or other Persons or whether any other Loan Party or other Persons are joined in any such action or actions. Each Guarantor waives any right to require that any resort be had by Lender Parties to any security held for payment of the Obligations or to any balance of any deposit account or credit on the books of Lender Parties in favor of any Loan Party or any other Person. No election to proceed in one form of action or proceedings, or against any Person, or on any Obligations, shall constitute a waiver of Lender Parties’ right to proceed in any other form of action or proceeding or against any other Person unless Administrative Agent has expressed any such waiver in writing. Without limiting the generality of the foregoing, no action or proceeding by Lender Parties against any Loan Party under any document evidencing or securing indebtedness of any Loan Party to Lender Parties shall diminish the liability of any Guarantor hereunder, except to the extent Lender Parties receives actual payment on account of Obligations by such action or proceeding, notwithstanding the effect of any such election, action or proceeding upon the right of subrogation of any Guarantor in respect of any Loan Party.

SECTION 11.6.Indemnity.   As an original and independent obligation under this Guaranty, each Guarantor shall (a) indemnify Lender Parties and keep Lender Parties indemnified against all costs, losses, expenses and liabilities of whatever kind resulting from the failure by any party to make due and punctual payment of any of the Obligations or resulting from any of the Obligations being or becoming void, voidable, unenforceable or ineffective against Borrower (including, but without limitation, all legal and other costs, charges and expenses incurred by Lender Parties, in connection with preserving or enforcing, or attempting to preserve or enforce, its rights under this Guaranty), except to the extent that any of the same results from the gross negligence or willful misconduct by Lender Parties; and (b) pay on demand the amount of such costs, losses, expenses and liabilities whether or not Lender Parties have attempted to enforce any rights against Borrower or any other Person or otherwise.

SECTION 11.7.Liabilities Absolute.   The liability of each Guarantor hereunder shall be absolute, unlimited and unconditional and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any other Obligation or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor shall not be discharged or impaired, released, limited or otherwise affected by:

(a)any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, release, renewal or alteration of, or any new agreements relating to any Obligation, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment, waiver or other modification of, or any consent to departure from, this Agreement or any Loan Document, including any increase in the Obligations resulting from the extension of additional credit to Borrower or otherwise;

(b)any sale, exchange, release, surrender, loss, abandonment, realization upon any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any of the Obligations, and/or any offset there against, or failure to perfect, or continue the perfection of, any Lien in any such property, or delay in the perfection of any such Lien, or any amendment or waiver of or consent to departure from any other guaranty for all or any of the Obligations;

(c)the failure of Administrative Agent to assert any claim or demand or to enforce any right or remedy against Borrower or any other Loan Party or any other Person under the provisions of this Agreement or any Loan Document or any other document or instrument executed and delivered in connection herewith or therewith;

(d)any settlement or compromise of any Obligation, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and any subordination of the payment of all or any part thereof to the payment of any obligation (whether due or not) of any Loan Party to creditors of any Loan Party other than any other Loan Party;

(e)any manner of application of Collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Obligations or any other assets of any Loan Party; and

(f)any other agreements or circumstance (including any statute of limitations) of any nature whatsoever that may or might in any manner or to any extent vary the risk of any Guarantor, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the Guaranty hereunder and/or the obligations of any Guarantor, or a defense to, or discharge of, any Loan Party or any other Person or party hereto or the Obligations or otherwise with respect to the Advances, Letters of Credit or other financial accommodations to Borrower pursuant to this Agreement and/or the Loan Documents.

SECTION 11.8.Waiver of Notice.   Administrative Agent shall have the right to take any action set forth in Sections 9.2 and 9.3 without notice to or the consent of any Guarantor and each Guarantor expressly waives any right to notice of, consent to, knowledge of and participation in any agreements relating to any of the above or any other present or future event relating to Obligations whether under this Agreement or otherwise or any right to challenge or question any of the above and waives any defenses of such Guarantor which might arise as a result of such actions.

SECTION 11.9.Lender Parties’ Discretion.  Lender Parties may, subject to the terms and conditions of this Agreement, at any time and from time to time (whether prior to or after the revocation or termination of this Agreement) without the consent of, or notice to, any Guarantor, and without incurring responsibility to any Guarantor or impairing or releasing the Obligations, apply any sums by whomsoever paid or howsoever realized to any Obligations regardless of what Obligations remain unpaid.

SECTION 11.10.Reinstatement.

(a)The Guaranty provisions herein contained shall continue to be effective or be reinstated, as the case may be, if claim is ever made upon Lender Parties for repayment or recovery of any amount or amounts received by such Person in payment or on account of any of the Obligations and such Person repays all or part of said amount for any reason whatsoever, including, without limitation, by reason of any judgment, decree or order of any court or administrative body having jurisdiction over such Person or the respective property of each, or any settlement or compromise of any claim effected by such Person with any such claimant (including any Loan Party); and in such event each Guarantor hereby agrees that any such judgment, decree, order, settlement or compromise or other circumstances shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Obligation, and each Guarantor shall be and remain liable to Lender Parties for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person(s).

(b)Lender Parties shall not be required to marshal any assets in favor of any Guarantor, or against or in payment of Obligations.

(c)No Guarantor shall be entitled to claim against any present or future security held by Administrative Agent, for the benefit of itself and the Lenders, from any Person for Obligations in priority to or equally with any claim of Administrative Agent, for the benefit of itself and the Lenders,, or assert any claim for any liability of any Loan Party to any Guarantor in priority to or equally with claims of Lender Parties for Obligations, and no Guarantor shall be entitled to compete with Administrative Agent, for the benefit of itself and the Lenders, with respect to, or to advance any equal or prior claim to any security held by Administrative Agent, for the benefit of itself and the Lenders, for Obligations.

(d)If any Loan Party makes any payment to Lender Parties, which payment is wholly or partly subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any Person under any federal or provincial statute or at common law or under equitable principles, then to the extent of such payment, the Obligation intended to be paid shall be revived and continued in full force and effect as if the payment had not been made, and the resulting revived Obligation shall continue to be guaranteed, uninterrupted, by each Guarantor hereunder.

(e)All present and future monies payable by any Loan Party to any Guarantor, whether arising out of a right of subrogation or otherwise, are assigned to Administrative Agent, for the benefit of itself and the Lenders, as security for such Guarantor’s liability to Lender Parties and, except (so long as no Default or Event of Default has occurred and is continuing) for monies payable by any Loan Party to any Guarantor in the ordinary course of business, each Guarantor waives any right to demand any and all present and future monies payable by any Loan Party to such Guarantor, whether arising out of a right of subrogation or otherwise. Except to the extent prohibited otherwise by this Agreement, all monies received by any Guarantor from any Loan Party shall be held by such Guarantor as agent and trustee for Lender Parties. This assignment and waiver shall only terminate when the Obligations are paid in full in cash and this Agreement is irrevocably terminated.

(f)Each Loan Party acknowledges this assignment and waiver and, except as otherwise set forth herein, agrees to make no payments, except (so long as no Default or Event of Default has occurred and is continuing) in the ordinary course of business consistent with past practices, to any Guarantor without the prior written consent of Administrative Agent. Each Loan Party agrees to give full effect to the provisions hereof.

SECTION 11.11.Action Upon Event of Default.   Upon the occurrence and during the continuance of any Event of Default, Administrative Agent may, without notice to or demand upon any Loan Party or any other Person, declare any obligations of such Guarantor hereunder immediately due and payable, and shall be entitled to enforce the obligations of each Guarantor. Upon such declaration by Administrative Agent, Administrative Agent is hereby authorized at any time and from time to time to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender Parties to or for the credit or the account of any Guarantor against any and all of the obligations of each Guarantor now or hereafter existing hereunder, whether or not Administrative Agent shall have made any demand hereunder against any other Loan Party and although such obligations may be contingent and unmatured. The rights of Administrative Agent hereunder are in addition to other rights and remedies (including other rights of set-off) which Lender Parties may have. Upon such declaration by Administrative Agent, with respect to any Claims (other than those claims referred to in the immediately preceding paragraph), Administrative Agent shall have the full right on the part of Administrative Agent in its own name or in the name of such Guarantor to collect and enforce such Claims by legal action, proof of debt in bankruptcy or other liquidation proceedings, vote in any proceeding for the arrangement of debts at any time proposed, or otherwise, Administrative Agent and each of its officers being hereby irrevocably constituted attorneys-in-fact for each Guarantor for the purpose of such enforcement and for the purpose of endorsing in the name of each Guarantor any instrument for the payment of money. Each Guarantor will receive as trustee for Administrative Agent, for the benefit of itself and the Lenders, and will pay to Administrative Agent, for the benefit of itself and the Lenders, forthwith upon receipt thereof any amounts which such Guarantor may receive from any Loan Party on account of the Claims. Each Guarantor agrees that at no time hereafter will any of the Claims be represented by any notes, other negotiable instruments or writings, except and in such event they shall either be made payable to Administrative Agent, for the benefit of itself and the Lenders,, or if payable to any Guarantor, shall forthwith be endorsed by such Guarantor to Administrative Agent, for the benefit of itself and the Lenders. Each Guarantor agrees that no payment on account of the Claims or any security interest therein shall be created, received, accepted or retained during the continuance of any Event of Default nor shall any financing statement be filed with respect thereto by any Guarantor.

SECTION 11.12.Statute of Limitations.  Any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by any Loan Party or others with respect to any of the Obligations shall, if the statute of limitations in favor of any Guarantor against Lender Parties shall have commenced to run, toll the running of such statute of limitations and, if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

SECTION 11.13.Interest.  All amounts due, owing and unpaid from time to time by any Guarantor hereunder shall bear interest at the interest rate per annum then chargeable with respect to LIBOR Rate Loans constituting Revolving Credit Loans (without duplication of interest on the underlying Obligation).

SECTION 11.14.Guarantor’s Investigation.  Each Guarantor acknowledges receipt of a copy of each of this Agreement and the other Loan Documents. Each Guarantor has made an independent investigation of the Loan Parties and of the financial condition of the Loan Parties. Lender Parties have not made and Lender Parties do not make any representations or warranties as to the income, expense, operation, finances or any other matter or thing affecting any Loan Party nor have Lender Parties made any representations or warranties as to the amount or nature of the Obligations of any Loan Party to which this Article XI applies as specifically herein set forth, nor have Lender Parties or any officer, agent or employee of Lender Parties or any representative thereof, made any other oral representations, agreements or commitments of any kind or nature, and each Guarantor hereby expressly acknowledges that no such representations or warranties have been made and such Guarantor expressly disclaims reliance on any such representations or warranties.

SECTION 11.15.Termination.  The provisions of this Article XI shall remain in effect until the indefeasible payment in full in cash of all Obligations and irrevocable termination of this Agreement. Payments received from Guarantors pursuant to this Article XI shall be applied in accordance with Sections 2.7 and 2.11.

SECTION 11.16.Enforcement Costs. If: (a) this Guaranty is placed in the hands of an attorney for collection or is collected through any legal proceeding; (b) an attorney is retained to represent Lender Parties in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Guaranty; (c) an attorney is retained to provide advice or other representation with respect to this Guaranty; or (d) an attorney is retained to represent Lender Parties in any proceedings whatsoever in connection with this Guaranty and Lender Parties prevail in any such proceedings, then Guarantor shall pay to Lender Parties upon demand all actual attorneys’ fees, costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”), in addition to all other amounts due hereunder.

ARTICLE XII.

ADMINISTRATIVE AGENT

SECTION 12.1.Appointment and Authority. Each Lender hereby irrevocably appoints White Oak to act on its behalf as Administrative Agent hereunder and under the other Loan Documents, in the capacity of collateral and administrative agent, and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article XII are solely for the benefit of Administrative Agent and the other Lender Parties, and none of the Borrower or any other Loan Party shall have any rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 12.2.Exculpatory Provisions.

(a)Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, Administrative Agent:

(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders; provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(iii)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

(b)Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Required Lenders (or as Administrative Agent shall believe in good faith shall be necessary) or (ii) in the absence of its own gross negligence or willful misconduct (as determined by a final non-appealable judgment of a court of competent jurisdiction).  Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to Administrative Agent by Administrative Borrower or a Lender.

(c)Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

(d)EACH OF THE LENDER PARTIES (NOT INCLUDING ADMINISTRATIVE AGENT) (COLLECTIVELY THE “LP INDEMNITORS”), ON A RATABLE BASIS, SHALL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, INDEMNIFY AND DEFEND THE ADMINISTRATIVE AGENT, ITS AFFILIATES AND EACH OF THEIR EQUITY INTEREST OWNERS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EMPLOYEES, AGENTS AND REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”), TO THE EXTENT NOT REIMBURSED BY OR ON BEHALF OF BORROWER AND WITHOUT LIMITING THE OBLIGATION OF BORROWER TO DO SO, FROM AND AGAINST ANY AND ALL INDEMNIFIED CLAIMS, INCLUDING THOSE INDEMNIFIED CLAIMS WHICH RELATE TO OR ARISE OUT OF ANY AGENT PARTY’S OWN NEGLIGENCE; provided, that no LP Indemnitor shall be liable for the payment to any Agent Party of any portion of such Indemnified Claims resulting solely from such Agent Party’s gross negligence or willful misconduct, nor shall any LP Indemnitor be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder.

SECTION 12.3.Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender (i) if such condition is satisfactory to Required Lenders, or (ii) unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 12.4.Non-Reliance on Administrative Agent and other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 12.5.Rights as a Lender.  The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 12.6.Sharing of Set-Offs and Other Payments.  Each Lender Party agrees that if it shall, whether through the exercise of rights under the Loan Documents or rights of banker’s lien, set off, or counterclaim against any Loan Party or otherwise, obtain payment of a portion of the aggregate Obligations owed to it, taking into account all distributions made by Administrative Agent under Section 2.11, causes such Lender Party to have received more than it would have received had such payment been received by Administrative Agent and distributed pursuant to Section 2.11, then (a) it shall be deemed to have simultaneously purchased and shall be obligated to purchase interests in the Obligations as necessary to cause all Lender Parties to share ratably in all payments as provided for in Section 2.11, and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that Administrative Agent and all Lender Parties share ratably in all payments of Obligations as provided in Section 2.11; provided, however, that nothing herein contained shall in any way affect the right of any Lender Party to obtain payment (whether by exercise of rights of banker’s lien, set-off or counterclaim or otherwise) of indebtedness other than the Obligations.  Each Loan Party expressly consents to the foregoing arrangements and agrees that any holder of any such interest or other participation in the Obligations, whether or not acquired pursuant to the foregoing arrangements, may to the fullest extent permitted by Applicable Law exercise any and all rights of banker’s lien, set-off, or counterclaim as fully as if such holder were a holder of the Obligations in the amount of such interest or other participation.  If all or any part of any funds transferred pursuant to this Section is thereafter recovered from the seller under this Section which received the same, the purchase provided for in this Section shall be deemed to have been rescinded to the extent of such recovery, together with interest, if any, if interest is required pursuant to the order of a tribunal order to be paid on account of the possession of such funds prior to such recovery.

SECTION 12.7.Investments.  Whenever Administrative Agent in good faith determines that it is uncertain about how to distribute to Lender Parties any funds which it has received, or whenever Administrative Agent in good faith determines that there is any dispute among Lender Parties about how such funds should be distributed, Administrative Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute.  If Administrative Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Administrative Agent is otherwise required to invest funds pending distribution to Lender Parties, Administrative Agent shall invest such funds pending distribution; all interest on any such investment shall be distributed upon the distribution of such investment and in the same proportion and to the same Persons as such investment.  All moneys received by Administrative Agent for distribution to Lender Parties (other than to the Person who is Administrative Agent in its separate capacity as a Lender Party) shall be held by Administrative Agent pending such distribution solely as Administrative Agent for such Lender Parties, and Administrative Agent shall have no equitable title to any portion thereof.

SECTION 12.8.Resignation of Administrative Agent.  Administrative Agent may at any time give notice of its resignation to the Lenders and Administrative Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or such earlier date as shall be agreed to by the Required Lenders (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders appoint a successor Administrative Agent; provided, that in no event shall any successor Administrative Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.  On and as of the Resignation Effective Date:  (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owing to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall be made by or to the newly appointed Administrative Agent (or, if no new Administrative Agent shall have been appointed, to each Lender Party directly until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph).  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent.  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 13.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 12.9.Delegation of Duties.  Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent.  Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

SECTION 12.10.Collateral Matters.

(a)The Lender Parties hereby irrevocably authorize and direct Administrative Agent, at its option and in its sole discretion, to (i) release any Lien on any Collateral (1) upon the termination of the Commitments and payment and satisfaction in full of all Obligations, (other than contingent indemnification Obligations and the expiration or termination of all Letters or Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent shall have been made)), (2) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Administrative Agent that the sale or disposition is permitted under this Agreement or the other Loan Documents (and Administrative Agent may rely conclusively on any such certificate, without further inquiry), (3) constituting property in which any Loan Party or its Subsidiaries owned no interest at the time the Administrative Agent’s Lien was granted nor at any time thereafter, or (4) constituting property leased to any Loan Party or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement or (ii) release any Guarantor from its obligations under a Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted herein.  Except as provided above, Administrative Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders.  Upon request by Administrative Agent or Borrower at any time, the Lenders will confirm in writing Administrative Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 12.10; provided, however, that (1) Administrative Agent shall not be required to execute any document necessary to evidence such release on terms that, in Administrative Agent’s opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b)Administrative Agent shall have no obligation whatsoever to any of the Lender Parties to assure that the Collateral exists or is owned by the Loan Parties or their Subsidiaries or is cared for, protected, or insured or has been encumbered, or that the Administrative Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Administrative Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion given Administrative Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Administrative Agent shall have no other duty or liability whatsoever to any other Lender Party as to any of the foregoing, except as otherwise provided herein.

SECTION 12.11.Agency for Perfection.  Administrative Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Administrative Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the UCC can be perfected by possession or control.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver possession or control of such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

SECTION 12.12.Concerning the Collateral and Related Loan Documents.  Each Lender Party authorizes and directs Administrative Agent to enter into this Agreement and the other Loan Documents.  Each Lender Party agrees that any action taken by Administrative Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Administrative Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

ARTICLE XIII.

GENERAL PROVISIONS

SECTION 13.1.Notices.  Any notice or request hereunder may be given to any Loan Party or any Lender Party at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section 13.1.  Any notice or request hereunder shall be given by (a) hand delivery, (b) overnight courier, (c) registered or certified mail, return receipt requested, or (d) telecopy or such other electronic transmission (i.e. portable document form and email) to the number set out below (or such other number or electronic address as may hereafter be specified in a notice designated as a notice of change of address) with electronic confirmation of its receipt.  Any notice or other communication required or permitted pursuant to this Agreement shall be deemed given (a) when personally delivered to any officer of the party to whom it is addressed, (b) on the earlier of actual receipt thereof or three (3) days following posting thereof by certified or registered mail, postage prepaid, (c) upon actual receipt thereof when sent by a recognized overnight delivery service or (d) upon actual receipt thereof when sent by telecopier or electronic address to the number set forth below with electronic confirmation of its receipt, in each case addressed to each party at its address set forth below or at such other address as has been furnished in writing by a party to the other by like notice:

(A)	If to Administrative Agent (including in its capacity as a Lender):

White Oak Commercial Finance, LLC
1155 Avenue of the Americas, 15th Floor
New York, NY 10036
Attention:Robert L. Dean
Telephone:(704) 248-5714
Email:RDean@whiteoakcf.com
with a copy to:	Mandelbaum Salsburg P.C.

3 Becker Farm Road
Roseland, New Jersey 07068
Attention:Richard I. Simon
Telephone: (973) 243-7910
Facsimile:(973) 736-4670
Email:rsimon@lawfirm.ms

(B)If to a Lender:

To the address set forth below such Lender’s name on signature pages hereto.

(C)	If to Administrative Borrower on behalf of all Borrowers:

BuzzFeed, Inc.
111 East 18th Street
New York, NY 10003
Attention:Chief Legal Officer and
Chief Financial Officer
Email: rhonda.powell@buzzfeed.com and
felicia.dellafortuna@buzzfeed.com

with a copy to:	Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention:Mark Stevens
Email:MStevens@fenwick.com

SECTION 13.2.Delays; Partial Exercise of Remedies.  No delay or omission of the Lender Parties to exercise any right or remedy hereunder shall impair any such right or operate as a waiver thereof.  No single or partial exercise by the Lender Parties of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

SECTION 13.3.Right of Setoff.  In addition to and not in limitation of all rights of offset that the Lender Parties may have under applicable law, and whether or not the Lender Parties have made any demand or the Obligations of any Loan Party have matured, the Lender Parties shall have the right to set off and apply any and all deposits (general or special, time or demand, provisional or final, or any other type) at any time held and any other Indebtedness at any time owing by the Lender Parties to or for the credit or the account of any Loan Party or any of its Affiliates against any and all of the Obligations.  In the event that the Lender Parties exercises any of their rights under this Section 13.3, the Lender Parties shall provide notice to the Administrative Borrower of such exercise, provided that the failure to give such notice shall not affect the validity of the exercise of such rights.

SECTION 13.4.Indemnification; Reimbursement of Expenses of Collection.

(a)Each Loan Party hereby agrees that, whether or not any of the transactions contemplated by this Agreement or the other Loan Documents are consummated, such Loan Party will indemnify, defend and hold harmless (on an after-tax basis) the Lender, each issuer of a Letter of Credit and their respective successors, assigns, directors, officers, agents, employees, advisors, shareholders, attorneys and Affiliates (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, deficiencies, obligations, fines, penalties, actions (whether threatened or existing), judgments, suits (whether threatened or existing) or expenses (including, without limitation, reasonable fees and disbursements of counsel, experts, consultants and other professionals) incurred by any of them (collectively, “Claims”) (except, in the case of each Indemnified Party, to the extent that any Claim is determined in a final and non-appealable judgment by a court of competent jurisdiction to have directly resulted from such Indemnified Party’s gross negligence or willful misconduct) arising out of or by reason of (i) any litigation, investigation, claim or proceeding related to (A) this Agreement, any other Loan Document or the transactions contemplated hereby or thereby, (B) any actual or proposed use by the Borrower of the proceeds of the Loans, (C) the issuance of any Letter of Credit or the acceptance or payment of any document or draft presented to any issuer thereof, (D) the Lender Parties’ entering into this Agreement, the other Loan Documents or any other agreements and documents relating hereto (other than consequential damages and loss of anticipated profits or earnings), including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding,  (ii) any remedial or other action taken or required to be taken by any Loan Party in connection with compliance by any Loan Party, or any of its properties, with any federal, state or local Environmental Laws and (iii) any pending, threatened or actual action, claim, proceeding or suit by any holder of an Equity Interest of any Loan Party or any actual or purported violation of any Loan Party’s Governing Documents or any other agreement or instrument to which such Loan Party is a party or by which any of its properties is bound.  In addition, each Loan Party shall, upon demand, pay to the Administrative Agent all costs and expenses incurred by the Administrative Agent (including the fees and disbursements of counsel and other professionals) in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents, and pay to the Lender Parties all costs and expenses (including the fees and disbursements of counsel and other professionals) paid or incurred by the Lender Parties in (A) enforcing or defending their rights under or in respect of this Agreement, the other Loan Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, (B) collecting the Obligations or otherwise administering this Agreement and (C) foreclosing or otherwise realizing upon the Collateral or any part thereof.  If and to the extent that the obligations of the Loan Parties hereunder are unenforceable for any reason, each Loan Party hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations that is permissible under applicable law.

(b)Each Loan Party’s obligations under Sections 4.8 and 4.9 and this Section 13.4 shall survive any termination of this Agreement and the other Loan Documents, the termination, expiration or Collateralization of all Letters of Credit and the payment in full of the Obligations, and are in addition to, and not in substitution of, any of the other Obligations.

SECTION 13.5.Amendments and Waivers.  Any provision of this Agreement or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and signed as provided below in this Section, and then any such amendment or waiver shall be effective only to the extent set forth therein. No waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (i) if such party is a Loan Party, by such Loan Party, (ii) if such party is Administrative Agent, by Administrative Agent and, (iii) if such party is a Lender, by such Lender or by Administrative Agent on behalf of Lenders with the written consent of Required Lenders.  Notwithstanding anything to the contrary herein, Administrative Agent shall not, without the prior consent of each individual Lender, execute and deliver on behalf of such Lender any waiver or amendment which would:  (1) increase the maximum amount which such Lender is committed hereunder to lend, (2) reduce any principal, interest or fees payable to such Lender hereunder, (3) extend the Maturity Date or postpone any date fixed for any payment of any such fees, principal or interest, (4) amend the definition herein of “Required Lenders” or otherwise change the aggregate amount of Percentage Shares which is required for Administrative Agent, Lenders or any of them to take any particular action under the Loan Documents, (5) release Borrower from its obligation to pay such Lender’s Obligations, (6) release all or substantially all of the Collateral, except for such releases relating to sales or dispositions of property permitted by the Loan Documents, or (7) amend this Section 13.5.

SECTION 13.6.Counterparts; Electronic or Telecopied Signatures.  This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  This Agreement and each of the other Loan Documents may be executed and delivered by telecopier or other facsimile transmission or in “pdf” format all with the same force and effect as if the same was a fully executed and delivered original manual counterpart.

SECTION 13.7.Severability.  In case any provision in or obligation under this Agreement or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 13.8.Maximum Rate.  Notwithstanding anything to the contrary contained elsewhere in this Agreement or in any other Loan Document, the parties hereto hereby agree that all agreements between them under this Agreement and the other Loan Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Lender Parties for the use, forbearance, or detention of the money loaned to the Borrower and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations, under the laws of the State of New York (or the laws of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Agreement and the other Loan Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum non-usurious interest rate than under the laws of the State of New York (or such other jurisdiction), in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Agreement and the other Loan Documents executed in connection herewith, and any available exemptions, exceptions and exclusions (the “Highest Lawful Rate”).  If due to any circumstance whatsoever, fulfillment of any provision of this Agreement or any of the other Loan Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance the Lender Parties should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to the Borrower.  All sums paid or agreed to be paid to the Lender Parties for the use, forbearance, or detention of the Obligations and other Indebtedness of the Loan Parties to the Lender Parties shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Indebtedness, until payment in full thereof, so that the actual rate of interest on account of all such Indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such Indebtedness.  The terms and provisions of this Section shall control every other provision of this Agreement, the other Loan Documents and all other agreements between the parties hereto.

SECTION 13.9.Entire Agreement; Successors and Assigns; Interpretation.  This Agreement and the other Loan Documents constitute the entire agreement between the parties, supersede any prior written and verbal agreements between them with respect to the subject matter hereof and thereof, and shall bind and benefit the parties and their respective successors and permitted assigns.  This Agreement shall be deemed to have been jointly drafted, and no provision of it shall be interpreted or construed for or against a party because such party purportedly prepared or requested such provision, any other provision, or this Agreement as a whole.

SECTION 13.10.LIMITATION OF LIABILITY.  THE LENDER PARTIES SHALL HAVE NO LIABILITY TO ANY LOAN PARTY (WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE) FOR LOSSES SUFFERED BY ANY LOAN PARTY IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THE TRANSACTIONS OR RELATIONSHIPS CONTEMPLATED BY THIS AGREEMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, UNLESS IT IS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OR COURT ORDER BINDING ON THE LENDER PARTIES THAT THE LOSSES WERE THE RESULT OF ACTS OR OMISSIONS CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LENDER PARTIES.  EACH LOAN PARTY HEREBY WAIVES ALL FUTURE CLAIMS AGAINST THE LENDER PARTIES FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

SECTION 13.11.GOVERNING LAW.  THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND

ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND DECISIONS OF THE STATE OF NEW YORK.

SECTION 13.12.SUBMISSION TO JURISDICTION.  ALL DISPUTES BETWEEN ANY LOAN PARTY AND THE LENDER PARTIES BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (A) THIS AGREEMENT; (B) ANY OTHER LOAN DOCUMENT OR OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN ANY LOAN PARTY AND THE LENDER PARTIES; OR (C) ANY CONDUCT, ACT OR OMISSION OF ANY LOAN PARTY, THE LENDER PARTIES OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE AND FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK AND THE COURTS TO WHICH AN APPEAL THEREFROM MAY BE TAKEN; PROVIDED, HOWEVER, THAT THE LENDER PARTIES SHALL HAVE THE RIGHT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TO PROCEED AGAINST ANY LOAN PARTY OR ITS PROPERTY IN (A) ANY COURTS OF COMPETENT JURISDICTION AND VENUE AND (B) ANY LOCATION SELECTED BY THE LENDER PARTIES TO ENABLE THE LENDER PARTIES TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE LENDER.  PARTIES EACH LOAN PARTY AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS, SETOFFS OR CROSS-CLAIMS IN ANY PROCEEDING BROUGHT BY THE LENDER PARTIES.  EACH LOAN PARTY WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE LENDER PARTIES HAVE COMMENCED A PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON FORUM NON CONVENIENS.

SECTION 13.13.SERVICE OF PROCESS.  EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.1. THE BORROWER AGREES THAT IF SERVICE OF PROCESS IS MADE IN ACCORD WITH THIS PROVISION, THE LOAN PARTIES EACH WAIVE ANY AND ALL DEFENSES AND/OR CLAIMS RELATED TO SERVICE OF PROCESS AND WILL NOT ASSERT ANY DEFENSES AND/OR CLAIMS RELATED TO SERVICE OF PROCESS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE LENDER PARTIES TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 13.14.JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (A) THIS AGREEMENT; (B) ANY OTHER LOAN DOCUMENT OR OTHER PRESENT OR FUTURE INSTRUMENT OR

AGREEMENT BETWEEN ANY LOAN PARTY AND THE LENDER PARTIES; OR (C) ANY CONDUCT, ACT OR OMISSION OF ANY LOAN PARTY, THE LENDER PARTIES OR ANY OF THEIR DIRECTORS, OFFICERS, MEMBERS, MANAGERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE.

SECTION 13.15.Publicity.  The Administrative Agent may (a) with the Administrative Borrower’s review of any draft materials and prior written consent, publish in any trade or other publication or otherwise publicize to any third party (including its Affiliates) a tombstone, article, press release or similar material relating to the financing transactions contemplated by this Agreement and (b) provide to industry trade organizations related information necessary and customary for inclusion in league table measurements.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its proper and duly authorized officer as of the date first set forth above.

BORROWERS:

BUZZFEED, INC.

By:	/s/ Felicia DellaFortuna
Name:	Felicia DellaFortuna
Title:	Chief Financial Officer

BUZZFEED FC, INC.

By:	/s/ Felicia DellaFortuna
Name:	Felicia DellaFortuna
Title:	Treasurer

BF ACQUISITION HOLDING CORP.

By:	/s/ Felicia DellaFortuna
Name:	Felicia DellaFortuna
Title:	Treasurer

BUZZFEED MOTION PICTURES, INC.

By:	/s/ Felicia DellaFortuna
Name:	Felicia DellaFortuna
Title:	Treasurer

ET ACQUISITION SUB, INC.

By:	/s/ Felicia DellaFortuna
Name:	Felicia DellaFortuna
Title:	Treasurer

ET HOLDINGS ACQUISITION CORP.

By:	/s/ Felicia DellaFortuna
Name:	Felicia DellaFortuna
Title:	Treasurer

Signature Page to Loan and Security Agreement

LEXLAND STUDIOS, INC.

By:	/s/ Felicia DellaFortuna
Name:	Felicia DellaFortuna
Title:	Treasurer

PRODUCT LABS, INC.

By:	/s/ Felicia DellaFortuna
Name:	Felicia DellaFortuna
Title:	Treasurer

Signature Page to Loan and Security Agreement

ADMINISTRATIVE AGENT, SWING LENDER and as a LENDER:

WHITE OAK COMMERCIAL FINANCE, LLC

By:	/s/ Kevin C. Maitland
Name:	Kevin C. Maitland
Title:	Senior Vice President

Signature Page to Loan and Security Agreement

SCHEDULE TO LOAN AND SECURITY AGREEMENT

BETWEEN BUZZFEED, INC. AND

WHITE OAK COMMERCIAL FINANCE, LLC, AS ADMINISTRATIVE AGENT AND

SWING LENDER AND THE LENDERS THAT ARE PARTIES THERETO

SECTION 1.FINANCIAL COMMITMENTS
1.1. Maximum Amount:	$50,000,000
1.2. Borrowing Base:

At any time, an amount equal to the sum at such time of:

(a)95% of the outstanding Eligible Investment Grade Receivables; provided that such percentage shall be reduced by 1.0% for each percentage point (or portion thereof) that the Dilution Percentage exceeds 1%; plus

(b)90% of the outstanding Eligible Non-Investment Grade Receivables; provided that such percentage shall be reduced by 1.0% for each percentage point (or portion thereof) that the Dilution Percentage exceeds 3%; minus

(c)the amount of the Availability Reserve in effect at such time.

1.3. Letter of Credit Sub-Line:	$15,500,000
SECTION 2.INTEREST, FEES AND EXPENSES
2.1. Interest Rate:
(a) Revolving Credit Loans:	The LIBOR Rate plus the Applicable Margin.
2.2. [Reserved]
2.3. Unused Line Fee:	0.375% per annum
2.4. Settlement Date:	The Business Day following receipt by Administrative Agent of cleared funds.
2.5. [Reserved]

Schedule - 1

2.6. Letter of Credit Guaranty Fee:
(a) Standby Letters of Credit:

(i) 1.50% of the face amount upon issuance (but in no event less than $250.00), and (ii) on the first day of each month, a per annum amount equal to the Interest Rate charged on Revolving Credit Loans, on the daily average undrawn amount of all Standby Letters of Credit during the immediately preceding month (but in no event less than $250.00).

2.7. Early Termination Fee:

(a)3.00% of the Maximum Amount if this Agreement terminates on or before the first anniversary of the Closing Date, (b) 2.00% of the Maximum Amount if the Agreement terminates after the first anniversary of the Closing Date, but on or before the second anniversary of the Closing Date, and (c) 1.00% of the Maximum Amount if the Agreement terminates after the second anniversary of the Closing Date.

SECTION 3.COLLATERAL
3.1. Real Estate Collateral:	N/A
SECTION 4.REPRESENTATIONS, WARRANTIES AND COVENANTS
4.1. Financial Reporting:

(a)Annual Financial Statements.  As soon as available, but not later than two hundred forty (240) days after the end of each fiscal year, beginning with the fiscal year ended December 31, 2020, (A) the Borrower’s annual audited consolidated and consolidating Financial Statements for or as of such fiscal year; (B) a comparison in reasonable detail to the prior year’s audited Financial Statements; and (C) a narrative discussion of each Loan Party’s financial condition and results of operations and the liquidity and capital resources for such fiscal year, prepared by the Administrative Borrower’s chief financial officer.

(b)Monthly Financial Statements.  As soon as available, but not later than thirty (30) days after the end of each month, commencing with the month in which the Closing Date occurs, (A) the Borrower’s interim consolidated and consolidating Financial Statements as at the end of such month and for the fiscal year to date and (B) a certification by the Administrative Borrower’s chief financial officer that such Financial Statements have been prepared in accordance with GAAP and are

Schedule - 2

fairly stated in all material respects (subject to year-end audit adjustments and the absence of footnotes).

(c)Holders of Equity Interests and SEC Reports.  As soon as available, but not later than five (5) Business Days after the same are sent or filed, as the case may be, copies of all financial statements and reports that any Loan Party sends generally its holders of Equity Interests or files with the Securities and Exchange Commission or any other Governmental Authority.

(d)Projections.  Not later than thirty (30) days before the end of each fiscal year of the Borrower, the Business Plan of the Borrower certified by the Administrative Borrower’s chief financial officer for the one-year period commencing with the following fiscal year.

(e)Compliance Certificate.  As soon as available, but not later than thirty (30) days after the end of each month, a compliance certificate, substantially in the form of Exhibit S-4.1(e) (a “Compliance Certificate”), signed by the Administrative Borrower’s chief financial officer, with an attached schedule of computations demonstrating compliance with the Financial Covenants as of the end of such month.

(f)Borrowing Base Certificate.  Together with each Notice of Borrowing (but in no event less often than monthly), Administrative Borrower shall deliver to Administrative Agent a fully completed and executed borrowing base certificate as of the last Business Day of the previous borrowing base certificate; detailing the Eligible Receivables (or as of a more recent date as the Administrative Agent may from time to time request), which shall be prepared under the supervision of the chief financial officer of the Administrative Borrower and certified by such officer (a “Borrowing Base Certificate”), provided, that, in the event the sum of Unrestricted Cash, Undrawn Availability and Suppressed Availability is Thirty Million Dollars ($30,000,000) or lower and Undrawn Availability is less than fifteen percent (15%) of the Borrowing Base for more than five (5) consecutive Business Days, in addition to Borrowing Base Certificates delivered with each Notice of Borrowing, Administrative Borrower shall provide Administrative Agent with an updated

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Borrowing Base Certificate on a weekly basis (or a more current basis upon Administrative Agent’s request therefor), until such time as either (x) the sum of Borrower’s Unrestricted Cash, Undrawn Availability and Suppressed Availability has exceeded $30,000,000 or (y)  Undrawn Availability has exceeded 15% of the Borrowing Base, in each case, for thirty (30) consecutive days.

(g)Agings.  So long as the sum of Unrestricted Cash, Undrawn Availability and Suppressed Availability is greater than Thirty Million Dollars ($30,000,000) or Undrawn Availability is greater than or equal to fifteen percent (15%) of the Borrowing Base, (i) monthly, not later than the twentieth (20th) day of each month, agings of the Borrower’s Receivables and accounts payable, reconciled to Borrower’s balance sheet, in scope and detail satisfactory to the Administrative Agent, as of the last day of the preceding month and (ii) together with each Notice of Borrowing, updated agings as of the last day of the week preceding such Notice of Borrowing. In the event the sum of Unrestricted Cash, Undrawn Availability and Suppressed Availability is Thirty Million Dollars ($30,000,000) or lower and Undrawn Availability is less than fifteen percent (15%) of the Borrowing Base for more than five (5) consecutive Business Days, such reports shall be made weekly, not later than Friday of each calendar week for the prior calendar week, until such time as either (x) the sum of Borrower’s Unrestricted Cash, Undrawn Availability and Suppressed Availability has exceeded $30,000,000 or (y) Undrawn Availability has exceeded 15% of the Borrowing Base, in each case, for thirty (30) consecutive days.

4.2. Financial Covenants:

(a)The Borrower shall maintain Unrestricted Cash of not less than Twenty Five Million Dollars ($25,000,000) at all times.

The Administrative Agent and the Borrower acknowledge that the foregoing financial covenant was established by the Administrative Agent and the Borrower on the basis of the Business Plan delivered to the Administrative Agent on the Closing Date, after leaving a margin in favor of the Borrower which the Administrative Agent and the

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Borrower have agreed is fair.  Accordingly, the Administrative Agent and the Borrower have agreed that any failure by the Borrower to comply with the terms of such Financial Covenant shall be deemed material for purposes of this Agreement.

SECTION 5.TERM
Maturity Date:	December 30, 2023

SECTION 6.LENDERS’ COMMITMENTS

LENDER	REVOLVING LOAN COMMITMENT AMOUNT	PERCENTAGE SHARE
White Oak Commercial Finance, LLC	$50,000,000	100%

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